UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.       )
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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
MAXXAM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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MAXXAM INC.
1330 Post Oak Boulevard, Suite 2000
Houston, Texas 77056-3058
(713) 975-7600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER [     ], 2009

Notice is hereby given that a Special Meeting of Stockholders (the “Meeting”) of MAXXAM Inc. (“MAXXAM” or the “Company”) will be held at Four Oaks Place, [Second Floor, Big Bend Conference Room,] located at 1330 Post Oak Boulevard, Houston, Texas on October [     ], 2009 at [   ] local time. A Proxy Statement and a proxy card for the Meeting are enclosed. The purposes of the Meeting are:
•	To approve, subject to final action by the Company’s Board of Directors (the “Board of Directors”), an amendment to MAXXAM’s Restated Certificate of Incorporation effecting a 1-for-250 reverse stock split of the Company’s common and preferred stock (the “Reverse Stock Split”). The Reverse Stock Split would result in (i) holdings prior to such split of fewer than 250 shares of common stock or preferred stock being converted into a fractional share for which the holder would be entitled to receive the cash consideration described in the attached Proxy Statement (the “Proxy Statement”), (ii) each stockholder holding 250 or more shares of common or preferred stock being entitled to receive one share for each 250 shares of common or preferred stock held and cash for any fractional shares, as described in the Proxy Statement, and (iii) the Company having fewer than 300 holders of record of our common stock, allowing us to deregister the common stock under the Securities Exchange Act of 1934, and avoid the costs associated with being a public reporting company; and
•	To consider such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board of Directors is not aware of any other business to come before the Meeting. The Board has carefully considered the terms of the proposed Reverse Stock Split, has determined that the Reverse Stock Split is fair to, and in the best interests of, MAXXAM and its stockholders, and unanimously recommends that you vote “FOR” the Reverse Stock Split.
The Board of Directors has designated September 8, 2009 as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Please complete and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting.
The Company encourages you to attend the Meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope. The prompt return of your proxy card will assure that you are represented at the Meeting.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Bernard L. Birkel, Secretary [ ], 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER [     ], 2009:
The Proxy Statement and certain other materials for the Special Meeting of Stockholders are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10654

[PRELIMINARY COPY]
MAXXAM INC.
1330 Post Oak Boulevard, Suite 2000
Houston, Texas 77056-3058
(713) 975-7600
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER [     ], 2009
This Proxy Statement is furnished in connection with the solicitation, on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of MAXXAM Inc. (“MAXXAM,” the “Company,” “we” or “us”), of proxies to be used at the Special Meeting of Stockholders of the Company (the “Meeting”) to be held at Four Oaks Place, [Second Floor, Big Bend Conference Room,] located at 1330 Post Oak Boulevard, Houston, Texas on October [     ], 2009 at [    ] local time, and all adjournments and postponements of the Meeting. The Company’s principal executive offices are located at 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, and its telephone number at that location is (713) 975-7600.
At the Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to amend the Company’s Restated Certificate of Incorporation, which we refer to as our Certificate, to effect a 1-for-250 reverse stock split (the “Reverse Stock Split”) of MAXXAM’s common stock and MAXXAM’s preferred stock, which we sometimes refer to herein collectively as “MAXXAM shares,” “shares,” or “capital stock”. If the Reverse Stock Split is completed:
•	Each stockholder owning fewer than 250 shares of common stock immediately before the Reverse Stock Split will receive $10.77 in cash, without interest, in exchange for each share of common stock owned immediately prior to the Reverse Stock Split and will no longer own any common stock;

•	Each stockholder owning fewer than 250 shares of preferred stock immediately before the Reverse Stock Split will receive $11.52 in cash, without interest, in exchange for each share of preferred stock owned immediately prior to the Reverse Stock Split and will no longer own any preferred stock; and

•	Each stockholder owning 250 or more shares of common stock or preferred stock immediately before the Reverse Stock Split will receive (i) one share for each 250 shares of common stock or preferred stock held before the Reverse Stock Split; (ii) $10.77 in cash, without interest, for each share of common stock in excess of 250 or any multiple of 250; and (iii) $11.52 in cash, without interest, for each share of preferred stock in excess of 250 or any multiple of 250.
The Reverse Stock Split will reduce the number of record holders of the Company’s capital stock by more than 90%, but will only have a minor effect on the relative voting power of the remaining stockholders. We estimate that approximately 3.3% of our outstanding common stock and approximately 0.3% of our outstanding preferred stock will be cashed out in connection with the Reverse Stock Split.
The proposed amendment to MAXXAM’s Certificate to accomplish the Reverse Stock Split is attached as Exhibit B to this Proxy Statement.
The accompanying Notice of Special Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about [            ], 2009.
The Reverse Stock Split requires the approval of the holders of a majority of the voting power of our issued and outstanding capital stock as of September 8, 2009 (the “Record Date”), voting together as a class. As of the Record Date, there were 4,559,637 shares of our common stock issued and outstanding and 668,119 shares of our Class A $0.05 Non-Cumulative Participating Convertible Preferred Stock (“Class A Preferred Stock”) issued and out-standing. No shares of our Class B Junior Participating Preferred Stock (“Class B Preferred Stock”) have ever been issued.

Our controlling stockholder group is composed of Charles E. Hurwitz, entities that he controls, and his son, Shawn M. Hurwitz. As of the Record Date, the controlling stockholder group owned approximately 64.4% of the outstanding common stock and approximately 99.2% of the outstanding preferred stock, in the aggregate accounting for approximately 85.1% of the aggregate voting power of our outstanding shares. The controlling stockholder group has advised the Board of Directors that they will cause all shares of common stock and preferred stock entitled to be voted by them to be voted in favor of the Reverse Stock Split. Accordingly, no additional votes will be required in order to approve the Reverse Stock Split.
The date, time and place of the Meeting at which the stockholders of MAXXAM will be asked to vote upon the Reverse Stock Split are as follows:
October [     ], 2009
[            ]
Four Oaks Place, [Second Floor
Big Bend Conference Room]
1330 Post Oak Boulevard
Houston, Texas
WE URGE YOU TO READ THIS PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY, INCLUDING THE ATTACHED EXHIBITS. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAXXAM.

(ii)

(iii)

IMPORTANT NOTICE
THE COMPANY’S COMMON STOCK AND PREFERRED STOCK ARE NOT DEPOSIT OR BANK ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. We have not authorized any person or entity to give any MAXXAM stockholder information or to make any representations with respect to the transaction contemplated in this Proxy Statement. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY MAXXAM. The information contained in this Proxy Statement is correct as of the date of this Proxy Statement and not as of any later date, regardless of when it is received or when the Reverse Stock Split occurs. To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable Securities and Exchange Commission (“SEC”) rules and regulations. YOU ARE ENCOURAGED TO CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.
SUMMARY TERM SHEET
This summary term sheet briefly describes the most material terms of the Reverse Stock Split. This summary cross-references, and is qualified by, more detailed information elsewhere in this Proxy Statement.
The Reverse Stock Split
The purpose of the Meeting is to vote on a proposed Reverse Stock Split. In the Reverse Stock Split:
•	Stockholders who own of record fewer than 250 shares of common stock or preferred stock:
o	will cease to stockholders; and

o	will be entitled to receive cash (without interest) in the amount of $10.77 for each share of common stock, and $11.52 for each share of preferred stock, they own.
•	Stockholders who own of record 250 or more shares of common stock or preferred stock:
o	will remain stockholders;

o	will continue to own one whole share of common stock or preferred stock for each 250 shares they previously owned; and

o	will be entitled to receive cash (without interest) in the amount of $10.77 for each share of common stock, and $11.52 for each share of preferred stock, they previously owned in excess of 250 or any multiple thereof.
We intend to treat stockholders holding shares through a nominee such as a bank or broker, i.e., in “street name,” in the same manner as record holders. See “Special Factors–Effects of the Reverse Stock Split” for further information.
Purpose of the Reverse Stock Split and Effects on the Company
The purpose of the Reverse Stock Split is to eliminate over $1.5 million per year of cash expenses, and the diversion of management attention, which we currently incur on a recurring basis in complying with SEC reporting and related requirements. Our Board of Directors has determined to eliminate these ongoing expenses at this time, as part of the Company’s overall cost reduction efforts, in order to respond to:
•	adverse developments and ongoing depressed conditions in the Company’s lines of business;

•	continuing negative operating cash flows; and

•	declining cash balances and liquidity.
The Reverse Split is structured and designed to allow the Company to accomplish this expense reduction objective. Following the Reverse Stock Split:
•	we expect to have fewer than 300 holders of record of our common stock; and
•	we will then be eligible, and intend, to terminate our SEC-registered status and our NYSE Amex common stock listing.

See “Special Factors–Purpose of the Reverse Stock Split, –Description of the Reverse Stock Split, and –Effects of the Reverse Stock Split” for further information.
Effects of the Reverse Stock Split on our Stockholders
We expect the Reverse Stock Split to affect the holdings of our outstanding stock approximately as follows:
•	3.0% of our total outstanding shares will be cashed out, consisting of
o	3.3% of our outstanding common stock; and

o	0.3% of our outstanding preferred stock;
•	of the common stock that will remain outstanding
o	66.7% will be held by our controlling stockholder group, officers and directors; and

o	33.3% will be held by unaffiliated stockholders;
•	of the preferred stock that will remain outstanding
o	99.4% will be held by our controlling stockholder group, officers and directors; and

o	0.6% will be held by unaffiliated stockholders
•	86.4% of the aggregate voting power of our outstanding voting stock will be held by our controlling stockholder group, compared to 85.1% before the Reverse Stock Split.
Stockholders who are cashed out in the Reverse Stock Split;
•	will cease to have any interest in the Company;

•	will not participate in the cost savings intended to be realized through the Reverse Stock Split; and

•	will not participate in any potential future appreciation in the value of the Company.
For stockholders who continue to hold shares after the Reverse Stock Split:
•	the Company will no longer be required to comply with SEC periodic reporting and other requirements as a result of the termination of its SEC-registered status;

•	the Company’s common stock will no longer be traded on the NYSE Amex, which could adversely affect the market price and liquidity of the common stock; and

•	directors, executive officers and stockholders who own more than 10% of the Company’s outstanding common stock, including members of our controlling stockholder group:
o	will be relieved of SEC reporting and certification requirements;

o	will no longer be subject to the “short-swing profit” trading provisions under Section 16 of the Securities Exchange Act of 1934; and

o	will no longer have information concerning their individual compensation and stock ownership made publicly available under SEC proxy disclosure requirements.
See “Special Factors–Effects of the Reverse Stock Split” for additional information concerning the effects of the Reverse Stock Split.
Fairness of the Reverse Stock Split
The Board of Directors has determined that the Reverse Stock Split, including the 1-for-250 reverse split ratio and the cash out prices to be paid for cashed out shares of common stock and preferred stock:
•	is fair to stockholders who will be cashed out; and

•	is fair to unaffiliated stockholders who will continue to be stockholders after the Reverse Stock Split.

Each member of the Board of Directors, and each member of our controlling stockholder group, has individually made each of these determinations as to fairness. See “Special Factors–Fairness of the Reverse Stock Split” for additional information concerning the fairness of the Reverse Stock Split.
The Board of Directors retained an independent financial advisor, WoodRock & Co. (“WoodRock”):
•	to determine ranges of fairness for the cash out prices to be paid for common stock and preferred stock; and

•	to provide an opinion as to the fairness, to both the cashed out holders and the continuing holders, from a financial point of view, of the consideration to be paid in the Reverse Stock Split.
See “Special Factors–Fairness of the Reverse Stock Split,” and “Reverse Stock Split Proposal–Background of the Reverse Stock Split” for further information. See also “Special Factors–Opinion of WoodRock & Co.” for further information regarding WoodRock’s opinion, which is also attached to this Proxy Statement as Exhibit A.
Stockholder Approval of the Reverse Stock Split
The affirmative vote of the holders of a majority of the voting power of our issued and outstanding capital stock, voting together as a class, is necessary to approve the Reverse Stock Split.
•	Holders of common stock are entitled to one vote for each share of common stock they hold.

•	Holders of preferred stock are entitled to ten votes for each share of preferred stock they hold.

•	Mr. C. Hurwitz, our Chairman of the Board and Chief Executive Officer, and the other members of our controlling stockholder group together own approximately 85.1% of the aggregate voting power of our outstanding capital stock, and they will vote those shares in favor of the Reverse Stock Split.

•	Accordingly, no additional votes will be required to approve the Reverse Stock Split.
See “Meeting and Voting Information–Quorum and Required Vote” for further information.
Effective Date of the Reverse Stock Split
We expect to file an amendment to our Delaware Certificate and make the Reverse Stock Split effective promptly after stockholder approval is obtained at the Meeting. However, the Board of Directors will have the discretion:
•	to determine if and when to effect the Reverse Stock Split; and

•	to abandon the transaction at any time, whether before the Meeting or after stockholder approval, if for any reason the Board of Directors determines that, in the best interest of the Company or its stockholders, it is no longer advisable to proceed with the Reverse Stock Split.
See “Special Factors–Description of the Reverse Stock Split” and “Reverse Stock Split Proposal–Summary and Structure and –Termination of Reverse Stock Split” for additional information.
Material United States Federal Income Tax Consequences
In general:
•	The Company will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Reverse Stock Split.

•	Stockholders who receive no cash as a result of the Reverse Stock Split should not recognize any gain or loss for federal income tax purposes.

•	Stockholders who receive cash as a result of the Reverse Stock Split will recognize either a gain or loss for federal income tax purposes, depending on their adjusted tax basis in the shares that they own.
See “Special Factors–Material United States Federal Income Tax Consequences to Stockholders” for further information.

Controlling Stockholder Group
Our controlling stockholder group is composed of Charles E. Hurwitz, entities that he controls, and his son, Shawn M. Hurwitz. These entities controlled by Charles E. Hurwitz, whom we sometimes refer to as C. Hurwitz, are Gilda Investments, LLC, Giddeon Holdings, Inc., the Hurwitz Investment Partnership L.P. and the Hurwitz Family Foundation. Throughout this Proxy Statement, when we refer to an action, statement, determination or knowledge of any of these entities in our controlling stockholder group, we refer to an action, statement, determination or knowledge of Mr. C. Hurwitz. The ownership of Mr. C. Hurwitz includes shares owned by his spouse. Shawn M. Hurwitz, whom we sometimes refer to as S. Hurwitz, owns no shares of Company stock, but holds options to purchase shares of common stock. See “Reverse Stock Split Proposal–Description and Interest of Certain Persons in Matters to be Acted Upon” and “Reverse Stock Split–Principal Holders and Management Ownership” for additional information about our controlling stockholder group.
“Going Private” Transaction; Schedule 13E-3 Filing
The Reverse Stock Split is considered a “going private” transaction as defined by Rule 13e-3 under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, because it is intended to terminate the registration of our common stock under Section 12(g) of that statute and suspend our duty to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC. Consequently, we and the members of our controlling stockholder group have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC’s website at www.sec.gov or from the Company.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE REVERSE STOCK SPLIT
The following questions and answers are intended to briefly address potential questions you may have regarding the Meeting and the Reverse Stock Split that are not answered by the information contained in the Summary Term Sheet. These questions and answers may not address all of the questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the Exhibits attached to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.
Q:	What is the date, time and place of the Meeting?

A:	The Meeting will be held on October [ ], 2009 at [ ] local time at Four Oaks Place, [Second Floor, Big Bend Conference Room,] located at 1330 Post Oak Boulevard, Houston, Texas.

Q:	Who is entitled to vote at the Meeting?

A:	Holders of record of MAXXAM shares as of the Record Date of September 8, 2009 are entitled to vote at the Meeting. Each holder of common stock is entitled to one vote for each share of common stock owned as of the Record Date. Each holder of preferred stock is entitled to ten votes for each share of preferred stock owned as of the Record Date.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:	Our Board of Directors has determined that the Reverse Stock Split is advisable and in the best interests of the Company and both the continuing holders and the cashed out holders. Our Board of Directors has approved the Reverse Stock Split and unanimously recommends that you vote “FOR” the amendment to our Certificate so the Reverse Stock Split may be effected.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Company before your original proxy is used, or (ii) voting at the Meeting in person, either directly or by means of a duly appointed proxy, or giving notice of revocation at the Meeting before your proxy is used.

Q:	What happens if I abstain, do not instruct my broker, or do not return my proxy card?

A:	Unless you vote in person, any abstention or failure to instruct your broker or to return your proxy card will have the same effect as voting against the Reverse Stock Split.

Q:	Why is the Board proposing the Reverse Stock Split now?

A:	The Company faces rapidly declining cash balances, limited opportunities to generate operating revenues, and resulting uncertainties as to its future liquidity. The Company is seeking to reduce our ongoing expenses as part of our overall efforts to preserve liquidity. The Board of Directors has determined that it is important for the Company to implement the Reverse Stock Split at this time, allowing us to reduce our ongoing operating costs by more than $1.5 million per year through SEC deregistration.

Q:	Is the purpose of the Reverse Stock Split to buy in shares from minority stockholders and increase the ownership percentage and voting power of the controlling stockholder group?

A:	No. The purpose of the transaction is to eliminate more than $1.5 million per year of costs by deregistering from the SEC and delisting from the NYSE Amex. The ownership percentage and voting power of our controlling stockholder group will not increase to any material extent.

Q:	Why is 250 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of the Company?

A:	Reducing the number of record holders of common stock below 300 will enable us to terminate our SEC-registered status. Based on our analysis of information regarding the distribution of holdings of our common stock, the 250 share “cutoff” will result in approximately 180 record holders and 300 street name holders of our common stock, any or all of whom could elect to become record holders at any time. This will provide a “cushion” to help ensure that the number of record holders of our common stock will be less likely to increase again to 300.
Q:	Is there a method to prevent the number of record holders of common stock from returning to 300, thereby making us a reporting company again?

A:	After the 1-for-250 Reverse Stock Split is completed, we may choose to repurchase additional shares of common stock from some of our continuing holders, or utilize other methods, to ensure that the Company is not required to again register its common stock under the Exchange Act.

Q:	How did the Board of Directors determine the cash out prices to be paid in lieu of issuing fractional shares of common stock and preferred stock?

A:	In arriving at the cash out price of $10.77 in cash for each pre-split share of common stock and $11.52 in cash for each pre-split share of preferred stock, the Board of Directors considered a variety of factors and potential alternatives as discussed below in this Proxy Statement under the caption “Special Factors.” As part of its process and to provide the benefit of independent professional advice, the Board of Directors engaged WoodRock to serve as financial advisor and to advise the Board of Directors as to ranges of financial fairness for the prices to be paid for cashed out shares. After reviewing and discussing WoodRock’s analyses and conclusions, the Board of Directors determined specific cash out prices within the ranges recommended by WoodRock. WoodRock then delivered a written “Fairness Opinion” confirming the opinion of WoodRock that these prices were fair, from a financial point of view, to both the cashed out holders and the continuing holders. WoodRock’s Fairness Opinion is attached to this Proxy Statement as Exhibit A.

The cash out price of $10.77 per share of common stock represents (i) a premium of 24.5% over the average closing sale price of the common stock on the NYSE Amex during the six-month period ended August 18, 2009, the last trading date prior to WoodRock’s determination of ranges of fairness for the cash out prices, and (ii) a premium of 21.0% over the most recent closing sale price of the common stock as of August 18, 2009. The cash out price for the common stock also represents a premium of 15.2% over the price at which shares of common stock traded on the NYSE Amex after August 18, 2009 and prior to public announcement of the Reverse Stock Split (a total of 300 shares traded between August 18, 2009 and the public announcement of the Reverse Stock Split on August 24, 2009, all at a price of $9.35 per share).

Q:	How will the Company fund payments to stockholders in the Reverse Stock Split?

A:	The Company currently has sufficient cash and cash equivalents on hand to pay for all the fractional shares cashed out in connection with the Reverse Stock Split.

Q:	Is there a limit on the number of shares the Company will exchange for cash?

A:	The Company has not set a limit on the number of shares it will exchange for cash. However, the Board of Directors may, in its discretion, cancel the Meeting or abandon the Reverse Stock Split if it determines the Reverse Stock Split is not in the best interest of the Company or its stockholders, including if there is a change in the number of shares to be cashed out that would substantially increase the cost of the Reverse Stock Split from what we currently anticipate.

Q:	What does it mean to “go dark”?

A:	If the Reverse Stock Split is consummated, we expect to have fewer than 300 holders of record of our common stock. We would therefore be eligible, and intend, to terminate the registration of our common stock under the Exchange Act. This is often referred to as “going dark” because we would no longer be required to make Forms 10-K, 10-Q and 8-K or other public filings with the SEC. Nor would we be required to comply with certain other provisions of the Exchange Act or the Sarbanes-Oxley Act. When we “go dark,” our common stock will no longer meet the listing requirements to continue to be quoted on the NYSE Amex. We intend to file a Form 25 with the SEC to terminate our listing with NYSE Amex, and to file a Form 15 with the SEC to suspend our regular reporting and apply to terminate our SEC registration as soon as possible after the completion of the Reverse Stock Split.

Q:	What are some of the disadvantages of “going dark”?

A:	Some of the actual and potential disadvantages of “going dark” include:

•	As a result of the Reverse Stock Split, cashed out holders will not have an opportunity to liquidate their shares at a time and for a price of their own choosing. Instead, they will be cashed out, will no longer be our stockholders, and will not have the opportunity to participate in the cost savings expected to be realized through the Reverse Stock Split or in any potential future appreciation in our value.

•	The Reverse Stock Split may potentially further reduce the liquidity of the Company’s shares and may potentially cause a decrease in the price at which continuing holders are able to sell their shares in the future.

•	Continuing holders will no longer have available all of the information that is currently provided in our SEC filings regarding such matters as our business operations and developments, legal proceedings involving the Company, our financial results, the compensation of our directors and executive officers, and Company securities held by our directors, executive officers and major stockholders. Nor will audits of our annual financial statements be as detailed.

•	Our stockholders will no longer have the benefit of oversight by the NYSE Amex or the protections provided by the liability provisions of the Exchange Act and the Sarbanes-Oxley Act applicable to the Company and our directors, officers and major stockholders.

•	We potentially will have diminished ability to access the capital markets.
Q:	If the Company suspends its SEC reporting obligations, will unaffiliated stockholders continue to be provided financial information?

A:	We plan to publicly post annual audited financial statements and quarterly unaudited financial information through the pink sheets financial reports service. We may also continue to solicit proxies from our stockholders and to provide information in connection with our annual meetings. If provided, these documents will not be as frequent or as detailed as what is required of a public reporting company. There will, however, be no requirement that we do any of the foregoing. Should we choose to make any information available from time to time, such a decision would be at our complete discretion, and we will have no obligation to supply the same type of information in the future.

Q:	How will the Reverse Stock Split affect the Company’s outstanding capital stock?

A:	As a result of the Reverse Stock Split, the Company will (i) change the number of authorized shares of common stock and preferred stock by dividing the total authorized shares of common stock and preferred stock by 250; (ii) change the number of issued shares of common stock and preferred stock (including treasury shares) by dividing the total issued shares of common stock and preferred stock by 250 and paying cash in lieu of any resulting fractional shares; (iii) change the par value of the common stock and preferred stock by multiplying the current par value of the common stock and preferred stock by 250; (iv) change the current $0.05 per share preferential dividend on the Class A Preferred Stock by multiplying it by 250 (increasing it to $12.50 per share); (v) change the current $0.75 per share liquidation preference on the Class A Preferred Stock by multiplying it by 250 (increasing it to $187.50 per share); (vi) change the $1.00 per share minimum preferential dividend on the Class B Preferred Stock by multiplying it by 250 (increasing it to $250.00 per share); and (vii) change the $75.00 per share liquidation preference on the Class B Preferred Stock by multiplying it by 250 (increasing it to $18,750.00 per share).

Q:	If the Reverse Stock Split is completed and I am still a stockholder, will I be able to buy or sell shares in a public market?

A:	After the completion of the Reverse Stock Split, the liquidity of our shares in public markets may be reduced. We anticipate that the common stock will be quoted in the limited information tier of the pink sheets after the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial information that includes, at a minimum, a balance sheet, an income statement and a total shares outstanding report. The Company anticipates that one or more market makers will quote the Company’s common stock. If, however, a qualified broker-dealer is not willing to quote the Company’s common stock at any time, stockholders will be unable to use the pink sheets to trade shares of our common stock. Our common stock could also trade in privately negotiated transactions.
Q:	How will the Reverse Stock Split affect the day to day operations of the Company?

A:	The Reverse Stock Split is not expected to affect the Company’s business plan and operations, except to eliminate the cost of, and significant management time spent on, compliance and disclosure matters attributable to our SEC reporting obligations.

Q:	What will be the accounting consequences of the Reverse Stock Split?

A:	The Company anticipates accounting for the repurchased fractional shares as treasury shares, thus increasing the amount reflected as treasury stock. The stated capital and additional paid-in capital dollar amounts are not expected to change. The loss per share and book value per share of common stock and preferred stock will increase as there will be fewer shares of our common stock and preferred stock outstanding. We do not anticipate that any other material accounting consequence will result from the Reverse Stock Split.

Q:	What if I hold my shares of common stock or preferred stock in “street name”?

A:	It is our intention to treat stockholders who hold shares of our common stock or preferred stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, neither we nor the exchange agent for the Reverse Stock Split will attempt to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split. As a result, a stockholder holding a total of 250 or more shares of common stock or preferred stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares through multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Meeting. You should contact your bank(s), broker(s) or other nominee(s) and/or our Transfer Agent (see “Meeting and Voting Information–Transfer Agent”) to effect any such change.

Q:	What happens if I buy shares after the Record Date of September 8, 2009?

A:	Only record holders as of September 8, 2009 (the record date for voting at the Meeting) are entitled to vote at the Meeting. Record holders of shares acquired after that date are not entitled to vote at the Meeting, but along with all other shares of common stock and preferred stock, shares purchased after the Record Date will be subject to the Reverse Stock Split.

Q:	If I own fewer than 250 shares, is there any way I can continue to be a stockholder after the transaction?

A:	Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 250 or more shares of common stock or preferred stock, which are held in the same name and in the same account on the effective date of the Reverse Stock Split, your MAXXAM shares will not be cashed out in the Reverse Stock Split (other than any resulting fractional shares). Please note, however, that because of the limited trading market for the Company’s common stock and the absence of an established trading market for the preferred stock, you may not be able to purchase sufficient shares before the Reverse Stock Split at prices you are prepared to pay.

Q:	What is the approximate length of time between the effective date of the Reverse Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:	As soon as practicable after the amendment to our Certificate is filed and becomes effective, stockholders will be sent a letter of transmittal notifying them and instructing them how to transmit their common stock and preferred stock certificates to the exchange agent for the Reverse Stock Split. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the exchange agent, each stockholder entitled to receive payment will receive payment from the exchange agent as outlined in the letter of transmittal. Stockholders should allow for approximately [five] business days after mailing for the exchange agent to receive the letter of transmittal and approximately [ten] business days following receipt of materials by the exchange agent for payment to be made. No interest will be earned or paid on cash payments from the effective date of the Reverse Stock Split to the payment date. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal to the exchange agent, any funds to which the stockholder is entitled pursuant to the Reverse Stock Split will be administered in accordance with the relevant state abandoned property laws. See “Reverse Stock Split Proposal—Unclaimed Property Laws.”
Q:	Will I have appraisal or dissenters’ rights in connection with the Reverse Stock Split?

A:	No. Under Delaware law, you do not have appraisal or any other dissenters’ rights, whether or not you vote for the Reverse Stock Split. See “Reverse Stock Split Proposal—Unavailability of Appraisal or Dissenters’ Rights” for further information.

Q:	What do I need to do now?

A:	After reading and considering the information contained in this Proxy Statement, please vote your MAXXAM shares as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Meeting (directly or by means of a duly appointed proxy). If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Should I send in my share certificates now?

A:	No. If the Reverse Stock Split is approved, our exchange agent will send you a letter of transmittal containing written instructions for exchanging your share certificates.

Q:	Who can help answer my questions?

A:	If you have questions about the Reverse Stock Split, you should contact our Corporate Secretary at (713) 975-7600.

SPECIAL FACTORS
Purpose of the Reverse Stock Split
The Company faces rapidly declining cash balances, limited opportunities to generate operating revenues, and resulting uncertainties as to its future liquidity. In order to respond to these problems, the Company has explored alternative ways to increase cash such as through asset sales. To date, these efforts have not been successful. At the same time, we sought to reduce our negative operating cash flow and preserve existing cash balances by reducing overhead and other costs. The purpose of the Reverse Stock Split is to allow the Company to eliminate over $1.5 million per year of cash expenses which we currently incur on a recurring basis in complying with SEC reporting and related requirements. The Board has determined to eliminate these ongoing expenses at this time, as part of the Company’s overall cost reduction efforts, in order to respond to:
•	ongoing economic recessions in the United States and Puerto Rico, which have significantly reduced our revenues;

•	adverse developments and ongoing depressed conditions in each of the companies lines of business–real estate operations and racing operations;

•	continuing negative operating cash flows;

•	the consumption of significant amounts of cash to support the operating and capital needs of our subsidiaries; and

•	declining cash balances and liquidity.
Sales by the Company’s real estate subsidiaries have fallen off dramatically since 2005. Our property sales revenues fell from $147.6 million for the year ended December 31, 2005 to $6.0 million for the year ended December 31, 2008, and the Company has had no property sales at all since June of 2008. Moreover, we do not foresee any near term recovery for that business, particularly since our real estate developments are primarily second home or seasonal home communities in Phoenix, Arizona and Puerto Rico and those markets are expected to be slow to recover.
As to our racing operations, the Company has tried to increase revenues through our longstanding pursuit of Texas gaming legislation favorable to us. However, gaming legislation failed to pass in the regular biennial session of the Texas Legislature that ended in May 2009, and was not considered in the subsequently called special session. There is no way for us to predict if favorable Texas gaming legislation will ever be enacted.
Significant amounts of cash have been required in recent periods to support the operating and capital needs of our subsidiaries and to defend the Company against two lawsuits related to our former forest products subsidiaries (which were resolved in the first quarter of 2009). MAXXAM Inc.’s cash balances (excluding cash balances at its subsidiaries to be used for operating purposes of $12.1 million at December 31, 2008 and $7.3 million at June 30, 2009) have declined from $52.0 million at December 31, 2008 to $27.6 million at June 30, 2009. We anticipate that we will continue to experience negative cash flows and declining liquidity in future periods.
The following table summarizes management’s internal cash flow projections, which were furnished to WoodRock in connection with its analysis and Fairness Opinion work. This table was included in the written presentation delivered by WoodRock to the Board of Directors and discussed by the Board and WoodRock at an August 19, 2009 Board meeting.

     Management Cash Flow Projections
     (In millions of U.S.$ except per share data)

Year	2009	2010	2011	2012

Beginning MAXXAM Inc. Cash Balance	$52.0	$20.0	$11.0	$7.0

Net Corporate G&A	$(8.0)	$(8.0)	$(8.0)	$(8.0)
Qui Tam Litigation	$(12.0)	$—	$—	$—
Earnings on Cash & Investments	$1.0	$—	$—	$—
Pension Funding	$(1.0)	$(1.0)	$(1.0)	$(1.0)
Deferred Compensation Plan Payments	$(2.0)	$—	$—	$—
Dividends/Advances/Other Payments
Real Estate	$(10.0)	$—	$5.0	$10.0
Racing	$—	$—	$—	$—

Ending MAXXAM Inc. Cash Balance	$20.0	$11.0	$7.0	$8.0

Cash Flow From Operations	$(32.0)	$(9.0)	$(4.0)	$1.0

Management discussed the following points about the projections set forth in the table with WoodRock and the full Board of Directors when these projections were furnished:
•	“Net Corporate G&A” amounts in the table did not reflect anticipated ongoing cost savings from the Reverse Stock Split or the estimated costs of its implementation.

•	“Qui Tam Litigation” referred to legal fees and settlement costs in 2009 for the two lawsuits related to our former forest products subsidiaries, which were resolved in the first half of 2009.

•	The projected amounts for “Real Estate” (zero for 2010, $5.0 million for 2011, and $10.0 million for 2012), and the resulting projected amounts of “Cash Flow From Operations” for those years, did not represent anticipated real estate lot sales, but instead were included to illustrate the magnitude of hypothetical sales of other assets that would be required to maintain the Company’s annual ending cash balances at the levels shown in the projections.

•	The projections reflected management’s best good faith estimates, but were subject to great uncertainty, and actual results could vary significantly from the projected amounts. For example, no offers, negotiations, or other actual transactions had occurred with respect to any of the hypothetical sales of other assets reflected in the projections.
As part of its overall efforts to respond to these adverse business developments, ongoing negative cash flows and declining cash balances, management has explored ways to reduce the Company’s overhead and cost structure where feasible. One area identified for potential savings was the expense associated with our public company status. The Company incurs costs of at least $1.5 million per year on a recurring basis that it can eliminate by terminating its status as an SEC-regulated entity. In order to terminate its SEC-regulated status, the Company must reduce the number of its record holders of common stock below 300, as determined under Exchange Act rules for determining whether the Company can suspend its reporting obligations and deregister.
By reducing the number of record holders of the Company’s common stock below 300, the Reverse Stock Split will permit the Company to terminate its status as an SEC-regulated entity and thereby realize substantial cost savings and allow management more time to focus on managing our businesses and enhancing shareholder value. The Reverse Stock Split is also intended to reduce the number of record holders of preferred stock; because each share of preferred stock is convertible into a share of common stock, reducing the number of holders of preferred stock will help control the number of persons that could later become record holders of common stock.
     Reducing Compliance Costs. We incur significant direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company and the relative costs have increased over time. Legislation such as the Sarbanes-Oxley Act has increased the compliance burden. It has raised audit fees and other costs of compliance, such as outside securities counsel legal fees, as well as outside director fees. Such legislation has also increased the potential liability exposure of our officers and directors and our related insurance costs. We also incur substantial indirect costs as a result of, among other things, our management’s time expended to prepare and review our public filings. For smaller publicly traded companies such as the Company, these costs represent a larger portion of revenues, assets and market capitalization as compared to larger public companies.
The Company’s management estimates that ending our status as an SEC registrant will allow the Company to realize recurring annual cost savings of at least $1.5 million. These estimated cost savings are set forth in the following table.

Estimated cost savings:
External auditing and related fees	$400,000
Sarbanes-Oxley compliance costs	300,000
Personnel savings	500,000
Director fees and meeting costs	100,000
Director and officer liability insurance costs	100,000
Legal fees and other miscellaneous public company costs	150,000

Total estimated annual cost savings	$1,550,000

These estimated annual cost savings reflect, among other things: (i) a reduction in external audit and related fees due to the elimination of fees for interim review services and our annual Form 10-K filing, as estimated by the Company’s external auditors; (ii) elimination of Sarbanes-Oxley compliance audit services currently provided by a third party, based on prior year actual spending; (iii) personnel savings due to the Company’s not being subject to the public company provisions of the Exchange Act and the Sarbanes-Oxley Act, identified by management; (iv) elimination of certain Board committees that will no longer be required and corresponding membership and meeting fees; (v) expected decreases in premiums for directors’ and officers’ liability insurance, estimated by a third party; (vi) a reduction in legal fees related to securities law compliance, estimated by management; (vii) elimination of costs associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (viii) lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (ix) elimination of fees charged by the NYSE Amex and an expected reduction of transfer agent fees due to the smaller number of stockholder accounts; and (x) reductions in other direct expenses.
The cost savings figures set forth above are estimates. The actual savings we realize from terminating our public company status may be higher or lower than these estimates depending, among other things, on how promptly we consummate the Reverse Stock Split. Estimates of the annual savings to be realized are based upon (i) actual costs to us of the services and disbursements in each of the categories listed above that are reflected in our financial records; and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in each category believed to be directly attributable to our public reporting company status. In some instances, these cost savings expectations were based on information provided by third parties or upon verifiable assumptions. In other instances, the cost savings are based upon good faith estimates and assumptions.
Not all of our reporting costs will be eliminated by deregistration, however. We plan to publicly post our annual audited financial statements and quarterly unaudited financial information through the pink sheets financial reports service. We are only required to do so to the extent we continue to provide for our common stock to trade on the limited information tier of the pink sheets, and we may in the future decide not to do so. We may also decide to continue to solicit proxies from our stockholders in connection with our annual meeting. If provided, these documents will not be as frequent or detailed as has been required of us as a public reporting company.
In assessing the Reverse Stock Split, management and the Board of Directors considered the actual and potential benefits that the Company and its stockholders could obtain through maintaining the Company’s SEC registration:
•	One usual objective of being a public company is having an active trading market for its equity. However, the Company’s public company status has not resulted in active trading and investment liquidity for the Company’s stockholders. Our common stock has been and continues to be thinly traded. Out of the 252 total trading days in the twelve months ended August 18, 2009, there were 148 trading days on which the trading volume was below 1,000 shares, including

58 trading days on which our common stock did not trade at all. Since December 31, 2006, the Company has been unable to offer its own common stock as an investment option under the Company’s 401(k) plan due to the absence of a sufficiently active trading market for the common stock.
•	Another potential advantage of being a public company is having the ability to access the public capital markets to satisfy its needs for additional capital. The Company has not recently accessed, and has no plans to access the public capital markets. As a result, the Company derives no benefit in that regard from its SEC-registered status.
Although the Company has previously considered the possibility of terminating its status as an SEC registrant, the factors discussed above prompted a more proactive evaluation by the Board of Directors as to whether the costs of being a public company exceed the benefits. See “Reverse Stock Split Proposal—Background of the Reverse Stock Split.” Following the process described in “Reverse Stock Split Proposal—Background of the Reverse Stock Split” and considering the matters described in “—Fairness of the Reverse Stock Split,” the Board decided that the significant monetary expense and the burden to management incident to continued compliance with the Exchange Act and the Sarbanes-Oxley Act significantly outweigh any benefits derived from continued registration of the Company’s common stock.
     Management Time and Attention. Another benefit of terminating our SEC-registered status is that it will eliminate the significant management time and attention historically diverted from the Company’s business in order to comply with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on managing our businesses and enhancing shareholder value.
Description of the Reverse Stock Split
At the Meeting, you will be asked to consider and vote upon the proposed amendment to the Company’s Certificate to effect the Reverse Stock Split of the common stock and the preferred stock, which will:
•	change the number of authorized shares of common stock and the number of authorized shares of preferred stock, in each case by dividing the total authorized shares by 250;

•	change the par value of the Company’s common stock and preferred stock, in each case by multiplying the current par value by 250;

•	change the number of issued and outstanding shares of common stock and preferred stock, in each case by dividing the total issued and outstanding shares by 250 and paying cash in lieu of any resulting fractional shares;

•	change the $0.05 per share preferential dividend on the Class A Preferred Stock by multiplying it by 250 (increasing it to $12.50 per share);

•	change the $0.75 per share liquidation preference on the Class A Preferred Stock by multiplying it by 250 (increasing it to $187.50 per share);

•	change the $1.00 per share minimum preferential dividend on the Class B Preferred Stock by multiplying it by 250 (increasing it to $250.00 per share); and

•	change the $75.00 per share liquidation preference on the Class B Preferred Stock by multiplying it by 250 (increasing it to $18,750.00 per share).
See “Reverse Stock Split Proposal—Description of Capital Stock” for a description of the common stock, the Class A Preferred Stock, and the Class B Preferred Stock. The proposed amendment to our certificate of incorporation is attached to this Proxy Statement as Exhibit B.
As a result of the Reverse Stock Split:
•	each stockholder owning fewer than 250 shares of common stock immediately before the Reverse Stock Split (a) will receive $10.77 in cash, without interest, for each share of common stock owned by such stockholder immediately prior to the Reverse Stock Split, and (b) will no longer own any common stock;

•	each stockholder owning fewer than 250 shares of preferred stock immediately before the effective time of the Reverse Stock Split (a) will receive $11.52 in cash, without interest, for each share of preferred stock owned by such stockholder immediately prior to the Reverse Stock Split, and (b) will no longer own any preferred stock; and
•	each stockholder holding 250 or more shares of common stock or preferred stock immediately before the effective time of the Reverse Stock Split will receive (a) one share for each 250 shares of common stock or preferred stock held before the Reverse Stock Split, and (b) $10.77 in cash, without interest, for each share of common stock in excess of 250 or any multiple of 250 and $11.52 in cash, without interest, for each share of preferred stock in excess of 250 or any multiple of 250.
The proposed amendment to our Certificate to effect the Reverse Stock Split is attached as Exhibit B to this Proxy Statement.
Effects of the Reverse Stock Split
The primary effect of the Reverse Stock Split will be to reduce the number of record holders of the Company’s common stock below 300 and thereby permit us to deregister our common stock and eliminate at least $1.5 million per year of recurring compliance costs under the Exchange Act. Discussed below are some additional effects of the Reverse Stock Split.
     Effects on Cashed Out Holders of Common Stock or Preferred Stock. Each holder of fewer than 250 shares of common stock or preferred stock immediately prior to the completion of the Reverse Stock Split, whom we refer to as a cashed out holder:
•	will, in lieu of receiving a fractional share in the Reverse Stock Split, receive cash equal to $10.77 per share of common stock and $11.52 per share of preferred stock, which we refer to as the “cash out prices,” for each share held immediately before the Reverse Stock Split (with the tax effects described in “Reverse Stock Split Proposal—Material United States Federal Income Tax Consequences to Stockholders”);

•	will have the cashed out holder’s shares cancelled in exchange for the cash out prices instead of selling those shares at a time and for a price of the cashed out holder’s choosing; and

•	will no longer be a stockholder of the Company and will not have the opportunity to participate in the future cost savings expected to be realized through the Reverse Stock Split or in any future potential appreciation in the value of the Company’s shares unless the cashed out holder is able to buy additional shares.
Holders of less than 250 shares of common stock or preferred stock who do not want to be cashed out in the Reverse Stock Split may remain stockholders in the Company only by purchasing a sufficient number of shares of common stock or preferred stock, to the extent available, far enough in advance of the Reverse Stock Split so that they hold at least 250 shares of common stock or preferred stock on the effective date of the Reverse Stock Split.
Cashed out holders do not have appraisal or dissenters’ rights under Delaware law or under our Certificate. See “Reverse Stock Split Proposal—Unavailability of Appraisal or Dissenters’ Rights” for further information.
The Company intends to treat stockholders holding its common stock or preferred stock in street name in the same manner as record holders. The Company has conducted an inquiry of all brokers, banks and other nominees that hold shares of common stock of preferred stock in street name as to how many shares are held by beneficial holders. We will request these nominees to effect the Reverse Stock Split for the beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. As a result, a stockholder holding a total of 250 or more shares of common stock or preferred stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares through multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Meeting.
If you are a cashed out holder, you will receive a letter of transmittal from us as soon as practicable after the Reverse Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the exchange agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the exchange agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND YOUR SHARE CERTIFICATE(S) IN WITH YOUR PROXY. PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE(S) TO THE EXCHANGE AGENT.
     Effects on Continuing Holders. When the Reverse Stock Split is completed, each holder of 250 or more shares of common stock or preferred stock, as applicable, immediately prior to the completion of the Reverse Stock Split, whom we refer to as a continuing holder:
•	will hold one share for each 250 shares held immediately before the Reverse Stock Split;

•	will, in lieu of receiving a fractional share of common stock in the Reverse Stock Split, receive $10.77 in cash per share, without interest, for each share of common stock held immediately before the Reverse Stock Split that results in the fraction;

•	will, in lieu of receiving a fractional share of preferred stock in the Reverse Stock Split, receive $11.52 in cash per share, without interest, for each share of preferred stock held immediately before the Reverse Stock Split that results in the fraction;

•	will potentially experience a further reduction in liquidity of the Company shares retained by the continuing holder and a possible decrease in the price at which the continuing holder is able to sell the retained shares in the future;

•	will experience a minor change in the continuing holder’s respective ownership percentage of the Company’s shares; and

•	will have less access to information about the Company’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain financial information to stockholders.
The Company may or may not provide to investors information they request if we are not required by law to provide such requested information. The Reverse Stock Split will not affect the right of the continuing holders under Delaware law to obtain certain information from the Company. Under Delaware law, subject to certain conditions, qualified stockholders have rights to review our relevant books and records.
The Company’s common stock is currently quoted on NYSE Amex. Following the Reverse Stock Split, the Company will no longer meet the NYSE Amex listing requirements and intends to delist its common stock from NYSE Amex and thereafter to have the common stock quoted in the limited information tier of the pink sheets. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial information that includes, at a minimum, a balance sheet, an income statement and a total shares outstanding report. Although the Company anticipates that a broker-dealer will quote its shares on the pink sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in the Company’s common stock after the Reverse Stock Split.
     Effects on the Company Share Certificates. In connection with the Reverse Stock Split, our common stock and Class A Preferred Stock will be identified by new CUSIP numbers. These new CUSIP numbers will appear on all share certificates issued after the Reverse Stock Split. All share certificates evidencing ownership of the Company shares outstanding prior to the Reverse Stock Split will, after the Reverse Stock Split, be deemed to represent (a) for cashed out holders, the right to receive $10.77 in cash, without interest, for each share of common stock being repurchased and $11.52 in cash, without interest, for each share of preferred stock being repurchased, and (b) for continuing holders, the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 250 shares held prior to the Reverse Stock Split, and (ii) in lieu of any fractional shares following the Reverse Stock Split, $10.77 in cash, without interest, for each share of common stock and $11.52 in cash, without interest, for each share of preferred stock held immediately before the Reverse Stock Split that results in the fraction. DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.
     Effects on the Company. When consummated, the Reverse Stock Split will affect the registration of our common stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the consummation of the Reverse Stock Split. We expect our underlying business and operations to continue largely as they are presently conducted. The executive officers and directors of the Company will not change due to the Reverse Stock Split.
Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Company’s assets; change the composition of the Board of Directors or management of the Company; change materially the Company’s indebtedness or capitalization; or otherwise effect any material change in the Company’s corporate structure or business.
After the Reverse Stock Split has been consummated, we may, from time to time, repurchase shares of our common stock in privately negotiated sales or in other transactions. The timing and price of any such repurchase would depend on a number of factors, including our financial condition, operating results, and our cash and other resources at the time. In addition, we may, at our option at various times in the future, repurchase shares of common stock, or utilize other methods, to ensure that the number of record holders of our common stock remains less than 300 under applicable SEC rules. We cannot predict the likelihood, timing or prices of such purchases or other events, if any.
     Effects on Company Shares. Immediately after giving effect to the Reverse Stock Split, our authorized capital will be 62,000 shares of all classes of stock, divided into two classes, one class consisting of 52,000 shares of common stock, $125.00 par value per share, and the other class consisting of 10,000 shares of preferred stock, $125.00 par value per share.
The $0.05 preferential dividend on the Class A Preferred Stock will be multiplied by 250 and increased to $12.50 per share of Class A Preferred Stock. The $0.75 liquidation preference on the Class A Preferred Stock will be multiplied by 250 and increased to $187.50 per share of Class A Preferred Stock. Although there is no Class B Preferred Stock issued and outstanding, the preferential dividend on the Class B Preferred Stock will be multiplied by 250, increasing the per share preferential dividend to the greater of (i) $250.00, or (ii) 100 x 1/250, or 0.4, of the aggregate per share amount of all cash and non-cash dividends (other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock) declared on the common stock since the immediately preceding quarterly dividend payment date for the Class B Preferred Stock. The $75.00 liquidation preference on the Class B Preferred Stock will be multiplied by 250, increasing it to $18,750.00 per share of Class B Preferred Stock. The Class B Preferred Stock is currently entitled to 100 votes per share on all matters required to be submitted to holders of common stock. As a result of the Reverse Stock Split, the Class B Preferred Stock will be entitled to 100 x 1/250, or 0.4, votes per share. Additionally, as a result of the Reverse Stock Split, the redemption price on the Class B Preferred Stock will be changed to 100 x 1/250, or 0.4, of the current market price of the common stock.
     Effects on the Company’s Executive Officers, Directors and Affiliates. As is discussed under the heading “Reverse Stock Split Proposal—Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Reverse Stock Split,
•	our controlling stockholder group will own, directly or indirectly, approximately 66.6% of the then-outstanding common stock and approximately 99.4% of the then-outstanding preferred stock, as compared to approximately 64.4% of the common stock and 99.2% of the preferred stock outstanding immediately prior to the Reverse Stock Split; and

•	our executive officers and directors, including our controlling stockholders group, will own approximately 66.7% of the then-outstanding common stock and 99.4% of the then-outstanding preferred stock, as compared to approximately 64.5% of the common stock and 99.2% of the preferred stock outstanding immediately prior to the Reverse Stock Split.
The capital stock of the Company owned by each member of the controlling stockholder group is set forth in “Reverse Stock Split Proposal—Principal Holders and Management Ownership.”
The following table sets forth information regarding the pro rata “share” of each member of the controlling stockholder group in the negative net book value (i.e. stockholders’ deficit) and the net losses of the Company, both before and after giving effect to the Reverse Stock Split (based on ownership of outstanding shares and assuming the conversion of preferred stock into common stock on a one-for-one basis and reflecting the adjustments described in “Notes to Unaudited Pro Forma Condensed Financial Statements”). Giddeon Holdings, Inc. and Shawn M. Hurwitz are not shown in the table below because they do not directly own any Company shares.

	Amounts before Reverse Stock Split				Amounts after Reverse Stock Split
		Net Loss	Net Loss			Net Loss	Net Loss
		for the six	for the			for the six	for the
	Net Book	months	year		Net Book	months	year
	Value as	ended	ended	% of	Value as	ended	ended	% of
	of 6/30/09	6/30/09	12/31/08	Total	of 6/30/09	6/30/09	12/31/08	Total
Charles E. Hurwitz	(82.1)	(4.6)	(18.6)	20.1%	(84.5)	(4.7)	(19.1)	20.7%
Gilda Investments, LLC	(185.8)	(10.3)	(42.0)	45.5%	(191.5)	(10.6)	(43.3)	46.9%
Hurwitz Investment Partnership L.P.	(3.7)	(0.2)	(0.8)	0.9%	(3.7)	(0.2)	(0.8)	0.9%
Hurwitz Family Foundation	(6.1)	(0.3)	(1.4)	1.5%	(6.1)	(0.3)	(1.4)	1.5%
Controlling Stockholder Group	(281.4)	(15.6)	(63.6)	68.9%	(289.5)	(16.0)	(65.4)	70.9%
Total Company	(408.3)	(22.7)	(92.4)	100.0%	(410.1)	(22.7)	(91.4)	100.0%
Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions of company shares by the insider. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Reverse Stock Split on stockholders generally, when we complete the Reverse Stock Split and deregister the common stock, our insiders will no longer be required to comply with these requirements.
Pursuant to Section 13(d) of the Exchange Act, our controlling stockholder and other stockholders who beneficially own, directly or indirectly, more than 5% of our common stock are required to each file forms with the SEC containing information about such stockholder and the nature of the acquisition, and amendments thereto in certain circumstances. In addition to the effects of the Reverse Stock Split on stockholders generally, when we complete the Reverse Stock Split and deregister the common stock, our controlling stockholder, other stockholders who have acquired more than 5% of our common stock, and stockholders who may acquire more than 5% of our common stock in the future will no longer be required to comply with these requirements.
After the Form 15 is filed with the SEC, the Company will no longer be subject to the periodic reporting requirements under the Exchange Act. Additionally, 90 days after the Form 15 is filed, the Company’s common stock will be deregistered and the Company will cease to be subject to the proxy rules under the Exchange Act, unless the SEC otherwise determines. As such, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.
Material United States Federal Income Tax Consequences to Stockholders
     The following is a summary of material United States federal income tax consequences relevant to holders of MAXXAM shares resulting from the Reverse Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.
This summary deals only with beneficial owners of MAXXAM shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, real estate investment trusts, regulated investment companies, persons that hold MAXXAM shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.
As used herein, a “U.S. Holder,” means a beneficial owner of MAXXAM shares that is, for United States federal income tax purposes: (1) an individual citizen or resident alien of the United States; (2) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions, or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of MAXXAM shares that is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
If an entity that is classified as a partnership for United States federal income tax purposes is a beneficial owner of MAXXAM shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for United States federal income tax purposes and persons holding MAXXAM shares through a partnership or other entity classified as a partnership for United States federal income tax purposes are encouraged to consult their own tax advisors.
INVESTORS CONSIDERING THE REVERSE STOCK SPLIT ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
     Characterization of the Reverse Stock Split for MAXXAM Stockholders Not Receiving Cash. If you receive no cash as a result of the Reverse Stock Split, you will not recognize any gain or loss on the Reverse Stock Split, and you will have the same adjusted tax basis and holding period in your MAXXAM shares after the Reverse Stock Split as you had in your MAXXAM shares immediately prior to the Reverse Stock Split.
     Characterization of the Exchange of MAXXAM Shares for Cash and/or Cash and Stock. If you receive cash in exchange for MAXXAM shares as a result of the Reverse Stock Split, this will be a taxable transaction for United States federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the stockholder’s stock in us, (b) is “substantially disproportionate” with respect to the stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. If none of these three tests (referred to as “the Section 302 tests”) is met, such exchange will be treated as a distribution (which we expect to be taxable as a return of capital and capital gain, unless we have current or accumulated earnings and profits for United States federal income tax purposes, in which case the distribution may be taxable as dividend) by us to the stockholder. Each of the Section 302 tests is described in more detail below. If you also receive MAXXAM shares as a result of the Reverse Stock Split, you will not recognize any gain or loss with respect to your MAXXAM shares held immediately prior to the Reverse Stock Split which are exchanged for MAXXAM shares in the Reverse Stock Split, and you will have the same adjusted tax basis and holding period in your MAXXAM shares after the Reverse Stock Split as you had in the MAXXAM shares exchanged in the Reverse Stock Split for such shares, subject to the possible adjustment as described in the last sentence of “Reverse Stock Split Proposal—Material United States Federal Income Tax Consequences—Treatment as a Dividend.”
     Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account both shares actually owned by such stockholder and any shares considered as owned by such stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a stockholder generally will be considered to own shares which the stockholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A stockholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the stockholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the stockholder, a member of the stockholder’s family or a related entity has an interest.
     Treatment as a Sale or Exchange. If any of the Section 302 tests is satisfied with respect to a stockholder, and the exchange is therefore treated as a “sale or exchange” of the MAXXAM shares for United States federal income tax purposes, the stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder’s tax basis in the MAXXAM shares exchanged for the cash. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of non-corporate stockholders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.
The IRS recently published proposed Treasury regulations that would require a share-by-share determination upon redemption so that a stockholder with varying tax basis for its shares could have taxable income with respect to some shares, even though the stockholder’s aggregate basis for the shares would be sufficient to absorb the entire redemption distribution. Additionally, these proposed Treasury regulations would not permit the transfer of basis in one class of fully redeemed shares to any remaining class of shares held (directly or indirectly) by the redeemed stockholder. Instead, the unrecovered basis in the fully redeemed class of shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations.
     Treatment as a Dividend. If none of the Section 302 tests is satisfied with respect to a stockholder, the stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the stockholder. Because we anticipate that we will have no current or accumulated earnings and profits for United States federal income tax purposes, no amounts treated as a distribution should be taxable as a dividend. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current or accumulated earnings and profits for United States federal income tax purposes, the distribution to a stockholder will be taxable as a dividend to the extent of the stockholder’s allowable share of our current or accumulated earnings and profits and any cash received in excess of the stockholder’s allocable share of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. For U.S. non-corporate stockholders, dividend income is generally currently taxed for United States federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Reverse Stock Split is treated as the receipt by the stockholder of a dividend, the stockholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such stockholder, subject to the possible effects of the proposed Treasury regulations discussed in the preceding paragraph.
     Special Rules for Corporate Stockholders. A corporate stockholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Reverse Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all stockholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate stockholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the stockholder’s shares or in gain recognition. Corporate stockholders are encouraged to consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.
     Section 302 Tests. One of the following tests must be satisfied with respect to a stockholder in order for the exchange of shares by such stockholder for cash pursuant to the Reverse Stock Split to be treated as a sale or exchange for United States federal income tax purposes:
•	Complete Redemption. An exchange of shares for cash in connection with the Reverse Stock Split will result in a “complete redemption “ of a stockholder’s interest in us if, in connection with the Reverse Stock Split, either (i) all of the shares actually and constructively owned by the stockholder are exchanged for cash, or (ii) all of the shares actually owned by the stockholder are exchanged for cash and, with respect to constructively owned shares, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders in this position are encouraged to consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.
•	Substantially Disproportionate. The exchange of shares for cash in connection with the Reverse Stock Split will be “substantially disproportionate” with respect to a stockholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as no longer outstanding shares), (i) the stockholder’s percentage ownership of voting shares is less than 80% of the stockholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Reverse Stock Split (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as outstanding shares) and (ii) the stockholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a stockholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•	Not Essentially Equivalent to a Dividend. In order for the exchange of shares by a stockholder in connection with the Reverse Stock Split to qualify as “not essentially equivalent to a dividend” the stockholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a stockholder pursuant to the offer will result in a “meaningful reduction” of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Stockholders are encouraged to consult their own tax advisors regarding the application of this test to their particular circumstances.
Each stockholder is encouraged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.
     Non-U.S. Holders. The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders are encouraged to consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Reverse Stock Split. As described in “Material United States Federal Income Tax Consequences—Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Reverse Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.
If a Non-U.S. Holder’s exchange of shares for cash in connection with the Reverse Stock Split is characterized as a sale or exchange, rather than as a dividend, the stockholder generally will not be subject to United States federal income tax on such exchange unless:
     (i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met;
     (ii) the gain is effectively connected with a United States trade or business and, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the stockholder in the United States; or
     (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the Non-U.S. holder’s holding period for our shares and the five year period ending on the date of disposition.
If exception (i) above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for United States federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).
We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. holder who holds or held, actually or constructively, more than 5% of our common stock or who holds or held, actually or constructively, our preferred stock if on the date such preferred stock was acquired it had a fair market value greater than the fair market value on that date of 5% of our common stock (a “greater-than-five percent shareholder”) at any time during the shorter of (i) the five year period preceding the date of disposition, or (ii) the holder’s holding period, will be subject to United States federal income tax on the disposition of our common stock or preferred stock, respectively. A greater-than-five percent shareholder generally will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise.
If a Non-U.S. Holder is not subject to United States federal income tax, the stockholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possibility of obtaining a refund.
If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (see “Material United States Federal Income Tax Consequences—Treatment as a Dividend” above).
     Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Reverse Stock Split, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the stockholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a stockholder properly certifies that such stockholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the stockholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such stockholder and will not withhold amounts from future payments under the backup withholding rules. If the stockholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.
The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder who wishes to claim a reduction in or exemption from such tax under the applicable income tax treaty must provide through the third party withholding agent a properly completed IRS Form W-8BEN executed under penalties of perjury (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI executed under penalties of perjury (or suitable successor or substitute form).
     Information Reporting. Information statements will be provided to stockholders whose shares are exchanged for cash in connection with the Reverse Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to stockholders that are exempt from the information reporting rules, such as corporations). Copies of information returns may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

     Material United States Federal Income Tax Consequences to Controlling Stockholder Group. The following is a summary of the material federal United States federal income tax consequences relevant to each member of the controlling stockholder group holding MAXXAM shares resulting from the Reverse Stock Split. In general, the material United States federal income tax consequences for such stockholders are as described under “Reverse Stock Split Proposal–Material United States Federal Income Tax Consequences” and the limitations set forth in “Reverse Stock Split Proposal–Material United States Federal Income Tax Consequences” apply to the following summary applicable to the member of the controlling stockholder group.
For each stockholder that is a member of the controlling stockholder group that receives cash in the Reverse Stock Split, its receipt of cash in exchange for MAXXAM shares as a result of the Reverse Stock Split will be a taxable transaction for United States federal income tax purposes. Each stockholder will be treated as having received a distribution by us in an amount equal to the amount of cash received by the stockholder. Because we anticipate that we will have no current or accumulated earnings and profits for United States federal income tax purposes in the year of the Reverse Stock Split, no amounts treated as a distribution to a stockholder that is a member of the controlling stockholder group should be taxable as a dividend to the stockholder. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current or accumulated earnings and profits for United States federal income tax purposes in the year of the Reverse Stock Split, the distribution will be taxable as a dividend to the extent of the stockholder’s allocable share of our current or accumulated earnings and profits and any cash received in excess of the stockholder’s allocable share of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the stockholder’s basis and, thereafter, as a capital gain. For U.S. non-corporate stockholders, dividend income is generally currently taxed for United States federal income tax purposes at the same rate as net long-term capital gain.
For each stockholder that is a member of the controlling stockholder group, with respect to its receipt of MAXXAM shares as a result of the Reverse Stock Split, it will not recognize any gain or loss with respect to the MAXXAM shares held immediately prior to the Reverse Stock Split which are exchanged for MAXXAM shares in the Reverse Stock Split, and it will have the same adjusted tax basis and holding period in the MAXXAM shares after the Reverse Stock Split as it had in the MAXXAM shares exchanged in the Reverse Stock Split for such shares, subject to the possible adjustment as described in the last sentence of “Reverse Stock Split Proposal–Material United States Federal Income Tax Consequences–Treatment as a Dividend.”
Alternatives to the Reverse Stock Split
In making its determination to pursue the Reverse Stock Split, the Board of Directors considered whether the cost reduction objective of deregistration and delisting could potentially be obtained with a greater certainty or at a lower cost through alternative transactions. As described in detail under “Reverse Stock Split Proposal–Background of the Reverse Stock Split,” the Company’s Vice President, Finance, M. Emily Madison, and the Company’s outside special counsel discussed and considered three potential alternative transactions that the Company could potentially pursue for this purpose: a reverse stock split, a limited cash out merger or a limited issuer tender offer. For the reasons discussed in that section of this Proxy Statement, Ms. Madison and the Company’s outside special counsel determined that a reverse stock split was the lowest cost alternative and was the most certain to accomplish the Company’s cost reduction objective. Management’s determination to pursue a reverse stock split, and the reasons for that determination, were reported to the Board of Directors and discussed at a Board meeting on July 20, 2009. Please read “Reverse Stock Split Proposal–Background of the Reverse Stock Split” for information about this process and determination.
Other transactions that might possibly have been pursued were not considered as alternative methods to accomplish the cost reduction objective. For example:
•	“Going Private” Cash Out Merger. The Board of Directors might have considered a “going private” cash out merger in which insiders (our controlling stockholder group and, potentially, management and large stockholders) would contribute their Company shares to form an acquisition entity and that entity would merge with the Company. As a result of such a merger, all of the shares of our common stock (other than the shares contributed to the merger entity by the insiders) would be converted into the right to receive cash. Buying out all of the stock held by non-insiders would have required the repurchase of more than one-third of the outstanding common stock. Such a large repurchase of stock would have exceeded the cash resources of the Company and would have been intended to increase the ownership percentage of the insiders, rather than to reduce costs and preserve liquidity. Accordingly, the Board of Directors did not pursue a “going private” cash out merger, and neither the controlling stockholder group nor any other insider or large stockholder suggested or pursued such a transaction.

•	Selling the Company or a Line of Business. The Board of Directors was acutely aware of the depressed conditions and prospects in each of the Company’s lines of business. See “–Purpose of the Reverse Stock Split” above. These factors indicated to the Board of Directors that it would be difficult to sell the Company or one of its lines of business. In any event, such a potential sale transaction would require stockholder approval and the controlling stockholder group was not interested in pursuing such a potential transaction. Accordingly, the Board of Directors did not pursue a sale of the Company or one of its lines of business, and neither the controlling stockholder group nor any other insider or large stockholder has suggested or pursued such a transaction.

•	Maintaining the Status Quo. In addition to the alternatives discussed above, the Board of Directors also had the option of maintaining the status quo. In that case, the Company would continue to incur the expenses and management diversions of being a public reporting company, but would not enjoy or utilize the principal benefits traditionally associated with public company status, as discussed in greater detail in this section under the heading “–Purpose of the Reverse Stock Split.” The Board of Directors believed that maintaining the status quo is not in the best interests of the Company and its stockholders and rejected this alternative.
In light of these alternatives and considerations, and relying and adopting the analyses of management and the Company’s outside special counsel as well as their own business judgment and analyses, each of the members of the Board of Directors determined to pursue the Reverse Stock Split at this time rather than other potential transactions. Each member of our controlling stockholder group made the same determinations in those capacities.
Fairness of the Reverse Stock Split
After review and due consideration of the factors discussed below, including the Fairness Opinion and Board presentation materials of WoodRock and the financial analyses used in their preparation, each of the members of the Board of Directors has determined and reasonably believes that the Reverse Stock Split is fair to all of the Company’s stockholders, including the cashed out holders and unaffiliated continuing holders. Each member of the controlling stockholder group has also determined and reasonably believes that the Reverse Stock Split is fair to all of the Company’s stockholders, including cashed out holders and unaffiliated continuing holders.
After due consideration of all aspects of the Reverse Stock Split, the Board of Directors, including the five members of the Board who are not employees of the Company, unanimously approved the Reverse Stock Split. Except for such approval, we are not aware that any of the Company’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Reverse Stock Split. Mr. C. Hurwitz has advised the Board of Directors that the Company’s controlling stockholder group, which owns common and preferred shares accounting for approximately 85.1% of the total number of votes entitled to be cast at the Meeting, will vote those shares in favor of the Reverse Stock Split.
The Company faces significant business and financial challenges, including the economically depressed status and anticipated slow recovery of the second home and seasonal home markets in Phoenix, Arizona and Puerto Rico, the uncertain prospect that favorable gaming legislation will be enacted in Texas, and our ongoing significantly reduced revenues, negative cash flow, and declining cash balances, as described in this section under the heading “–Purpose of the Reverse Stock Split.” As a result, in order to achieve the material and recurring cost savings that will result from termination of the Company’s public company status, the Board of Directors has determined that it is important for the Company to implement the Reverse Stock Split at this time.
At the same time, the Board of Directors has undertaken to assure that the Reverse Stock Split will be structured and implemented in a way that is fair to all of the Company’s stockholders, including cashed out holders and unaffiliated continuing holders. All of the material factors considered by the Board of Directors in determining the fairness of the Reverse Stock Split, are discussed in this Proxy Statement. The following considerations were particular areas of concern and attention for the Board of Directors:

•	Timing of the Reverse Stock Split. The Reverse Stock Split is being undertaken to eliminate continuing costs of more than $1.5 million per year, which the Company currently has due to its SEC–registered status. The Board of Directors believes that achieving these ongoing cost reductions is very important for the Company, considering its significantly reduced revenues, negative cash flow and declining cash balances as described in this section under the heading “–Purpose of the Reverse Stock Split.” The sooner the Reverse Stock Split is implemented, the greater the aggregate cost savings the Company will achieve. Accordingly, timely and reasonably assured completion of the transaction were important considerations for the Board of Directors.

•	Limiting the Number of Shares Cashed Out. Because the purpose of the Reverse Stock Split is to conserve the Company’s cash, the Board of Directors focused on a Reverse Stock Split ratio that would limit the number of shares cashed out. At the same time, the Board of Directors considered the uncertainties of potential future stock transfer activity, both by the Company’s record holders (approximately 2,450 as of the Record Date) and “street name” holders (over 1,200 as of the Record Date). Both record and street name holders can, at any time and without advance notice to the issuer, make sales or other transfers of stock that have the effect of increasing the number of record holders. In addition, “street name” holders can, at any time and without advance notice to the issuer, become record holders by instructing their brokers to transfer record ownership of the shares to the holders. A 1-for-250 reverse split ratio is expected to result in approximately 180 record holders and approximately 300 street name holders of common stock. The Board of Directors concluded that the 1-for-250 ratio appropriately balanced its desire to limit the number of cashed out shares while at the same time providing reasonable assurance that the transaction will succeed in reducing the number of record holders of common stock below 300 and provide a “cushion” to keep that number from increasing to 300 in the future. In pursuing a transaction that will both allow SEC deregistration and achieve the intended ongoing cost savings, the Board of Directors did not pursue a cash out of all unaffiliated stockholders or a sale of the Company. See “–Alternatives to the Reverse Stock Split.” Instead, the Board of Directors sought to design and implement the 1-for-250 ratio in the Reverse Stock Split as a mechanism to reduce the number of record holders of common stock in a manner that:
•	will limit the expenditure of Company cash, and

•	will not cash out more stockholders, or have a greater effect on the relative ownership percentages and relative voting power of the unaffiliated stockholders and the controlling stockholder group, than the Board of Directors believes is required, in light of the Company’s existing stock ownership distribution, in order to provide reasonable assurance that the transaction will succeed in allowing the Company to achieve the intended cost savings objectives of the Reverse Stock Split.
•	Avoiding Disproportionate Benefit to the Controlling Stockholder Group. Management and the Board of Directors were sensitive to, and structured the Reverse Stock Split to avoid, disproportionate benefit to the controlling stockholder group. Affiliated and unaffiliated stockholders will be treated the same in the Reverse Stock Split; the only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Company is the number of shares held by the stockholder. Nevertheless, Management and the Board of Directors focused on assuring that the consequence of implementing the Reverse Stock Split would not be a material increase in the ownership percentage or voting power of the controlling stockholder group. In that connection, the Board of Directors considered that, as a result of the expected cash out of approximately 3.3% of the outstanding common stock and 0.3% of the outstanding preferred stock, all continuing holders will have immaterial increases in their relative percentages of ownership. Specifically, the controlling stockholder group’s ownership of common stock will increase from 64.4% to 66.6%, its ownership of preferred stock will increase from 99.2% to 99.4% and its aggregate voting power will increase from 85.1% to 86.4%. The Board of Directors considered these increases and concluded that they did not materially change the percentage ownership or voting power of the controlling stockholder group, and thus did not adversely affect the interests of unaffiliated continuing stockholders in any material way.

•	Determining Cash Out Prices Fair to Both Cashed Out Holders and Continuing Holders. The Board of Directors was cognizant that cashed out holders are entitled, under Section 155 of the Delaware General Corporation Law, to receive the “fair value” of their cashed out shares. In determining fair cash out prices to be paid in the Reverse Stock Split, the Board of Directors considered that, unless they buy additional shares before the Reverse Stock Split is completed, holders of fewer than 250 shares will be cashed out at a time and price not of their choosing, will no longer be stockholders of the Company and will not have the opportunity to participate in the anticipated costs savings from deregistration or in any potential appreciation in the value of the Company. As a result, and consistent with information received from WoodRock about cash out prices paid in recent comparable transactions, the Board of Directors determined that the cash out prices in the Reverse Stock Split should include a premium. At the same time, the Board of Directors determined that the cash out prices should not be so high as to be unfair to continuing holders, who will continue to own equity in the Company after its cash resources and net worth are diminished by payment of the cash out prices. See “Reverse Stock Split Proposal–Background of the Reverse Stock Split” for further information.

•	Market Liquidity for Unaffiliated Continuing Holders. The Board of Directors focused on the anticipated market liquidity and relative market price of the Company’s stock after the Reverse Stock Split. We anticipate that the common stock will be quoted in the limited information tier of the pink sheets after the Reverse Stock Split and that one or more market makers will quote the Company’s common stock. The Board of Directors requested that WoodRock give special consideration to this factor. As stated explicitly in the Fairness Opinion, WoodRock does not anticipate that trading in the new price range will meaningfully impair liquidity for continuing stockholders. In this regard, the Board of Directors asked WoodRock representatives questions regarding the anticipated effects of the Reverse Stock Split on market liquidity, including the anticipated effects on the velocity of trading, stock price volatility, number of potential purchasers and relative stock price compared to pre-transaction levels.

•	Information Available to Unaffiliated Continuing Holders. After the Company deregisters with the SEC, it will no longer provide stockholders with the extensive financial reporting and other information required by SEC rules. The Board considered this negative consequence for unaffiliated continuing holders, but nevertheless concluded that the Reverse Stock Split is fair to them. The Board of Directors was also sensitive to the fact that unaffiliated continuing holders will have less access to information about the Company’s operations and financial results than will be available to the affiliated continuing holders. In that regard, the Company plans to continue to provide audited financial statements to stockholders on an annual basis. However, the audits will be less detailed than that required of public companies.
In determining the cash out prices to be used in the Reverse Stock Split, the Board of Directors considered the entirety of the Reverse Stock Split transaction and its consequences, as well as WoodRock’s presentation, WoodRock’s determinations as to ranges of fairness for cash out prices, and the form of WoodRock’s Fairness Opinion. The Board of Directors established cash out prices of $10.77 per share for the common stock, representing the trailing six month average stock price plus a 24.5% premium, and $11.52 per share for the Class A Preferred Stock, representing the cash out price of $10.77 per common share plus a $.75 per share liquidation preference. In determining the cash out prices, the Board of Directors gave consideration to WoodRock’s view that the trailing six month average stock price of $8.65 was the best baseline proxy for valuing a minority interest position. The Board of Directors also gave consideration to WoodRock’s view that a premium should be paid, but that it should not be at the high end of the range of premiums suggested by WoodRock in their “allocation of cost savings” approach. WoodRock advised that the high end of that range ($11.44 per common share) would be a price above which there would not be a per-share economic justification for the Reverse Stock Split transaction.
In the “allocation of cost savings” approach, WoodRock considered the pro rata sharing of the anticipated cost savings as a measure of value generated by the Reverse Stock Split. In that analysis, WoodRock calculated a range of net present values for the anticipated cost savings on a per share basis and added these pro rata estimates of per share benefits to the Company’s current stock price to estimate the additional value captured per share on the Company’s stock price. This resulted in a per share estimated premium of $1.26 to $2.54 above the then-current stock price of $8.90 per share. The $10.77 cash out price fixed by the Board represented a $1.87 per share premium over the then-current market price of $8.90 per share. See “–Opinion of WoodRock–Allocation of Cost Savings Associated with the Reverse Stock Split.”
The Board of Directors determined that cash out prices of $10.77 per share of common stock and $11.52 per share of preferred stock are high enough to be fair to cashed out holders, who, unless they buy additional shares before the Reverse Stock Split is effected, will be cashed out at a time and price not of their choosing, will no longer be stockholders of the Company and will not have the opportunity to participate in the anticipated cost savings expected to be realized through the Reverse Stock Split or in any potential appreciation in the value of the Company. At the same time, the Board of Directors determined that these cash out prices are not so high as to be unfair to unaffiliated continuing holders, who will continue to own equity in the Company after its cash resources and net worth are diminished by payment of the cash out prices, but who will have the opportunity to benefit from the anticipated cost savings related to terminating the Company’s public status as well as any potential appreciation in the value of the Company. Consequently, based on the valuation analyses, historical prices and other factors described below, the Board of Directors concluded that cash out prices of $10.77 per share of common stock and $11.52 per share of preferred stock will each be fair, from a financial point of view, to both cashed out holders and unaffiliated continuing holders.
In determining the fairness of the Reverse Stock Split, the Board of Directors considered each of the factors discussed above and below. The Board of Directors believes that the Reverse Stock Split is procedurally and substantively fair to all of the Company’s stockholders, including stockholders who will be cashed out and unaffiliated stockholders who will continue to hold common stock or preferred stock, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings the Company expects to realize from deregistration.
The Board of Directors engaged WoodRock to assist the Board in determining and analyzing the fairness of the cash out prices and to opine on whether those prices are fair to both the cashed out holders and the continuing holders (unaffiliated and affiliated), from a financial point of view. Information regarding the engagement of WoodRock, the work performed by WoodRock, the analyses provided to the Board by WoodRock, and the opinion of WoodRock as to the fairness of the cash out prices, from a financial point of view, is contained below in this Proxy Statement. See “–Opinion of WoodRock & Co” and “Reverse Stock Split Proposal–Background of the Reverse Stock Split”.
Each member of our Board of Directors, and each member of our controlling stockholder group, has determined that the Reverse Stock Split is fair, both procedurally and substantively, to all of the Company’s stockholders, including cashed out holders and unaffiliated continuing holders. In making these determinations, each member of our Board of Directors, and each member of our controlling stockholder group, has relied upon and adopted the presentation and Fairness Opinion of WoodRock, as well as his own business judgment and analysis.
     Significant Cost and Time Savings. By deregistering the common stock and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of at least $1.5 million, as well as free up significant management time. Please see “–Purpose of the Reverse Stock Split” and “–Opinion of WoodRock & Co.” for more information about these cost and time savings.
     Market Prices and Liquidity. In determining the cash out prices, the Board took into consideration the market price of the common stock as well as the low trading volume of the common stock and the absence of any regular market for the preferred stock. The Board of Directors considered that, historically, the market for the Company’s shares has not been very liquid, as evidenced by the fact that out of the 252 total trading days in the twelve months ended August 18, 2009, there were 148 trading days on which the trading volume was below 1,000 shares, including 58 trading days on which our common stock was not traded at all.
On August 18, 2009, the Company’s common stock closed at a price of $8.90 per share. Over the six months ended on that date, the average market price of the Company’s common stock was $8.65. The cash out price of $10.77 per share of common stock represents (i) a premium of 24.5% over the average closing sale price of the common stock on the NYSE Amex during the six-month period ended August 18, 2009, the last trading date prior to WoodRock’s determination of ranges of fairness for the cash out prices, and (ii) a premium of 21.0% over the most recent closing sale price of the common stock as of August 18, 2009. The cash out price for the common stock also represents a premium of 15.2% over the price at which shares of common stock traded on the NYSE Amex after August 18, 2009 and prior to public announcement of the Reverse Stock Split (a total of 300 shares traded between August 18, 2009 and the public announcement of the Reverse Stock Split on August 24, 2009, all at a price of $9.35 per share). See “Reverse Stock Split Proposal — Background of the Reverse Stock Split” for a more detailed discussion of the Board’s determination of the cash out prices.
The Board also took into consideration there is no existing regular trading market for the preferred stock, the $0.75 per share liquidation preference and other characteristics of the Class A Preferred Stock, as well as the fact that, historically, various exchanges of the Company’s Class A Preferred Stock and common stock have customarily been made on the basis of nine shares of Class A Preferred Stock for ten shares of common stock (although shares of the outstanding Class A Preferred Stock are convertible into shares of Common stock on a one-for-one basis).
The stock price analysis of WoodRock is discussed in greater detail in this section under the heading “–Opinion of WoodRock & Co.”
     Comparable Public Companies Analysis. The Board reviewed and considered WoodRock’s analysis of comparable publicly traded companies, which provided an indication of value of such companies expressed as a multiple of operating and financial metrics. The Company’s financial condition and historical financial results generally show continued operating losses, negative cash flow from operations and significant liabilities. As a result, the Board focused on WoodRock’s analysis of the comparable companies’ enterprise values relative to revenues. WoodRock’s comparable company analysis yielded implied stock prices for the comparable companies ranging from $8.98 to $13.49. The comparable public companies analysis of WoodRock is discussed in greater detail in this section under the heading “–Opinion of WoodRock & Co.”
     Precedent Transactions Analysis. The Board also reviewed and considered WoodRock’s analysis of six recent transactions in which fairness opinions were obtained by companies seeking to reduce their number of record holders through reverse stock splits, including the premiums paid in such transactions relative to the closing prices of the underlying common stock prior to announcement of the transactions. WoodRock’s analysis focused on the premiums paid in the six comparable reverse stock split transactions over the 120 day average price of the underlying common stock, the mean of which was 24.5%. In three of these precedents, controlling stockholders had sufficient votes to assure stockholder approval. In the other three precedents, the outcome of the stockholder vote was not predetermined. The mean premium in the three controlled group precedent transactions was 16.7%, and the mean premium in the three non-controlled group precedent transactions was 32.4%. The Board of Directors did not focus on or discuss this distinction within the precedent transactions analyzed by WoodRock, but instead focused on the overall average premium paid in those transactions. The cash out price of $10.77 per share of common stock ultimately determined by the Board of Directors represents a 24.5% premium (the mean of all six precedent transactions), over the six-month average price of the common stock prior to August 19, 2009, the date of WoodRock’s presentation to the Board of Directors. The precedent transactions analysis of WoodRock is discussed in greater detail in this section under the heading “–Opinion of WoodRock & Co.”
     Discounted Cash Flow Analysis. Because we have generated negative cash flow from operations in recent periods and management currently projects that the Company will generate negative cash flow from operations for the foreseeable future, WoodRock determined that the discounted cash flow approach would not be an appropriate methodology to use in determining the fairness of the cash out prices. Accordingly, the Board of Directors did not focus on this methodology. For more information, please read “–Opinion of WoodRock & Co.”
     Allocation of Cost Savings Associated with the Reverse Stock Split. Based upon management’s expected cost savings of at least $1,550,000 per year and after estimating a potential range in the event that actual cost savings outcomes could vary by $232,500 (15%) per year, WoodRock established a range of premiums to the August 18, 2009 common stock share price if a pro rata allocation of the savings were to be used as the basis for establishing the cash out prices. This analysis by WoodRock yielded an implied common stock cash out price ranging from $10.16 to $11.44, above which there would not be a per-share economic justification for the Reverse Stock Split. The Board reviewed and considered this analysis by WoodRock in determining the cash out prices. WoodRock’s analysis of the allocation of cost savings associated with the Reverse Stock Split is discussed in greater detail in this section under the heading “–Opinion of WoodRock & Co.”
     Disposition/Liquidation Analysis. WoodRock conducted a disposition and liquidation analysis in order to derive an implied equity reference range for the Company. WoodRock’s disposition and liquidation analysis yielded an implied common stock price range of $5.00 to $10.40. Upon a liquidation of the Company, the holders of the Company’s Class A Preferred Stock would be entitled to receive $0.75 in cash per share and then to participate equally on a share for share basis with the holders of common stock in any further proceeds of liquidation. The Board of Directors reviewed and considered WoodRock’s disposition and liquidation analysis as well as the $0.75 liquidation preference on the Class A Preferred Stock in determining the cash out prices. The disposition and liquidation analysis of WoodRock is discussed in greater detail in this section under the heading “–Opinion of WoodRock & Co.”
     WoodRock’s Special Considerations on Fairness to Continuing Holders. The Board of Directors noted WoodRock’s belief that the Reverse Stock Split will be an appropriate use, from a financial point of view, of the Company’s cash and a beneficial long-term result for the Company and the continuing holders. The Board of Directors also took into consideration WoodRock’s advice that, because the Company’s shares will trade via electronic markets, WoodRock does not anticipate that trading after the Reverse Stock Split will be meaningfully impaired for continuing holders as a result of the reduced number of outstanding shares and increased individual share price. See “–Opinion of WoodRock & Co.” for additional information.
     WoodRock’s Conclusion. In approving the Reverse Stock Split on August 24, 2009, the Board of Directors took into consideration the opinion of WoodRock that, based on its experience as an investment bank and subject to the various assumptions and limitations set forth in its Fairness Opinion, as of August 24, 2009 the cash out prices to be paid to holders of common stock and preferred stock in the Reverse Stock Split are fair, from a financial point of view, both to the cashed out holders and the continuing holders.
     The Board of Directors also considered the following factors in determining fairness:
     Net Book Value. The Company has a stockholders’ deficit, i.e., a negative “net book value,” for accounting purposes. The Board of Directors and WoodRock therefore did not focus on the relationship between the Company’s net book value and the cash out prices to be paid in the Reverse Stock Split.
     Prior Repurchase Transactions. Our controlling stockholder group has not purchased any shares of common stock since prior to January 1, 2007. The Company has not repurchased any shares during the past twelve months. The Board of Directors was cognizant of the prior Company repurchases set forth below under “Voting Securities–Common Stock Repurchases.” Because of adverse changes that have occurred in the periods since these repurchase transactions (see “Special Factors–Purpose of the Reverse Stock Split” above), the Board of Directors did not consider these repurchase transactions to be pertinent in determining the cash out prices to be paid in the Reverse Stock Split.
     Going Concern Value. The Company has generated negative cash flow from operations in recent periods and management currently projects that the Company will generate negative cash flow from operations for some time. Additionally, the Company has not historically had and does not anticipate having net income for some time. In the absence of operating cash flow and earnings, the Board of Directors gave consideration to WoodRock’s disposition/liquidation analysis approach in which it derived an implied equity reference range for the Company of $5.00 to $10.40 per share, noting that the top of the implied equity reference range did not exceed the top of WoodRock’s range of fairness for the cash out price of common stock.
     Interests of Different Stockholder Groups. All of the Company’s directors own shares of common stock or options to purchase common stock, but the 250 share threshold was determined without regard to their individual share ownership positions. The transaction is structured to assure that there are no differences in treatment between affiliated and unaffiliated stockholders. Nevertheless, as discussed above, the Board of Directors was aware of, and considered, the potential conflicts between the interests of the cashed out holders and the continuing holders. Also, as discussed above, the Board of Directors was aware of, and considered, the potential differences in effects upon (and resulting potential conflicts between the interests of) the controlling stockholder group and the other unaffiliated continuing holders.
As part of its engagement of an independent financial advisor, the Board of Directors instructed WoodRock to determine ranges of fairness for the cash out prices and to deliver the Fairness Opinion. In the Fairness Opinion, WoodRock confirmed WoodRock’s conclusion and advice that the cash out prices to be paid to holders of common stock and preferred stock in the Reverse Stock Split “are fair, from a financial point of view, both to the stockholders all of whose shares will be repurchased and to the stockholders who will retain stock positions.” Each member of the Board of Directors relied upon and adopted the Fairness Opinion and presentation materials furnished by WoodRock, as well as on his own business judgment and analysis, in determining that the Reverse Stock Split is fair to the cashed out holders and to the continuing stockholders. Each member of the Board of Directors was mindful of his duties to the Company and its stockholders in this connection, including his duties to the cashed out stockholders and unaffiliated continuing stockholders. Considering the foregoing and all other aspects of the Reverse Stock Split, the Board of Directors did not conclude that it was necessary or would be advisable or appropriate for the Company to incur the additional cost, or to risk the potential delays and potential uncertainties with respect to accomplishment of the Company’s intended cost savings, that would have resulted from a decision to engage independent counsel, or to establish an independent committee, to represent solely the interests of shareholders being cashed out or to structure the Reverse Stock Split so that approval by a majority of the unaffiliated stockholders would be required.
The Company has not made any provision in connection with the Reverse Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors does not believe it would be necessary or prudent to incur the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders’ access to our corporate files, the Board of Directors determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Reverse Stock Split. The Board of Directors also considered the fact that under Delaware law, subject to certain conditions, qualified stockholders have rights to review our relevant books and records.
     Treatment of Affiliated and Unaffiliated Holders of Company Shares. The Reverse Stock Split will not affect holders of the Company’s shares differently on the basis of affiliate status. Likewise, the transaction will not materially increase the controlling stockholder group’s percentage ownership or voting power in comparison to other unaffiliated stockholders. The sole determining factor in whether a stockholder will be a cashed out holder or continuing holder as a result of the Reverse Stock Split is the number of shares of common stock or preferred stock held by the stockholder immediately prior to the Reverse Stock Split. Please see “–Description of the Reverse Stock Split and–Effects of the Reverse Stock Split” and “Reverse Stock Split Proposal–Summary and Structure” for more information. Likewise, stock options, stock appreciation rights, shares of restricted stock and phantom shares held by or in accounts for the benefit of directors, officers and other affiliates or employees of the Company will be affected by the Reverse Stock Split in the same manner as the outstanding shares of common stock in all material respects. Please read the section entitled “Past Contacts, Transactions, Negotiations and Agreements” for additional information.
     Potential Ability to Control Decision to Remain a Holder of or Liquidate Company Shares. Current holders of fewer than 250 shares can remain stockholders of the Company by acquiring additional shares, if available, so that they own at least 250 shares immediately before the Reverse Stock Split. Conversely, stockholders that own 250 or more shares and desire to liquidate their shares in connection with the Reverse Stock Split can sell or otherwise reduce their record or street name holdings at a particular brokerage house to less than 250 shares prior to the Reverse Stock Split. It should be noted that, because there has historically been very limited trading in the Company’s common stock, a stockholder seeking to either increase or decrease holdings prior to the Reverse Stock Split may not be able to do so, at a price they are willing to pay.
     Minimum Effect on Voting Power of Unaffiliated Continuing Holders. The Reverse Stock Split will have a minor effect on the voting power of the Company’s unaffiliated continuing stockholders. The common stock and the preferred stock are the only voting shares of the Company and will continue to be the only voting shares after the Reverse Stock Split. The voting and other rights of the common stock and the preferred stock, and the relative voting power of the common stock and preferred stock, will not be affected by the Reverse Stock Split. The only effect of the Reverse Stock Split on voting power will be a minor change in the overall ownership percentage of the continuing holders.
Based on information as of the Record Date, there were 4,559,637 shares of common stock outstanding, of which approximately 64.4% were held by the controlling stockholder group. The Company expects to repurchase an estimated 152,000 shares of common stock in connection with the Reverse Stock Split, which represents approximately 3.3% of the Company’s outstanding shares of common stock. Based on information as of August 18, 2009, there were 668,119 shares of preferred stock outstanding, of which approximately 99.2% were held by the controlling stockholder group, and the Company expects to purchase an estimated 2,100 shares of preferred stock in connection with the Reverse Stock Split. As a result, the ownership percentage attributable to each share held by each continuing holder will change by a minor amount, but there will be only a slight change in the percentage of outstanding shares held by any particular continuing holder, including the controlling stockholder.
     No Material Change in Voting Power of Controlling Stockholder Group. Each share of preferred stock is entitled to ten votes per share and each share of common stock is entitled to one vote per share on all matters as to which the Company’s stockholders are entitled to vote together as a single class. As a result, the Company estimates that the percentage of the total number of votes that the controlling stockholder group may cast in any such vote of stockholders will increase from approximately 85.1% prior to the Reverse Stock Split to approximately 86.4% after the Reverse Stock Split. The Board of Directors concluded that this increase in the voting power of the controlling stockholder group is not significant to the other stockholders.
     No Material Change in Ownership Percentages of Executive Officers and Directors. As noted above, only a small percentage of our common stock and preferred stock will be repurchased as a result of the Reverse Stock Split. As a result, the percentage ownership of each of the continuing holders will be approximately the same as it was prior to the Reverse Stock Split. For example, based on information as of the Record Date, the executive officers and directors of the Company (including shares owned by the controlling stockholder group) owned approximately 64.5% of the outstanding shares of common stock and are expected to own an estimated 66.7% of the outstanding shares of common stock following the Reverse Stock Split.
     Reduced Expenses from Administering Small Record Holder Accounts. The Reverse Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we had approximately 2,270 record holders of common stock that held fewer than 250 shares. These stockholders held approximately 138,000, or 3.0%, of our outstanding shares of common stock but represented approximately 92.7% of the 2,450 total number of record holders of common stock. Also, we had 34 record holders of preferred stock that held fewer than 250 shares. These stockholders held approximately 1,300, or 0.2%, of our outstanding shares of preferred stock but represented approximately 91.9% of our total number of record holders of preferred stock.
     Other Potentially Applicable Factors. Although potentially relevant to a determination of the fairness of the Reverse Stock Split, the factors listed below are, for the reasons given, not applicable to the Company, and were therefore not considered by the Board of Directors.
•	Firm Offers. No firm offers to purchase the Company have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Company, and the Board of Directors did not seek out any such offers.

•	Merger, Consolidation or Other Extraordinary Transaction. The Pacific Lumber Company and its subsidiaries, our former forest products subsidiaries, were deconsolidated from the Company’s financial results on January 19, 2007 due to those entities filing for reorganization under Chapter 11 of the Bankruptcy Code. On July 30, 2008, the Company lost its entire indirect equity interest in its forest products subsidiaries upon consummation of the plan of reorganization approved by the bankruptcy court. Otherwise, the Company has not engaged in, nor received a firm offer for, any merger or consolidation with another company or any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of its assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of, or firm offers for, our shares during the past two calendar years that would enable the holder to exercise control of the Company. Our controlling stockholder group has had the capability to exercise control of the Company at all times during the past two calendar years and during the current calendar year.
Opinion of WoodRock & Co.
     The Board of Directors retained WoodRock to provide the Fairness Opinion. On August 24, 2009, WoodRock delivered the Fairness Opinion to the Board of Directors. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of August 24, 2009, the cash out prices to be paid to holders of common stock and preferred stock in the Reverse Stock Split are fair, from a financial point of view, both to the cashed out holders and the continuing holders. WoodRock also delivered to and discussed with the Board of Directors a written presentation summarizing the analyses described below.
THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION IS ALSO AVAILABLE FOR INSPECTION AND COPYING DURING REGULAR BUSINESS HOURS AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 1330 POST OAK BOULEVARD, SUITE 2000, HOUSTON, TEXAS 77056-3058.

The Board of Directors selected WoodRock as its financial advisor based on the experience of WoodRock in mergers, acquisitions, going private transactions, and in securities valuation generally. WoodRock is an investment banking firm that is continuously engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.
In rendering the Fairness Opinion, WoodRock conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, WoodRock:
•	Reviewed a draft of this Proxy Statement;

•	Reviewed and analyzed certain publicly available financial and other data, including the Company’s Annual Reports on Forms 10-K for the five fiscal years ended December 31, 2008 and the Company’s Quarterly Reports on Form 10-Q for the three months ended June 30, 2009, and certain other relevant historical operating data relating to the Company made available to WoodRock from published sources and from the internal records of the Company;

•	Reviewed internal forecasts and other information (including with respect to potential gain and loss contingencies) provided by, and conducted discussions with, members of the senior management of the Company with respect to the business prospects, contingencies and financial outlook of the Company;

•	Reviewed various third-party appraisals of certain of the Company’s assets;

•	Reviewed current and historical market prices and trading activity of the Company’s common stock;

•	Compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded;

•	Reviewed the financial terms, to the extent publicly available, of selected precedent transactions which WoodRock deemed generally comparable to the Reverse Stock Split; and

•	Conducted such other financial studies, analyses, and investigations and considered such other information as WoodRock deemed appropriate.
In rendering the Fairness Opinion, WoodRock relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and financial, legal, tax, operating and other information (including, without limitation, the financial statements and related notes thereto of the Company) furnished or otherwise made available to, discussed with or reviewed by WoodRock, and did not assume responsibility for such information. WoodRock did not assume any responsibility to perform, and did not perform, an independent evaluation, physical inspection, or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. Additionally, WoodRock did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company is or may be a party or is or may be subject; of contingent gains that the Company might realize; or of any governmental investigation or any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. WoodRock also assumed that the Reverse Stock Split will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in this Proxy Statement reviewed by WoodRock, without waiver, modification, or amendment of any material term, condition, or agreement and without any regulatory restrictions, conditions, amendments, or modifications; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Reverse Stock Split will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Reverse Stock Split.
With respect to data and discussions relating to the business prospects and financial outlook of the Company, WoodRock assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such financial analyses and forecasts. WoodRock further relied on the assurances of members of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.
The Fairness Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to WoodRock as of, August 24, 2009. WoodRock did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw the Fairness Opinion, or otherwise to comment on or consider events occurring after August 24, 2009.
Several analytical approaches were used by WoodRock, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular approaches. The overall conclusions of WoodRock were based on all the analyses and factors described below, taken as a whole, and also based on WoodRock’s experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Therefore, WoodRock’s analyses must be considered as a whole, and selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying the Fairness Opinion.
In connection with its analyses, WoodRock made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Analyses and estimates based upon forecasts of future results, including various contingencies called to WoodRock’s attention, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, neither the Company nor WoodRock nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, WoodRock has not been engaged to consider, and has expressed no opinion as to the effect of any possible changes in the assumptions or subsequent transactions as of the date of this Proxy Statement from those described to WoodRock in connection with the delivery of the Fairness Opinion.
The Fairness Opinion of WoodRock addresses only the fairness, from a financial point of view, of the cash out prices to be paid in the Reverse Stock Split. WoodRock was not requested to opine as to, and the Fairness Opinion does not address:
•	The underlying business decisions of the Board of Directors, the Company or its stockholders, or any other party to proceed with or effect the Reverse Stock Split;

•	The fairness of any portion or aspect of the Reverse Stock Split not expressly addressed in the Fairness Opinion;

•	The fairness of any portion or aspect of the Reverse Stock Split to holders of any class of securities, creditors or other constituencies of the Company, or any other party, other than as set forth in the Fairness Opinion;

•	The relative merits of the Reverse Stock Split as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

•	The tax or legal consequences of the Reverse Stock Split to either the Company, its stockholders, or any other party;

•	Except for the relative treatment of common stock and preferred stock in the Transaction, the fairness of any portion or aspect of the Reverse Stock Split to any one class or group of the Company’s or any other party’s stockholders vis-à-vis any other class or group of the Company’s or such other party’s stockholders;

•	How any stockholder should act or vote, as the case may be, with respect to the Reverse Stock Split;

•	The terms or fairness of any future transactions; or

•	The solvency, creditworthiness, or fair value of the Company or any other participant in the Reverse Stock Split under any applicable laws relating to bankruptcy, insolvency, or similar matters.
     Summary of Financial Analyses Performed by WoodRock. WoodRock performed the valuation analyses discussed below and reflected in the Fairness Opinion without regard to the actual cash out prices, which were subsequently determined by the Board of Directors. Ultimately, the Board of Directors determined the cash out prices, which are within the ranges of fair values concluded by WoodRock.
In arriving at its Fairness Opinion, in addition to reviewing the matters set forth above, WoodRock used the following approaches to evaluate the fairness, from a financial point of view, of the cash out prices:
•	A historical trading price approach;

•	A selected comparable public companies approach;

•	A precedent transactions approach;

•	A discounted cash flow approach;

•	A current stock price plus allocation of the cost savings of the Reverse Stock Split approach; and

•	A disposition/liquidation analysis approach.
Based on the listed analytical methods (described in greater detail below), WoodRock concluded that a cash out price per share of common stock in the range of $8.65 to $11.44 would be fair from a financial point of view. The outstanding shares of preferred stock carry a $0.75 liquidation preference and a $0.05 per share dividend preference along with other conversion and voting rights. WoodRock has been advised by the Company that, historically, exchanges of the Company’s Class A Preferred Stock and common stock have customarily been made on the basis of nine shares of Class A Preferred Stock for ten shares of common stock (although shares of the outstanding Class A Preferred Stock are convertible into shares of common stock on a one-for-one basis). These factors and differences between the common stock and preferred stock were taken into consideration in WoodRock’s analysis, and WoodRock concluded that a cash out price per share of preferred stock in the range of $9.40 to $12.19 would be fair from a financial point of view. Based upon its review, WoodRock is of the opinion that the cash out prices of $10.77 per share of common stock and $11.52 per share of preferred stock determined by the Board of Directors represent fair prices from a financial point of view to the Company’s stockholders, both to cashed out holders and continuing holders.
     Historical Trading Price Approach. Because the Company’s common stock is publicly traded, WoodRock considered the per share value ascribed to it by the public markets, with consideration given to the low trading volume. Accordingly, WoodRock analyzed the Company’s historical stock prices, trading volume, and level of institutional ownership. On August 18, 2009, the Company’s common stock closed at a price of $8.90 per share. Over the six months ended on that date, the Company’s stock traded in ranges that have declined significantly from previous levels, including a trailing six-month 95% probability range of $3.80 to $13.50, compared to a 95% probability range of $3.87 to $17.30 for the trailing one-year period. In performing its fundamental valuation, WoodRock considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in this Proxy Statement.

          Comparable Public Companies Approach. This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as revenues or earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable publicly traded companies. Neither WoodRock nor management were able to identify any public companies that are engaged in the same range of businesses as the Company. Thus a peer group of benchmark companies was selected for each of the Company’s primary businesses: real estate development and horse racing. WoodRock noted the Company’s financial condition and historical financial results generally show continued operating losses, negative cash flow from operations, and significant liabilities. As a result, WoodRock focused on the comparable group’s enterprise values relative to revenues. Mean revenue multiples were identified for each segment and then weighted to reflect the Company’s historical and anticipated revenue to establish a range of estimated values for the Company.
The resulting implied values, implied equity values, and implied equity values per share are calculated based on the mean enterprise values/revenues of the comparable group, plus and minus 5%, to generate a range of implied values as shown in the following table:

	Low		Average		High
LTM Revenue Multiple	3.12	x	3.29	x	3.45	x

Enterprise Value ($ millions)	$223.83		$235.61		$247.39

Implied Stock Price	$8.98		$11.23		$13.49

This approach did not yield highly relevant comparable data because, due to the Company’s significant operating losses, the only multiple comparisons that could be generated were based on revenues, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by the Company.
          Precedent Transactions Approach. WoodRock reviewed recent comparable transactions effected by means of a reverse stock split and analyzed the premiums paid in these transactions relative to the closing prices of the underlying common stock prior to the announcement of the transactions. The mean premiums observed for the one, 30, 60, 90, and 120-day periods were as follows:

Comparable Transaction Premium Analysis
	Offer Price vs. Avg. Trading Price from Last

Company	Announcement	30 Days	60 Days	90 Days	120 Days	12 Months
Edd Helms Group, Inc.	14.3%	14.3%	14.3%	14.3%	14.3%	-1.4%
Forgent Networks, Inc. (Asure Software)	71.4%	77.4%	78.5%	36.7%	36.7%	-26.6%
Gouverneur Bancorp, Inc.	19.0%	16.9%	17.0%	13.1%	13.1%	1.9%
Grill Concepts, Inc.	100.0%	79.1%	63.1%	19.5%	0.5%	-46.1%
Katy Industries, Inc.	135.3%	41.1%	47.1%	52.4%	59.9%	40.5%
Capital Properties, Inc.	8.2%	12.9%	15.2%	22.8%	22.8%	12.7%

Mean	58.0%	40.3%	39.2%	26.5%	24.5%	-3.2%
Standard Deviations	48%	28%	25%	14%	19%	28%
Over the time period during which the comparable transactions took place, the equity markets fell dramatically with the NASDAQ Composite falling 35.6% from 2,401 to 1,571. Accordingly, WoodRock focused on premiums paid over the average closing price as measured across the longest reported trading range (120 days) in order to reduce the influence of this market volatility on the measure of the premium.
Specifically, WoodRock reviewed reverse stock split transactions involving the following companies:
•	Edd Helms Group Inc.;

•	Forgent Networks Inc.;

•	Gouverneur Bancorp Inc.;

•	Grill Concepts Inc.;

•	Katy Industries Inc. and

•	Capital Properties Inc.
          Discounted Cash Flow Approach. WoodRock considered using a discounted cash flow analysis to estimate a value for the Company in which WoodRock would calculate the present value of the projected future cash flows of the Company using the Company management’s projections for the fiscal years 2009 through 2013. Management currently projects that the Company will generate negative cash flow from operations for the foreseeable future. As a result, WoodRock determined that the discounted cash flow approach would not be an appropriate methodology to use in determining the fairness of the cash out prices to be paid in the Reverse Stock Split.
          Allocation of Cost Savings Associated with the Reverse Stock Split. WoodRock also reviewed the present value of the anticipated savings resulting from the Reverse Stock Split. Based upon management’s expected cost savings and after estimating a potential range in the event that actual cost savings outcomes could vary by $232,500 (15%) per year, WoodRock established a range of premiums applicable to the current share prices if a pro rata allocation of the savings were to be used as the basis for establishing the cash out prices. This analysis indicates a range of prices beyond which there would not be a per-share economic justification for the Reverse Stock Split.

	Low	Average	High
Estimated Additional Value/Premium Per Share	$1.26	$1.90	$2.54
Common Stock Price As of Close on August 17, 2009	$8.90	$8.90	$8.90

Implied Stock Price	$10.16	$10.80	$11.44

          Disposition/Liquidation Analysis Approach. WoodRock derived an implied equity reference range for the Company by performing a disposition and liquidation analysis based on management’s and external third-party estimates of value. The analysis was based on an assessment of the estimated values of balance sheet assets net of liabilities of the Company under both an orderly disposition and more rapid liquidation scenario to establish a range of potential disposition / liquidation values for the Company. The analysis assumed no federal tax impact. Based on this analysis, the implied high and low equity values for the Company were in a range of $26.16 million to $54.37 million. When the implied equity values were divided by the shares of common stock outstanding of 5,227,756 (assuming conversion of all preferred stock into common stock on a one-for-one basis), this analysis resulted in the following implied per share equity range for the Company:

(In millions of U.S.$, except per share data)	Low	Average	High
Estimated Asset Disposition Value	$123.75	$138.59	$153.44

Transaction Costs	$6.19	$6.93	$7.67
Total Claims by Creditors	$90.90	$90.90	$90.90
Total Claims by Preferred Stock Owners	$0.50	$0.50	$0.50

Total Remaining for Shareholder Distribution	$26.16	$40.26	$54.37

Implied Stock Price	$5.00	$7.70	$10.40

          Miscellaneous Considerations. No single company or transaction used in the above analyses, as a comparison, is identical to the Company or the Reverse Stock Split, and an evaluation of the results of the foregoing analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of WoodRock’s providing an opinion as to the fairness, from a financial point of view, of the cash out prices to be paid in the Reverse Stock Split and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold (including any future purchases or sales of Company securities), which are inherently subject to uncertainty.
          Special Considerations on Fairness to Continuing Stockholders. WoodRock noted that implementation of the Reverse Stock Split will require the Company to use a portion of its cash reserves to pay the cash out prices, and also to pay other costs related to the Reverse Stock Split estimated at $500,000. Based on expected annual cost savings of approximately $1,550,000 resulting from the Reverse Stock Split, WoodRock believes the Reverse Stock Split to be an appropriate use, from a financial point of view, of the Company’s cash and a beneficial long-term result for the Company and its stockholders who will retain stock positions after the Reverse Stock Split. WoodRock noted that the Reverse Stock Split will most likely result in the Company’s stock trading at an individual post split price per share that is significantly higher than the current price range as a result of the 1-for-250 split. In addition, some continuing holders will have positions that are less than the traditional 100 share round lot. Because the Company’s shares will trade via electronic markets, WoodRock does not anticipate that trading in this new price range will meaningfully impair liquidity for continuing holders; furthermore, any potential for liquidity impairment would not outweigh the net benefits of the Reverse Stock Split to the Company and continuing holders.
          Conclusion. Based on its experience as an investment bank and subject to the various assumptions and limitations set forth in the Fairness Opinion, WoodRock is of the opinion that, as of August 24, 2009, the cash out prices to be paid to holders of common stock and preferred stock in the Reverse Stock Split are fair, from a financial point of view, both to the cashed out holders and the continuing holders.
WoodRock has received a fee of $75,000 in connection with delivering the Fairness Opinion. WoodRock has not received any other fees for financial advisory or investment banking services from the Company or its affiliates. While there are no existing plans or arrangements in this regard, WoodRock reserves the right to provide other services to the Company in the future, for which it may receive a fee. No portion of the fee paid to WoodRock in connection with delivering the Fairness Opinion is contingent on the completion of the proposed Reverse Stock Split or the conclusions set forth in the Fairness Opinion. In addition, and regardless of whether the proposed Reverse Stock Split is completed, WoodRock is entitled to reimbursement from the Company of its reasonable and necessary out-of-pocket expenses incurred in connection with its services, including its reasonable and necessary attorneys’

fees and related expenses, as well as indemnification against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.
Financing, Source of Funds and Expenses
We expect that all of the approximately $1,700,000 estimated to be necessary to pay the cash out prices to the cashed out holders and continuing holders, as well as the estimated $650,000 of expenses to implement the Reverse Stock Split, will come from the Company’s cash and cash equivalents on hand. See “Reverse Stock Split Proposal—Background of the Reverse Stock Split” and “Meeting and Voting Information—Solicitation and Costs” for the Company’s estimates of the costs related to the Reverse Stock Split.
Conclusion
The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together, support a conclusion that the Reverse Stock Split is fair to all of the Company’s stockholders, including cashed out holders and unaffiliated continuing holders. Each member of our Board of Directors, and each member of our controlling stockholder group, has determined, on the basis of the factors described above and elsewhere in this Proxy Statement, that the Reverse Stock Split, including the timing and terms of the transaction, is fair to all the Company’s stockholders, including cashed out holders and unaffiliated continuing holders.
CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS
When used in this Proxy Statement, the words or phrases “believes,” “expects,” “intends,” “would,” “will,” “should,” “could,” “plans,” “seeks,” “anticipates,” “estimates,” “projects” or the negative thereof or other variations thereon, or similar expressions or terminology, are intended to identify “forward-looking statements.” Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from results presently anticipated or projected. The Company cautions you not to place undue reliance on any such forward-looking statements, which indicate the Company’s belief only as of the date made. The Company advises readers that the Company’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC.
Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:
•	Ongoing economic recessions in the United States and Puerto Rico, which have significantly reduced our revenues.

•	Continued limited real estate demand or potential future increases in real estate demand in areas where we operate.

•	The cyclical nature of the real estate industry and changes in general and local economic conditions.

•	Any failure by us to comply with complex and comprehensive federal, state and local statutes, ordinances and regulations concerning zoning, infrastructure design, subdivision of land, and construction.

•	Potential impacts of intense competition in the real estate investment and development business and the current oversupply of available product in the real estate markets in which we operate.

•	Changes in the market or appraised values of our real estate and other assets.

•	Any failure by our third party contractors to timely and properly complete various infrastructure requirements at our real estate developments.

•	The outcome of discussions that are underway between our Palmas Country Club subsidiary and the Puerto Rico Tourism Development Fund regarding the subsidiary’s cash flow situation.

•	The significant competitive pressures faced by our racing segment due to such factors as the availability of other forms of wagering and entertainment and the greater resources available to some competing racing venues.

•	The Texas Legislature’s passage, or failure to pass, legislation allowing additional forms of gaming at our horse and dog racing tracks.

•	Future amendments of the Texas Racing Act, or the adoption of regulations or the issuance of rulings by the Texas Racing Commission, which negatively or positively affect our racing operations.

•	The existing and possible future tight credit markets that could limit the availability of financing for our businesses in the future.

•	Changes in the legal and business environments in which we operate.

•	Potential involvement by the Company or its subsidiaries in new ventures or investments, either in respect of our existing properties or otherwise.

•	The ultimate outcome of the pending bankruptcy proceedings of our former forest products subsidiaries.

•	The final resolution of certain ongoing and future examinations by taxing authorities.

•	Cost savings resulting from the Reverse Stock Split may be more or less than currently estimated.

•	Potential impacts of market and other factors on the performance of our investment portfolio.

•	Changes in our pension funding obligations depending on the performance of plan assets and any future regulatory modifications.

•	The effectiveness of management’s strategies and business initiatives.

•	Potential recoveries from our claims against insurance carriers in connection with the defense and settlement of two qui tam cases that had been brought against the Company and its controlling stockholder.

•	The impact of other pending and possible future litigation or other claims, which our insurance may not cover fully.

•	The potential impact of rising costs for property and liability insurance.

•	Increasing health care expenses and the impact of national healthcare legislation should it be enacted.

•	The loss of the services of one or more members of our senior management or other key employees.

•	Natural disasters or other catastrophic events.

•	New or modified laws and government regulations affecting our operations such as environmental matters, employee relations, and federal and state and local taxes.

•	Any unionization of our workforce.

•	The impact of claims that could potentially arise from the Company’s prior acquisitions, dispositions or operations.

•	Our failure to identify, and promptly and effectively remediate, any material weaknesses or significant deficiencies in our internal controls over financial reporting.
Additional information regarding these matters is set forth in the Company’s periodic reports filed with the SEC, in particular its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Report on

Form 10-Q for the six-month period ended June 30, 2009. Please see the sections of this Proxy Statement entitled “Available Information” and “Incorporation of Certain Documents by Reference.”

REVERSE STOCK SPLIT PROPOSAL
Background of MAXXAM
The Company is a Delaware corporation. The Company currently conducts the substantial portion of its operations through its subsidiaries, which operate in two industries:
•	Residential and commercial real estate investment and development (primarily in second home or seasonal home communities), through MAXXAM Property Company and other wholly owned subsidiaries of the Company, as well as joint ventures. The Company’s real estate investment and development activities are conducted primarily in Arizona, California, Puerto Rico and Texas, including associated golf course or resort operations in certain locations. Company subsidiaries also own several commercial real estate properties that are subject to long-term lease arrangements.

•	Racing operations, through Sam Houston Race Park, Ltd., a Texas limited partnership wholly owned by the Company, which owns and operates a Texas Class 1 pari-mutuel horse racing facility in the greater Houston metropolitan area, and a pari-mutuel greyhound racing facility in Harlingen, Texas.
The Company’s principal offices are located at 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, and its telephone number at that location is (713) 975-7600.
Description of Capital Stock
The Company currently has two classes of issued and outstanding equity securities. The Company is authorized to issue 15,500,000 shares, divided into two classes, one class consisting of 2,500,000 shares of preferred stock, $0.50 par value, and the other class consisting of 13,000,000 shares of common stock, $0.50 par value. As of the Record Date, the Company had 4,559,637 shares of its common stock issued and outstanding, held by approximately 2,450 stockholders of record. As of the Record Date, the Company had 668,119 shares of its Class A Preferred Stock issued and outstanding, held by 37 stockholders of record. The common stock includes associated Series B Preferred Stock Purchase Rights and the Class A Preferred Stock includes associated Series A Preferred Stock Purchase Rights. See “—Rights Agreement” below.
          Common Stock and Preferred Stock. Each share of common stock has equal voting rights, preferences and privileges. Holders of common stock have one vote for each share they hold. Each share of Class A Preferred Stock has equal voting rights, preferences and privileges. Holders of Class A Preferred Stock have ten votes for each share they hold.
The Class A Preferred Stock is convertible any time at the option of the holder at the rate of one share of common stock for each share of Class A Preferred Stock. If converted, such shares would represent approximately 12.8% of the common stock of the Company. The Class A Preferred Stock (i) is non-redeemable and (ii) has no preemptive rights with respect to any other securities or instruments issued by the Company, except such rights as they may have under the Company’s Rights Agreement described under “—Rights Agreement” below. The holders of the Class A Preferred Stock are entitled to preferential cash dividends, which we refer to as the “Class A Preferential Dividend,” in the amount of $0.05 per share of Class A Preferred Stock in respect of each fiscal year, when and if declared by the Company’s Board of Directors. After satisfaction of the Class A Preferential Dividend, holders of Class A Preferred Stock are also entitled to participate, on a share for share basis, with the holders of common stock in all dividends or distributions in excess of $0.05 per share declared on the common stock. Upon liquidation of the Company, the holders of the Class A Preferred Stock are entitled to a preferential amount in cash equal to $0.75 per share of Class A Preferred Stock, which we refer to as the “Class A Liquidation Preference.” After satisfaction of the Class A Liquidation Preference, holders of Class A Preferred Stock are also entitled to participate, on a share for share basis, with the holders of common stock in all assets of the Company available for distribution. Holders of Class A Preferred Stock are entitled to ten votes per share of Class A Preferred Stock as to all matters voted upon by the stockholders of the Company upon liquidation of the Company.
There are currently no shares of Class B Preferred Stock issued and outstanding. Shares of Class B Preferred Stock would only be issued pursuant to the Rights Agreement described below. The Class B Preferred Stock has no preemptive rights with respect to any other securities or instruments issued by the Company. If issued, the Class B Preferred Stock would be redeemable by the Company, in whole or in part, at any time at a redemption price per share equal to 100 times the average closing price per share of the common stock for the ten consecutive trading days immediately prior to the date of the mailing of the notice of redemption. If issued, the Class B Preferred Stock would, subject to subordination to the rights of the holders of Class A Preferred Stock, be entitled to preferential dividends, which we refer to as the “Class B Preferential Dividend,” equal to the greater of (i) $1.00, or (ii) subject to adjustment, 100 times the aggregate per share amount of all cash and non-cash dividends (other than a dividend payable in common stock or a subdivision of the outstanding shares of common stock) declared on the common stock since the immediately preceding quarterly dividend payment date for the Class B Preferred Stock. If issued, the Class B Preferred Stock would be entitled to a preferential amount of $75.00 per share, which we refer to as the “Class B Liquidation Preference,” upon the liquidation of the Company after the payment of the Class A Liquidation Preference. After satisfaction of the Class B Liquidation Preference and after the holders of common stock have received an amount equal to the Class B Liquidation Preference divided by 100 (subject to adjustment), the holders of Class B Preferred Stock would be entitled to their ratable and proportionate share of the remaining assets of the Company at a ratio of 100 to 1 (subject to adjustment) with the holders of the common stock. If issued, the Class B Preferred Stock would be entitled to 100 votes per share on all matters required to be submitted to holders of common stock.
          Rights Agreement. On December 15, 1999, the Company entered into a Rights Agreement with its Transfer Agent (the “Rights Agreement”). On that same day, the Board of Directors of the Company declared a dividend to stockholders consisting of (i) one Series A Preferred Stock Purchase Right (“Series A Rights”) for each outstanding share of Class A Preferred Stock, and (ii) one Series B Preferred Stock Purchase Right (“Series B Rights”) for each outstanding share of common stock. The Series A Rights and the Series B Rights are collectively referred to herein as the “Rights.” The Rights are designed to encourage potential bidders to negotiate with the Board of Directors prior to attempting a takeover of the Company, and to discourage coercive takeover tactics that may not be in the best interests of the Company and its stockholders.
          The Rights, which do not have voting privileges, expire on December 11, 2009, subject to the right of the Board of Directors to extend the expiration date and amend the provisions of the Rights Agreement. The Board of Directors will approve appropriate amendments to the Rights Agreements to assure that the Reverse Stock Split does not have any effect under the Rights Agreement.
Background of the Reverse Stock Split
In recent periods, our Company has faced a number of challenges, including the bankruptcy of our forest products subsidiaries, significant litigation, ongoing economic recessions in the United States and Puerto Rico, and the inclusion of a “going concern” opinion qualification in our audited financial statements. Sales by the Company’s real estate subsidiaries have fallen off dramatically since 2006, and we do not foresee any near term recovery for that business, particularly since our real estate developments are primarily second home or seasonal home communities in Phoenix, Arizona and Puerto Rico and those markets are expected to be slow to recover. As to its racing operations, the Company has tried to increase revenues through its longstanding pursuit of Texas gaming legislation. However, gaming legislation failed to pass in the regular biennial session of the Texas Legislature that ended in May 2009, and was not considered in the subsequently called special session. See “Special Factors—Purpose of the Reverse Stock Split.”
As a result of these challenges, our negative cash flows and our declining cash balances, management has explored ways to reduce the Company’s overhead and cost structure where possible. One area identified for potential savings was the expense associated with our public company status. From time to time in the past, the Company’s management has considered the relative costs and benefits to the Company of maintaining its SEC-registered status. Our total company compliance costs have increased substantially in recent years, notably as a result of requirements imposed under the Sarbanes-Oxley Act and related increases in such costs as audit and legal services. Also, the relative burden of these costs has increased as the Company’s overall revenues, assets and market capitalization have fallen in recent years. The Company incurs costs of at least $1.5 million per year on a recurring basis that it can eliminate by terminating its status as an SEC-regulated entity, but believes that it receives relatively little benefit in return.
Moreover, the Company’s public company status has not resulted in active trading and investment liquidity for the Company’s stockholders. Out of the 252 total trading days in the twelve months ended August 18, 2009, there were 148 trading days on which the trading volume was below 1,000 shares, including 58 trading days on which our common stock was not traded at all. Since December 31, 2006, the Company has been unable to offer its own common stock as an investment option under the Company’s 401(k) plan due to the absence of a sufficiently active trading market for the common stock.
Likewise, the Company has not recently accessed, and has no plans to access, the public capital markets and derives no benefit in that regard from its SEC-registered status.
These and other factors discussed in this Proxy Statement prompted an evaluation by management and the Board of Directors as to whether the time and costs attendant to being a public company exceed the benefits derived from such status. Following careful consideration and as a result of the process and analyses described in this Proxy Statement, the Board of Directors decided that the monetary expense and the burden to management incident to continued compliance with the Exchange Act, including the requirements of the Sarbanes-Oxley Act, significantly outweigh the benefits derived from continued registration of the Company’s common stock with the SEC.
All members of our Board of Directors participated in each of the Board meeting described below.
At the Board of Directors meeting on May 27, 2009, the Company’s Vice President, Finance, M. Emily Madison, discussed with the Board the Company’s deteriorating cash balances and management’s internal cash flow forecasts, which anticipated continuing negative operating cash flows. Ms. Madison indicated that the Company’s cash balances could be rapidly depleted if these negative operating cash flows were not reduced. Following the presentation by management regarding the Company’s cash position and cash forecast, in an executive session of the Board of Directors, the Board members discussed ways to eliminate costs, and decided to quantify the Company’s ongoing costs of being a public company and to investigate ways to eliminate those costs, at the suggestion of Ezra G. Levin.
After this meeting, the Company’s outside special counsel, working in conjunction with the Company’s management, was directed to consider alternatives potentially available to the Company to eliminate these public company costs. This work culminated in a telephonic discussion on June 26, 2009 between Ms. Madison and the Company’s outside special counsel regarding the alternatives potentially available to the Company to eliminate its public company costs. On that call, the Company’s special counsel discussed three ways in which the Company could potentially accomplish its objective of eliminating public company costs:
•	Reverse Stock Split. In a reverse stock split, a corporation is able to determine in advance a reverse split ratio and a cash out price for fractional shares that are designed to accomplish a specific intended reduction in the number of record holders at a specific anticipated cost. In addition, the transaction requires only an amendment to the certificate of incorporation and does not give rise to statutory dissenters’ rights or appraisal proceedings. For these reasons, outside special counsel advised that the reverse stock split form of transaction was most commonly used to accomplish the objective identified by the Company.

•	Limited Cash Out Merger. In a limited cash out merger, a corporation would also be able to determine in advance a share conversion ratio and a cash out price for fractional shares designed to accomplish the same intended reduction in the number of record holders at the same anticipated cost as a reverse stock split. However, a limited cash out merger would require the formation of a new entity, would involve a statutory merger transaction with potentially complex tax and other consequences, and would give rise to statutory dissenters’ rights and potential appraisal proceedings, all of which could increase the cost and uncertainties of accomplishing the objective.

•	Limited Issuer Tender Offer. In a limited issuer tender offer, a corporation makes an offer to its shareholders to repurchase a limited number of shares of common stock. The primary disadvantage of pursuing the identified objective through this type of transaction would be that, due to its voluntary nature, the corporation has no way to determine in advance how many shares would be tendered. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of tenders by stockholders, which makes it problematic in a limited tender offer to cash out particular holders entirely. These requirements make it difficult to ensure that a corporation would be able, through a limited tender offer, to reduce the number of record holders below the 300 stockholder level and allow it to terminate SEC-registered status. This could result in a corporation incurring the expense of repurchasing numerous shares and still being unable to deregister with the SEC.

As a result of this discussion, Ms. Madison concluded that a reverse stock split would have the fewest uncertainties and would be the lowest cost alternative for achieving the Company’s overall objective. Accordingly, Ms. Madison decided to pursue the reverse stock split alternative.
On June 30, 2009, Ms. Madison and the Company’s Senior Assistant General Counsel, Bernard L. Birkel, met with the Company’s outside special counsel to discuss a potential reverse stock split and the related process and timeline. From June 30, 2009 until July 19, 2009, Ms. Madison and Mr. Birkel worked with the Company’s outside special counsel to evaluate the feasibility of a reverse stock split transaction to reduce the number of record holders to below 300. Ms. Madison analyzed the Company’s shareholder groups and determined that a reverse split ratio of 1-for-250 would reduce the number of record holders to below 300 and provide a “cushion” to help ensure that the number of record holders of our common stock would be less likely to increase again to 300 (a particular concern given the large number of “street name” holders that would remain, any or all of whom could elect to become record holders at any time). Accordingly, Ms. Madison concluded a 1-for-250 reverse split ratio should be proposed.
At a July 20, 2009 meeting, the Board of Directors received a detailed presentation from management and the Company’s outside special counsel, outlining a potential reverse stock split that would result in the Company being able to terminate its SEC-registered status and related matters, including the potential alternative transactions considered but not selected by management. The Board of Directors discussed potential benefits, as well as costs and potential disadvantages, of such a transaction. The Board of Directors also discussed the 1-for-250 reverse split ratio proposed by Ms. Madison.
At the July 20, 2009 meeting, the Board of Directors authorized management to further assess the proposed reverse stock split. The Board of Directors also determined to engage an independent third-party financial advisory firm to determine ranges of fairness for the cash out prices. Following that meeting, Robert J. Cruikshank and J. Kent Friedman, two of the Company’s five non-employee directors, interviewed two financial advisory firms, and at a July 24, 2009 meeting recommended to the full Board of Directors that the Company engage WoodRock. The factors cited by Mr. Cruikshank and Mr. Friedman in making the recommendation included that the firm was well-qualified and experienced, was FINRA-registered and would be able to begin the work promptly. Following questions and discussion, the Board of Directors unanimously approved the selection of WoodRock. On July 24, 2009, management of the Company notified WoodRock of its selection by the Board of Directors. The Company’s management and outside special counsel subsequently negotiated an engagement letter with WoodRock providing for WoodRock to (i) determine ranges of cash out prices that would be fair to both the cashed out holders and the continuing holders based on the nature of the transaction and the circumstances in which it is being considered, and (ii) provide a fairness opinion regarding the cash out prices ultimately determined by the Board of Directors.
On July 28, 2009, the Company’s President, Shawn M. Hurwitz, and Ms. Madison met with WoodRock and reviewed WoodRock’s initial information requests. From July 28, 2009 through August 14, 2009, the Company responded to information requests from WoodRock and made Company personnel available to WoodRock to answer questions and provide additional data. Listings of information provided to WoodRock were distributed to all members of the Board of Directors so that each director could confirm that WoodRock was provided all material information. The Company also furnished each of the directors with copies of all materials provided to WoodRock (other than management presentations that had already been provided to the Board members in connection with prior Board meetings).
On Wednesday, August 12, 2009, WoodRock met with Company management and the Company’s outside special counsel to review and confirm the thoroughness and accuracy of the factual analysis and information regarding the Company to be included in WoodRock’s analyses and the Fairness Opinion.
On Friday, August 14, 2009, WoodRock furnished a written presentation, which was distributed to each member of the Board of Directors the same day, describing its analyses and conclusions and reflecting market information regarding the Company’s common stock through the close of trading on August 14, 2009. On Monday, August 17, 2009, WoodRock delivered a draft of its Fairness Opinion, which was distributed to each member of the Board of Directors the same day, reflecting market information regarding the Company’s common stock through the close of trading on August 14, 2009. On Tuesday, August 18, 2009, WoodRock provided an updated draft of its Fairness Opinion and updated pages of its written presentation to the Board of Directors, which were delivered to the Board of Directors the same day. These updates reflected market information regarding the Company’s common stock through the close of trading on August 18, 2009. They also included WoodRock’s conclusions regarding ranges of fairness for the cash out prices of the Company’s common stock and Class A Preferred Stock in the Reverse Stock Split.

On Wednesday, August 19, 2009, the Company’s Board of Directors convened an extended meeting, during which representatives of WoodRock discussed their process, analyses and conclusions with the Board of Directors. In this meeting, WoodRock communicated and explained the bases for its determinations that ranges of $8.65 to $11.44 for the common stock and $9.40 to $12.19 for the preferred stock represented fair ranges for the respective cash out prices. WoodRock noted the low end of its range of fairness for common stock of $8.65 per share represented the six-month average historical trading price of the Company’s common stock. WoodRock communicated its belief that, for publicly traded shares, the current price and recent trading ranges for a company’s shares are typically considered the best proxies for valuing a minority interest position. WoodRock advised that the $11.44 per common share high end of their range represented the market price of the Company’s common stock on August 18, 2009 ($8.90 per share) plus the top end of WoodRock’s “allocation of cost savings”. In WoodRock’s “allocation of cost savings” approach, WoodRock considered the pro-rata sharing of the anticipated cost savings as a measure of value generated by the Reverse Stock Split. In that analysis, WoodRock calculated a range of net present values for the anticipated cost savings on a per share basis and added these pro-rata estimates of per share benefits to the Company’s current stock price to estimate the additional value captured per share on the Company’s stock price. This resulted in a per share estimated premium of $1.26 to $2.54 above the then-current stock price of $8.90 per share. See “—Opinion of WoodRock—Allocation of Cost Savings Associated with the Reverse Stock Split”. WoodRock communicated that comparable transactions have typically involved paying a premium to the market price at the time a decision is made by the board of directors. They indicated there is a great deal of variability around this premium, but a significant number of recent transactions have paid a premium of 15% to 30%. WoodRock’s representatives advised the Board that payment of a premium would be appropriate, although WoodRock would not recommend paying a premium at the high end of their range of fair cash out prices ($11.44 per common share) determined by WoodRock. After discussion, including questions from directors and answers and elaboration from representatives of WoodRock, the WoodRock representatives were excused from the meeting. The Board of Directors then discussed the Reverse Stock Split, including the ranges of fairness determined by WoodRock for the cash out prices and requested that management provide the Board of Directors with an analysis of the anticipated cash requirements of the Reverse Stock Split based on WoodRock’s ranges of fairness for the cash out prices. The Board of Directors desired to have time for further consideration and reflection, as well as time for further review of the materials furnished by WoodRock and review of the analysis of cash requirements to be prepared by management. Accordingly, the Board of Directors adjourned and agreed to resume discussion of the Reverse Stock Split at a meeting scheduled for Monday, August 24, 2009.
On Friday, August 21, 2009, WoodRock provided an updated draft of its Fairness Opinion, which was distributed to each member of the Board of Directors the same day. At the same time, Ms. Madison also furnished the Board of Directors with the requested analysis showing the cash requirements for various different economic scenarios within the ranges of cash out prices recommended by WoodRock. These different scenarios, set forth below, evaluated the cash requirements for the proposed transaction assuming nine potential cash out prices for the common stock, ranging from the bottom to the top of WoodRock’s range of fair prices for cashing out the common stock.
1.	WoodRock’s bottom end of fairness range, representing the six-month average closing stock price ($8.65), resulting in a total estimated cash out price of $1,427,250.

2.	Market price of MAXXAM common stock at August 18, 2009, the last day of trading before the decision is made by the Board of Directors ($8.90), resulting in a total estimated cash out price of $1,468,500.

3.	WoodRock’s fairness range midpoint ($10.05), resulting in a total estimated cash out price of $1,657,425.

4.	Market price of MAXXAM common stock at August 18, 2009 plus bottom end of WoodRock’s allocation of cost savings of $1.26 per share ($10.16), resulting in a total estimated cash out price of $1,676,400.

5.	Market price of MAXXAM common stock at August 18, 2009 plus low end of WoodRock’s comparable transaction premium of 15% ($10.24), resulting in a total estimated cash out price of $1,688,775.

6.	Implied high end of equity reference range per WoodRock’s analysis ($10.40), resulting in a total estimated cash out price of $1,716,000.

7.	Six-month average closing stock price plus the 24.5% mean of premiums paid in comparable transactions per WoodRock’s analysis ($10.77), resulting in a total estimated cash out price of $1,776,926.

8.	Market price of MAXXAM’s common stock at August 18, 2009 plus the midpoint of the range of WoodRock’s allocation of cost savings ($10.80), resulting in a total estimated cash out price of $1,782,000.

9.	WoodRock’s top end of range, representing the market price of MAXXAM’s common stock on August 18, 2009 plus the top end of WoodRock’s allocation of cost savings of $2.54 per share ($11.44), resulting in a total estimated cash out price of $1,887,600.
The aggregate cash requirements with regard to preferred stock for each of these nine levels ranged from $17,680 at the bottom to $23,161 at the top of WoodRock’s range of fair prices for cashing out the preferred stock.
On Monday, August 24, 2009, the Board of Directors met to further discuss the Reverse Stock Split. After a discussion of various matters, including matters relating to the draft Fairness Opinion received by the directors on August 18, 2009, representatives of WoodRock joined the meeting by telephone and responded to questions and comments from members of the Board of Directors. In response to those questions and comments, WoodRock undertook to clarify and further elaborate the meaning intended in a few sentences in its draft Fairness Opinion and to add a few statements making explicit in the Fairness Opinion certain considerations that had been discussed with the Board of Directors and that had been implicit in conclusions stated in the draft Fairness Opinion. WoodRock also advised that the $11.44 per common share high end of their range would be a price above which there would not be a per-share economic justification for the Reverse Stock Split transaction. WoodRock’s representatives confirmed to the Company’s Board of Directors that nothing had come to WoodRock’s attention since August 18, 2009 that would cause them to change the conclusions set forth in the draft Fairness Opinion. WoodRock’s representatives were then excused from the meeting.
After further review of Ms. Madison’s economic analysis and extensive discussion regarding the various different scenarios, the Board of Directors then voted preliminarily to establish cash out prices of $10.77 per share for the common stock, representing the trailing six-month average closing stock price plus a 24.5% premium (or $1.87 per share), and $11.52 per share for the Class A Preferred Stock, representing the cash out price of $10.77 per common share plus a $.75 per share liquidation preference. In determining the preliminary cash out prices, the Board of Directors gave consideration to WoodRock’s view, discussed on August 19, 2009, that the trailing six-month average stock price of $8.65 was the best baseline proxy for valuing a minority interest position. The Board of Directors also gave consideration to WoodRock’s view that a premium should be paid, but that it should not be at the high end of the range of premiums suggested, and that a premium of 24.5% to the baseline price was consistent with the mean premium paid in WoodRock’s comparable transaction sample group. See “—Opinion of WoodRock—Precedent Transaction Approach”. After further discussion, including a review and confirmation of the various determinations and conclusions of the Board of Directors recited in the draft Proxy Statement reviewed by the directors, the Board of Directors, including all five non-employee directors, unanimously adopted resolutions approving the Reverse Stock Split and the cash out prices and other terms of the Reverse Stock Split described in this Proxy Statement.
After conclusion of the August 24, 2009 Board of Directors meeting, the Company advised WoodRock of the cash out prices that had been determined by the Board of Directors. Later that day, WoodRock provided the final draft of its Fairness Opinion, which addressed the matters raised by the Board at the Board meeting earlier in the day. WoodRock later that day finalized and delivered its Fairness Opinion attached as Exhibit A to this Proxy Statement.
Other than as set forth above, there have been no discussions, meetings, negotiations or contacts among Board members, management, other affiliates and third parties that have occurred during the past two years related to the Reverse Stock Split.
Summary and Structure
The Board of Directors has authorized and recommends that you vote to approve the Reverse Stock Split. In the Reverse Stock Split, (i) holders of fewer than 250 shares of common stock will have their shares cancelled and will receive $10.77 in cash for each share of common stock owned immediately prior to the Reverse Stock Split; (ii) holders of fewer than 250 shares of preferred stock will have their shares cancelled and will receive $11.52 in cash for each share of preferred stock owned immediately prior to the Reverse Stock Split; and (iii) each stockholder holding 250 or more shares of common stock or preferred stock immediately prior to the Reverse Stock Split will receive (A) one share for each 250 shares of common stock or preferred stock held before the Reverse Stock Split, and (B) $10.77 in cash, without interest, for each share of common stock in excess of 250 or any multiple of 250, and $11.52 in cash, without interest, for each share of preferred stock in excess of 250 or any multiple of 250 (in lieu of fractional shares). The Reverse Stock Split will take effect on the date the Delaware Secretary of State accepts for filing the required amendment to our Certificate. The proposed amendment to our Certificate is attached to this Proxy Statement as Exhibit B and is incorporated herein by reference.
Generally, the effect of the Reverse Stock Split can be illustrated by the following examples. These examples assume a hypothetical stockholder holds shares of common stock. The examples would be just the same for a stockholder holding Class A Preferred Stock, except that the applicable cash out price would be $11.52 instead of $10.77 per share.

Hypothetical Scenario	Result

Stockholder A holds 200 shares in a single record account and holds no other MAXXAM shares.	Stockholder A’s 200 shares will be converted into the right to receive $2,154 in cash (200 x $10.77). If Stockholder A wanted to continue to be a stockholder after the Reverse Stock Split, he could purchase an additional 50 shares (under the same account) far enough in advance of the Reverse Stock Split so that the purchase is settled and complete before the Reverse Stock Split.

Hypothetical Scenario	Result

Stockholder B holds 200 shares in a single brokerage account (i.e. in “street name”) and holds no other shares.	We intend to treat stockholders holding shares in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Reverse Stock Split for their beneficial holders. Assuming that they do so, Stockholder B will receive cash in the amount of $2,154 for the 200 shares held prior to the Reverse Stock Split. If the bank, broker or nominee holding Stockholder B’s shares has different procedures, or does not provide us with sufficient information on Stockholder B’s holdings, then Stockholder B may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, that is the actual record holder of the shares.

Stockholder C holds 350 shares of common stock in a single record account and holds no other shares.	Stockholder C will hold one share of common stock after the Reverse Stock Split. Stockholder C will also receive $1,077 in cash (100 x $10.77) in lieu of receiving a fractional share following the Reverse Stock Split.

Stockholder D holds 200 shares in each of two separate record accounts for a total of 400 shares. Stockholder D holds no other MAXXAM shares.	After the Reverse Stock Split, Stockholder D will hold no shares (unless the holdings are consolidated into one account prior to the Reverse Stock Split). Stockholder D will receive $4,308 in cash (400 x $10.77).

Stockholder E holds 100 shares in a brokerage account and 100 shares in a record account. Stockholder E holds no other MAXXAM shares.	Each of Stockholder E’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Stockholder E holds his shares in street name effects the Reverse Stock Split for its beneficial holders, Stockholder E will receive cash in the amount of $1,077 for the 100 shares held in the brokerage account before the Reverse Stock Split. Stockholder E will receive $1,077 for the 100 shares held in the record account.

Husband and Wife each hold 200 shares in separate record accounts and hold 100 shares jointly in another record account. They own no other MAXXAM shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will remain a stockholder after the Reverse Stock Split. In this situation, Husband and Wife will each be entitled to receive $2,154 for the shares held in their individual record accounts (200 x $10.77). Further, they will be entitled to receive $1,077 for the shares held in their joint account (100 x $10.77). Husband and Wife will hold no shares after the Reverse Stock Split. If Husband and Wife still want to be stockholders after the Reverse Stock Split, they could transfer a sufficient number of shares from one account into another so that at least 250 shares are held in one account prior to the Reverse Stock Split.
The Reverse Stock Split is considered a “going-private” transaction as defined by Rule 13e-3 under the Exchange Act because it is intended to terminate the registration of the Company’s common stock and suspend the Company’s filing and reporting obligations under the Exchange Act. In connection with the Reverse Stock Split, we and our controlling stockholder group have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. Please see the section entitled “Available Information.”
The Board of Directors may elect to abandon the Reverse Stock Split, whether before the Meeting or after the stockholder approval, if in its discretion, the Board of Directors determines that the Reverse Stock Split is not in the best interest of the Company or its stockholders. Reasons the Board of Directors may withdraw the Reverse Stock Split proposal include:

•	a change in the nature of the Company’s shareholdings that would prevent us from reducing the number of record holders of our common stock to below 300 as a result of the Reverse Stock Split;

•	a change in the number of shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the cost of the Reverse Stock Split from what we currently anticipate; or

•	a change in our financial condition, results of operations, business prospects, or the holdings of our stockholders that, in the good faith business judgment of the Board of Directors, would render the Reverse Stock Split inadvisable.
Recommendation of the Board of Directors
The Board of Directors has unanimously determined that the Reverse Stock Split is in the best interests of the Company and its stockholders and is fair to all of the Company’s stockholders, including cashed out holders and unaffiliated continuing holders. The Reverse Stock Split is set forth on the proxy card as three matters, as further described in this Proxy Statement:
1)	Common Stock: Reverse stock split on a 1-for-250 basis the shares of common stock and multiply the par value by 250.

2)	Class A Preferred Stock: Reverse stock split on a 1-for-250 basis the shares of Class A Preferred Stock, multiply the par value by 250, multiply the preferential dividend by 250, and multiply the liquidation preference by 250.

3)	Class B Preferred Stock: Reverse stock split on a 1-for-250 basis the authorized shares of Class B Preferred Stock, multiply the par value by 250, multiply the minimum preferential dividend by 250, and multiply the liquidation preference by 250.
The Reverse Stock Split of each class of capital stock is conditioned on the approval of each of the others, and the Reverse Stock Split will not be effected unless each matter is approved by stockholders.
The Board of Directors unanimously recommends that the stockholders vote “FOR” all three matters described above. In addition, our controlling stockholder group, each member of the Board of Directors, and the executive officers of the Company have each advised the Company that they will vote their shares as well as the shares with respect to which they have or share voting power in favor of the Reverse Stock Split. Accordingly, no additional votes will be required to approve the Reverse Stock Split proposal.
Description and Interest of Certain Persons in Matters to be Acted Upon
          Controlling Stockholder. Charles E. Hurwitz, our Chairman of the Board, and Chief Officer, and his affiliates together own approximately 64.4% of the outstanding common stock and approximately 99.2% of the outstanding preferred stock. He thus controls approximately 85.1% of the aggregate voting power of our outstanding shares, has advised the Board of Directors that he will cause all shares of common stock and preferred stock entitled to be voted by him and his affiliates to be voted in favor of the Reverse Stock Split. Accordingly, no additional votes will be required to approve the Reverse Stock Split. The controlling stockholder, together with his affiliates, will hold an estimated 66.6% of the common stock, 99.4% of the preferred stock, and 86.4% of the aggregate voting power following the Reverse Stock Split.
          Controlling Stockholder Group. The controlling stockholder group for the purpose of the Reverse Stock Split consists of Charles E. Hurwitz, Gilda Investments, LLC (“Gilda”), Giddeon Holdings, Inc. (“Giddeon”), the Hurwitz Investment Partnership L.P. (the “Investment Partnership”), the Hurwitz Family Foundation (the “Foundation”) and Shawn M. Hurwitz.
Gilda is a member-managed Delaware limited liability company that engages in investments. Giddeon is a Delaware corporation that engages in real estate and other investments, and is the sole member of Gilda. Giddeon is wholly owned by Charles E. Hurwitz, members of his immediate family and trusts for their benefit. Charles E. Hurwitz serves as the sole director and president of Giddeon.

The Investment Partnership is a Texas limited partnership that engages in investments. The Foundation is a Texas non-profit corporation and charitable foundation. Charles E. Hurwitz is the managing general partner of the Investment Partnership and serves as the president and as a director of the Foundation.
The address of each member of the controlling stockholder group is 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058. The telephone number of each member of the controlling stockholder group at that location is (713) 975-7600.
During the past five years, none of the members of the controlling stockholder group have been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). In addition, none of the members of the controlling stockholder group have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
For information with respect to the business background of our directors and executive officers, including Charles E. Hurwitz and Shawn M. Hurwitz, please see the section directly below entitled “Directors and Executive Officers.”
          Directors and Executive Officers. Our directors and executive officers are collectively considered to be our “affiliates” for purposes of the Reverse Stock Split. Our directors and officers, including our controlling stockholder, own approximately 64.5% of the common stock and 99.2% of the preferred stock. They will hold an estimated 66.7% of the common stock, 99.4% of the preferred stock, and 86.4% of the aggregate voting power following the Reverse Stock Split. All directors and executive officers may be reached by contacting the Company, located at 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058. The Company’s telephone number at that location is
(713) 975-7600.
The following table sets forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of the Record Date. All of the Company’s directors and executive officers are citizens of the United States. All have held their positions described below for at least the last five years, except as otherwise indicated.

Name	Positions and Offices with the Company
Charles E. Hurwitz	Chairman of the Board and Chief Executive Officer

Shawn M. Hurwitz	Co-Vice Chairman of the Board and President

M. Emily Madison	Vice President, Finance

Bernard L. Birkel	Secretary

Robert J. Cruikshank	Director

J. Kent Friedman	Co-Vice Chairman of the Board and Director

Ezra G. Levin	Director

Stanley D. Rosenberg	Director

Michael J. Rosenthal	Director
Charles E. Hurwitz. Mr. Hurwitz, age 69, has served as a member of the Board and the Executive Committee of the Company since August 1978. He also became Chairman of the Board and Chief Executive Officer of the Company in March 1980. From January 1993 to January 1998 and from April 2006 to May 2007, Mr. Hurwitz also served as President of the Company. He is the President and the sole Director of Giddeon Holdings, Inc. That company is primarily engaged in the management of investments and is indirectly a principal stockholder of the Company.
Shawn M. Hurwitz. Mr. Hurwitz, age 44, has been a director and Co-Vice Chairman of the Company since April 2006 and President of the Company since May 2007. For the past seven years, he has been the President and Chief Executive Officer of MAXXAM Property Company (“MPC”), a wholly owned subsidiary of the Company engaged in real estate operations. Prior to that, he was a Vice President of MPC for nine years. Since March 2007, he has also been Chief Executive Officer of Sam Houston Race Park, Ltd., a wholly owned subsidiary of the Company engaged in racing operations. Mr. Hurwitz serves as Chairman Emeritus of the Board for the Knowledge Is Power Program (“KIPP”) organization that includes several open-enrollment public schools providing education services for underserved pre-K to 11th grade students. He is also a member of the Board of Directors of KIPP Foundation, which oversees KIPP Schools nationwide. Mr. Hurwitz is the son of Charles E. Hurwitz.

M. Emily Madison. Ms. Madison, age 41, has served as the Company’s Vice President, Finance since joining the Company in April 2005. Prior to that, Ms. Madison was a partner in Ernst & Young LLP beginning in May 2002 and a partner in Arthur Andersen LLP from September 2001 until May 2002. From 1990 to 2001, Ms. Madison held various positions with Arthur Andersen LLP. She is a Certified Public Accountant, and a member of both the American Institute of Certified Public Accountants and Financial Executives International.
Bernard L. Birkel. Mr. Birkel, age 59, has served as Secretary of the Company since May 1997 and Senior Assistant General Counsel of the Company since February 2000. He joined the Company in August 1990, serving as Corporate Counsel until August 1992, Assistant Secretary from May 1991 to May 1997, Senior Corporate Counsel from August 1992 to May 1997, and as Managing Counsel — Corporate from May 1997 to February 2000. Prior to joining the Company, Mr. Birkel was a partner in the Houston law firm of Woodard, Hall & Primm, P.C. He also served in the U.S. Air Force from 1973 to 1978.
Robert J. Cruikshank. Mr. Cruikshank, age 78, has served as a director of the Company since May 1993. Mr. Cruikshank was a Senior Partner in the public accounting firm of Deloitte & Touche LLP from December 1989 until his retirement in March 1993. Mr. Cruikshank served on the Board of Directors of Deloitte Haskins & Sells from 1981 to 1985 and as Managing Partner from June 1974 until the firm’s merger with Touche Ross & Co. in December 1989. Mr. Cruikshank also serves as a trust manager of Weingarten Realty Investors and as advisory director of BBVA Compass Bank-Houston. Mr. Cruikshank has also acted in a leadership capacity at a number of leading academic and health care organizations, including: the Board of Directors, Texas Medical Center since 1989, and Regent and Vice Chairman of The University of Texas System from 1989 to 1995.
J. Kent Friedman. Mr. Friedman, age 65, has been a director and Co-Vice Chairman of the Company since May 2000. Mr. Friedman is currently a partner in the law firm of Kelly Hart & Hallman, LLP and serves as the Company’s outside General Counsel. Prior to that, he was General Counsel of the Company from December 1999 to July 2008. Before joining the Company, Mr. Friedman was a partner in Mayor, Day, Caldwell & Keeton, L.L.P., a Houston law firm, from 1982 through December 1999. He was the Managing Partner of that firm from 1982 through 1992. Mr. Friedman also serves as Chairman of the Board of the Harris County—Houston Sports Authority and is President of the Mickey Leland Kibbutzim Internship Foundation. He served as Co-Chairman of the Greater Houston Inner City Games from 1998 to 2003, on the Board of Regents of Texas Southern University from 1987 to 1990, and on the Executive Committee of the Board of Directors of the Houston Symphony from 1984 to 1999.
Ezra G. Levin. Mr. Levin, age 75, has served as a director of the Company since May 1978. Mr. Levin is a member and co-chair of the New York and Paris law firm of Kramer Levin Naftalis & Frankel LLP. He has held leadership roles in various legal and philanthropic capacities. Mr. Levin has previously served as a trustee on behalf of the Securities Investor Protection Corporation, and taught as a visiting professor at the University of Wisconsin Law School, Columbia College, and other academic institutions.
Stanley D. Rosenberg. Mr. Rosenberg, age 78, has served as a director of the Company since June 1981. Mr. Rosenberg is a partner in the San Antonio, Texas law firm of Tuggey Rosenthal Pauerstein Sandoloski Agather LLP. He was a partner in the law firm of Arter & Hadden LLP from April 1999 until May 2001; a partner in the law firm of Rosenberg, Tuggey, Agather, Rosenthal & Rodriguez from February 1990 through April 1999; and a partner in the law firm of Oppenheimer, Rosenberg & Kelleher, Inc. from its inception in 1971 until February 1990. Mr. Rosenberg has also held leadership roles in various legal and philanthropic capacities, including: Committee Chairman—State Bar of Texas Task Force on Title Companies (1984 to 1990); Member, University of Texas Graduate School of Business Advisory Council (1991 to 1992); Member of the Board of Visitors, University of Texas Law School (1992 to 1994); and, Director, University of Texas Health Science Center Development Board (1994 to present).
Michael J. Rosenthal. Mr. Rosenthal, age 65, has served as a director of the Company since May 2000. Since 1986, Mr. Rosenthal has served as Chairman and President of M. J. Rosenthal and Associates, Inc., an investment and consulting company. Mr. Rosenthal has been Chairman of Skins Inc., a manufacturer of men’s and women’s shoes since 2005, and was Chairman and Chief Executive Officer of Bill Blass New York, a high-end manufacturer of women’s clothing, from January 2006 through November 2007 and Chairman through November 2008. On December 31, 2008, Bill Blass New York filed a petition for liquidation under Chapter 7 of the U.S. Bankruptcy Code in the Manhattan U.S. Bankruptcy Court. From 1984 to 1986, Mr. Rosenthal served as a partner and a Managing Director of Wesray Capital Corporation, an investment company, and prior to that was Senior Vice President and Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Rosenthal is also a director and Treasurer of the Horticultural Society of New

York and a director of the Brooklyn Botanic Garden. Over the last several years, Mr. Rosenthal has also served as Chairman, a director and/or Chief Executive Officer of a number of companies, including: American Vision Centers, Inc., Northwestern Steel & Wire Company, Star Corrugated Box Co., Inc., Vector Distributors, Inc., Western Auto Supply Company and Wilson Sporting Goods Company. In September 2004, he was appointed a director of Nobel Learning Communities, Inc., a for-profit provider of education and school management services.
During the past five years, none of the individuals listed above has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). In addition, none of the individuals listed above has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Principal Holders and Management Ownership
The Company has two classes of equity securities outstanding — common stock and Class A Preferred Stock. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock and Class A Preferred Stock by (a) those persons known by the Company to own beneficially more than 5% of either class, (b) each of the directors and executive officers of the Company, and (c) all of the directors and officers of the Company as a group. The table also sets forth the percentage of each class and the voting power associated with such ownership, both before Reverse Stock Split and on an estimated basis after the Reverse Stock Split.

					Aggregate		Aggregate
					% of		% of
				Percentage	Voting	Percentage	Voting
				of Class	Power	of Class	Power
		Amount and		Before	Before	After	After
		Nature of		Reverse	Reverse	Reverse	Reverse
Name of		Beneficial		Stock	Stock	Stock	Stock
Beneficial Owner	Title of Class	Ownership(1)		Split	Split(2)	Split	Split(2)
Controlling Stockholder	Common Stock	3,539,915	(5)	68.6	85.8	70.8	87.2
Group(3)(4)	Preferred Stock	662,441	(6)	99.2		99.4

Gilda Investments, LLC(3)	Common Stock	1,715,668		37.6	74.2	39.0	75.4
	Preferred Stock	662,441		99.2		99.4

Giddeon Holdings, Inc.(7)	Common Stock	1,715,668		37.6	74.2	39.0	75.4
	Preferred Stock	662,441		99.2		99.4

Hurwitz Investment Partnership L.P.	Common Stock	46,500		*	*	*	*

Hurwitz Family Foundation	Common Stock	77,300		*	*	*	*

Dimensional Fund Advisors Inc.	Common Stock	352,700	(8)	7.7	3.1	8.0	3.2

Porter Orlin LLC	Common Stock	320,748	(9)	7.0	2.9	7.3	2.9

Bernard L. Birkel	Common Stock	21,720	(10)	*	*	*	*

Robert J. Cruikshank	Common Stock	5,500	(11)	*	*	*	*

J. Kent Friedman	Common Stock	64,387	(10)	*	*	*	*

Charles E. Hurwitz(3)(4)	Common Stock	3,539,915	(5)	68.6	85.8	70.8	87.2
	Preferred Stock	662,441	(6)	99.2		99.4

Shawn M. Hurwitz	Common Stock	43,475	(10)	*	*	*	*

Ezra G. Levin	Common Stock	5,500	(11)	*	*	*	*

M. Emily Madison	Common Stock	10,360	(10)	*	*	*	*

Stanley D. Rosenberg	Common Stock	6,500	(11)	*	*	*	*

Michael J. Rosenthal	Common Stock	4,400	(10)	*	*	*	*

All Company directors,	Common Stock	3,658,282	(12)	69.3	86.0	71.6	87.3
and executive officers as	Preferred Stock	662,441	(6)	99.2		99.4
a group (9 persons)

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owners have sole voting and investment power with respect to the shares listed in the table. Includes the number of shares in respect of stock options exercisable as of or within 60 days after the Record Date.

(2)	These columns are included because the Class A Preferred Stock is generally entitled to ten votes per share, while the common stock is entitled to one vote per share. The amounts in these columns set forth the percentage voting power represented by the capital stock of the Company owned by such persons, before the Reverse Stock and after the Reverse Stock (on an estimated basis), respectively.

(3)	Gilda Investments, LLC, which we refer to as Gilda, is a member-managed limited liability company of which Giddeon Holdings, Inc., which we refer to as Giddeon, is the sole member. Gilda, Giddeon, C. Hurwitz, the Hurwitz Investment Partnership L.P., which we refer to as the Investment Partnership, the Hurwitz Family Foundation, which we refer to as the Foundation, and S. Hurwitz, are a controlling stockholder group within the meaning of Section 13(d) of the Exchange Act. The address of these entities and Messrs. C. Hurwitz and S. Hurwitz is 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058.

(4)	Mr. C. Hurwitz serves as the sole director of Giddeon, and he and members of his immediate family and trusts for the benefit thereof, own all of the voting shares of Giddeon. His positions include Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and President of Giddeon. By reason of the foregoing and his other relationships with the members of the controlling stockholder group (see below), Mr. C. Hurwitz may be deemed to possess shared voting and investment power with respect to the shares held by the controlling stockholder group.

(5)	Includes (a) 1,051,730 shares held directly by Mr. C. Hurwitz; (b) 558,965 options with tandem stock appreciation rights held by Mr. C. Hurwitz and exercisable within 60 days after the Record Date; (c) 1,715,668 shares of Common held by Gilda; (d) 46,277 shares separately owned by Mr. C. Hurwitz’s spouse; (e) the 46,500 shares of common stock owned by the Investment Partnership, a limited partnership in which Mr. C. Hurwitz and his spouse each hold a 4.32% interest as General Partner and Mr. C. Hurwitz serves as Managing General Partner, with the remaining interests in such limited partnership being held by Mr. C. Hurwitz’s children or trusts for their benefit; (f) the 77,300 shares owned by the Foundation, a charitable foundation of which Mr. Hurwitz is President; and (g) 43,475 options/SARs held by Mr. S. Hurwitz and exercisable within 60 days after the Record Date. Mr. C. Hurwitz disclaims beneficial ownership as to items (d), (f), (g), and (e) (other than in respect of his General Partner interest in HIP).

(6)	These shares, as to which Mr. C. Hurwitz indirectly possesses voting and investment power, are owned by Gilda.

(7)	Consists of the shares held by Gilda, of which Giddeon is the managing member.

(8)	This information is based solely on a Schedule 13G/A filed with the SEC on February 6, 2009, by Dimensional Fund Advisors Inc., a Delaware corporation which is a registered investment advisor and to whom we refer as Dimensional. The Schedule 13G/A indicates that Dimensional has sole voting and dispositive power with respect to all such shares, and that all such shares are owned by other persons or entities having the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, such shares. The business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)	This information is based solely on a Form 13F filed with the SEC on August 14, 2009 by Porter Orlin LLC, an institutional investment manager to whom we refer as Porter Orlin. The Form 13F indicates that Porter Orlin has sole investment discretion and voting authority with respect to such shares. The business address of Porter Orlin is 666 Fifth Avenue, 34th Floor, New York, New York 10103.

(10)	Relates to options/SARs exercisable as of or within 60 days after the Record Date.

(11)	Includes options/SARs exercisable as of or within 60 days after the Record Date relating to 4,500 shares.

(12)	Includes the 3,539,915 shares owned by or attributed to the Stockholder Group. The remaining shares consist of the following amounts held by the other directors and officers of the Company: (a) 4,000 directly-owned shares, and (b) options/SARs exercisable as of or within 60 days after the Record Date relating to 114,367 shares.
Unavailability of Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available under Delaware law to holders of common stock or preferred stock, whether or not you vote in favor of the Reverse Stock Split. The Company elected to pay holders of fractional shares the “fair value” of those fractions within the meaning of Section 155(2) of the Delaware General Corporation Law. A stockholder who does not believe that the amount being paid is the “fair value” may be able to bring a lawsuit seeking judicial relief with respect to such a claim. In addition, a stockholder who believes that the Board of Directors may have violated its fiduciary duties in connection with the Reverse Stock Split may bring an action asserting this claim.
On September 11, 2009, a lawsuit entitled Alan R. Kahn v. Charles E. Hurwitz, et al., No. 4893-VCN was filed against the Company and its Board of Directors in the Chancery Court of the State of Delaware. The lawsuit contains a variety of allegations, including that the defendants violated their fiduciary duties in approving the Reverse Stock Split, and that the cash out prices do not constitute fair value as required by Section 155(2) of the Delaware General Corporation Law. The plaintiff seeks to preliminarily and permanently enjoin the defendants from effectuating the Reverse Stock Split, rescission of the Reverse Stock Split if it is consummated before the lawsuit is resolved, unspecified damages and attorneys’ fees. The Company believes the allegations are without merit and intends to defend the case vigorously.
Accounting Treatment
As a result of the Reverse Stock Split, the Company will (i) change the number of authorized shares of common stock and preferred stock, in each case by dividing the total authorized shares by 250; (ii) change the par value of the common stock and preferred stock, in each case by multiplying the current par value by 250; (iii) change the number of issued shares of common stock and preferred stock, in each case by dividing the total issued common and preferred shares by 250 and paying cash in lieu of any resulting fractional shares; (iv) change the $0.05 per share Class A Preferential Dividend by multiplying it by 250; (v) change the $0.75 per share Class A Liquidation Preference by multiplying it by 250; (vi) change the $1.00 per share minimum Class B Preferential Dividend by multiplying it by 250; and (vii) change the $75.00 per share Class B Liquidation Preference by multiplying it by 250. The Company anticipates accounting for the repurchased shares as treasury shares, thus increasing the amount reflected as treasury stock. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share and book value per share of the common stock and preferred stock will increase as a result of there being fewer shares of our common stock and preferred stock outstanding. We do not anticipate that any other material accounting consequence will result from the Reverse Stock Split.
Share Certificates
We have engaged American Stock Transfer & Trust Company as the exchange agent to carry out the exchange of share certificates held by cashed out holders for cash and for any other holders of fractional shares for cash. As a result of the Reverse Stock Split, all share certificates evidencing ownership of MAXXAM shares held by cashed out holders shall be deemed cancelled without further action by either the cashed out holders or the Company. Thereafter, such certificates, rather than representing an ownership interest in the Company, will represent only the right to receive cash in the amount of $10.77 per share of common stock and $11.52 per share of preferred stock (in each case, without interest) upon their surrender. The shares acquired by the Company in connection with the Reverse Stock Split will be held in the Company’s treasury.
In connection with the Reverse Stock Split, shares of the common stock and Class A Preferred Stock will be assigned a new CUSIP number. As a result, the share certificates held by continuing holders will be exchanged for new certificates bearing the new CUSIP number. Share certificates held by continuing holders will represent the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 250 shares held immediately before the Reverse Stock Split, and (ii) in lieu of any fractional shares following the Reverse Stock Split, $10.77 in cash, without interest, for each share of common stock and $11.52 in cash, without interest, for each share of preferred stock, held immediately before the Reverse Stock Split that results in the fraction.
The exchange agent will furnish to you the necessary materials and instructions to surrender your MAXXAM share certificate(s) promptly following the Reverse Stock Split. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the exchange agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATE(S) TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND FOLLOWED ITS INSTRUCTIONS.
No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. MAXXAM will pay all administrative expenses of the Reverse Stock Split.
Termination of Reverse Stock Split
Under applicable Delaware law, the Board of Directors has a duty to act in what it believes in good faith to be in the best interest of the Company’s stockholders. The Board of Directors reserves the right to abandon the Reverse Stock Split, whether before the Meeting or after stockholder approval, if for any reason the Board of Directors determines that, in the best interest of the Company or its stockholders, it is not advisable to proceed with the Reverse Stock Split, even if stockholders have already voted to approve the transaction. Although the Board of Directors believes that the Reverse Stock Split is in the best interests of the Company and its stockholders, and has recommended a vote for the Reverse Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Meeting such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time. Such reasons include, but are not limited to:
•	a change in the nature of the Company’s shareholdings that would prevent us from reducing the number of record holders of common stock to below 300 as a result of the Reverse Stock Split;

•	a change in the number of MAXXAM shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the expense of the Reverse Stock Split from what we currently anticipate; or

•	a change in our financial condition, results of operations, business prospects, or the holdings or our stockholders, that in the good faith business judgment of the Board of Directors, would render the Reverse Stock Split inadvisable.
If the Board of Directors determines that it is no longer advisable to proceed with the Reverse Stock Split, the Board of Directors will promptly notify our stockholders of the decision by mail in advance if time permits, by press release and a Form 8-K filing with the SEC, and by announcement at the Meeting. To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations.
Unclaimed Property Laws
The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed out holders who do not return their share certificates and request payment of the cash out prices or continuing holders who do not request payment for any fractional shares they may hold following the Reverse Stock Split generally will have a period of time from the Reverse Stock Split in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.
Regulatory Approvals
The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.
MEETING AND VOTING INFORMATION
All shares of the Company’s common stock and preferred stock represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR approval of the Reverse Stock Split. The Company does not know of any other matters that are to come before the Meeting. If, however, any other matters should properly come before the Meeting, proxy cards will be voted by the persons named in the proxy card in accordance with their best judgment.
You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children, in which case you will receive three separate proxy cards to vote. If you hold shares in more than one account, you may want to consolidate the shares into one account for the reasons described above under the heading “Special Factors—Effects of the Reverse Stock Split.”
Time and Place
The Meeting will be held at [      ] local time, on October [    ], 2009, at Four Oaks Place, [                             ,] located at 1330 Post Oak Boulevard, Houston, Texas.
Revoking Your Proxy
     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person, either directly or by means of a duly appointed proxy (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to MAXXAM Inc., 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, Attention: Corporate Secretary.

Record Date
Only stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting. Each holder of common stock will be entitled to cast one vote for each share of common stock then owned. Each holder of preferred stock will be entitled to cast ten votes for each share of preferred stock then owned. As of the Record Date, there were 11,240,827 votes entitled to be cast at the Meeting.
Quorum and Required Vote
The presence, in person or by proxy of the holders of shares of common stock and preferred stock entitled to cast a majority of the votes entitled to be cast at the Meeting, will constitute a quorum for the transaction of business at the Meeting. Proxies marked to abstain and broker non-votes (see below) will be counted for purposes of determining a quorum.
Under Delaware law and our Certificate, the affirmative vote of the holders of a majority of the voting power of our issued and outstanding capital stock as of the Record Date, voting together as a class, is necessary to approve the Reverse Stock Split. As of the Record Date, the executive officers and directors of the Company, including our controlling stockholder group, together owned approximately 85.1% of the voting power of the MAXXAM shares outstanding and entitled to vote at the Meeting. They have all indicated they will vote in favor of the Reverse Stock Split. Accordingly, no additional votes will be required in order to approve the Reverse Stock Split.
Our controlling stockholder group owns approximately 64.4% of the outstanding common stock and approximately 99.2% of the outstanding preferred stock, in the aggregate accounting for approximately 85.1% of the aggregate voting power of our outstanding shares. The controlling stockholder group has advised the Board of Directors that they will cause all shares of common stock and preferred stock entitled to be voted by them to be voted in favor of the amendment to our Certificate. Accordingly, no additional votes will be required to approve the Reverse Stock Split.
Stockholders holding MAXXAM shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because of the vote required to approve the Reverse Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Reverse Stock Split.
The Board of Directors urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that your MAXXAM shares can be voted as you wish.
Stockholder Proposals
Other than director nominees, proposals which stockholders wish to present at the 2010 annual meeting must be received by the Company no later than December 31, 2009. This includes any proposals pursuant to Rule 14a-8 of the proxy rules of the SEC. Stockholder submissions of director nominees must be made to the Company by no later than March 29, 2010 (by hand delivery or first class mail). Any such stockholder communications must be sent to the Company’s Secretary at the executive offices of the Company: 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, telephone number: (713) 975-7600. Our Bylaws provide that the business to be transacted at any special meeting of stockholders shall be limited to the purpose or purposes set forth in the Notice of Special Meeting that accompanies this Proxy Statement. Accordingly, stockholder proposals may not be submitted for the conduct of additional business at the Meeting.
Admission Procedures
All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Seating, however, is limited. Admission to the Meeting will be on a first-come, first-served basis. Registration is expected to begin at approximately [      ] Cameras, recording equipment, communication devices or other similar equipment will not be permitted in the meeting room without the Company’s prior written consent. In addition, posters, placards or other signs or materials may not be displayed inside the meeting facility. The Meeting will be conducted in accordance with certain rules and procedures established by the Company. These will be available or announced at the Meeting.
EACH STOCKHOLDER (OR PROXY) MUST CHECK IN AT THE REGISTRATION DESK PRIOR TO THE MEETING. ALL STOCKHOLDERS, REGARDLESS OF THEIR FORM OF OWNERSHIP, AND ALL

PROXIES WILL ALSO BE REQUIRED TO VERIFY THEIR IDENTITY WITH A DRIVER’S LICENSE OR OTHER APPROPRIATE IDENTIFICATION BEARING A PHOTOGRAPH.
PLEASE NOTE THAT IF YOU HOLD YOUR SHARES IN “STREET NAME” (THROUGH A BROKER, BANK OR OTHER NOMINEE), YOU WILL NEED TO BRING A COPY OF A BROKERAGE OR SIMILAR STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, YOU MUST OBTAIN A PROXY FROM SUCH NOMINEE ASSIGNING VOTING RIGHTS TO YOU.
Transfer Agent
The Company’s Transfer Agent is American Stock Transfer & Trust Company. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of stock and similar issues, may be handled by contacting the Transfer Agent at (800) 937-5449 or via the Internet at www.amstock.com.
Solicitation and Costs
Proxies may be solicited by the directors, officers and other employees of the Company, in person or by telephone, mail, facsimile or electronic mail only for use at the Meeting. Such persons will receive no compensation for doing so (beyond their normal compensation). The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board of Directors’ solicitation of proxies for the Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding MAXXAM shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such MAXXAM shares, and we will reimburse them for their reasonable expenses.
Based on estimates of the record ownership of shares of our common stock, the number of shares outstanding and other information as of the Record Date, and assuming that approximately 152,000 shares of common stock and approximately 2,100 shares of preferred stock are cashed out, we estimate that the total funds required to consummate the Reverse Stock Split will be $2,350,000, of which approximately $1,700,000 will be used to pay the consideration to shareholders entitled to receive cash for their fractional shares and $650,000 will be used to pay the costs of the Reverse Stock Split, as follows:

Approximate
Item	Cost
Purchase of fractional shares	$1,700,000
Professional fees	500,000
WoodRock fees and expenses	80,000
Printing, mailing and other costs	70,000

Total	$2,350,000

We intend to fund the Reverse Stock Split using cash and cash equivalents on hand. Final costs may be higher or lower than the estimates shown above. We do not expect that the payment with respect to the Reverse Stock Split or the associated expenses described below will have a material adverse effect on the Company’s liquidity, results of operations or cash flow.
VOTING SECURITIES
Market Price of Common Stock
The Company’s common stock is traded on NYSE Amex. The trading symbol is “MXM.” The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of the Company’s common stock as reported on the Consolidated Tape.

	Price Data
	High	Low	Average
Year Ending December 31, 2009
Third Quarter (as of September 25, 2009)	$19.89	$7.09	$9.49
Second Quarter	$13.85	$6.75	$10.02
First Quarter	$16.15	$3.50	$7.62

Year Ended December 31, 2008
Fourth Quarter	$14.75	$8.37	$11.98
Third Quarter	$25.55	$10.00	$18.76
Second Quarter	$32.00	$23.95	$28.72
First Quarter	$33.00	$26.07	$28.79

Year Ended December 31, 2007
Fourth Quarter	$29.50	$25.55	$27.60
Third Quarter	$29.00	$26.25	$28.04
Second Quarter	$32.00	$27.60	$29.29
First Quarter	$30.00	$27.20	$28.48
Dividends
The Company has not declared any cash dividends on its capital stock for a number of years and has no present intention to do so.

Stockholders
As of the Record Date, there were approximately 2,450 holders of record of our common stock and 37 holders of record of our preferred stock.
Common Stock Repurchases
The Company has effected the repurchases of its common stock described below during the last two fiscal years and the current fiscal year. The Company did not have any publicly announced repurchase programs during these times periods, nor does it currently have any such program. Our controlling stockholder group has not purchased any shares of common stock since prior to January 1, 2007.

	Range of Prices Paid Per	Total Number of	Average Price
	Share	Shares Purchased	Paid per Share
Year Ending December 31, 2009
Third Quarter (as of September 25, 2009)	$—	—	$—
Second Quarter	$—	—	$—
First Quarter	$—	—	$—

Year Ended December 31, 2008
Fourth Quarter	$12.15	1,600	$12.15
Third Quarter	$—	—	$—
Second Quarter	$—	—	$—
First Quarter	$29.25	687,480	$29.25

Year Ended December 31, 2007
Fourth Quarter	$—	—	$—
Third Quarter	$27.49	2,400	$27.49
Second Quarter	$30.05	1,100	$30.05
First Quarter	$26.76 - 29.53	5,440	$28.65

Total		698,020	$29.20
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
Director and Executive Officer Compensation
For information regarding the compensation of the Company’s directors, see the “Director Compensation” section of the Company’s annual Proxy Statement on Schedule 14A filed with the SEC on April 29, 2009. For information regarding the compensation of the Company’s directors, see the “Executive Officer Compensation” section of the same Proxy Statement. As to the bonus amounts described under the executive officers’ Summary Compensation Table, all of the bonus amounts under column (d) of the table were discretionary bonuses and the 2007 bonus amount shown for Charles Hurwitz under column (g) was awarded pursuant to the Company’s Executive Bonus Plan (due to achievement of a business development objective).
Related Party Transactions
There are no agreements between the Company or the Company’s executive officers and directors and any other person with respect to any shares of the Company’s capital stock, except for: (i) outstanding stock options and stock appreciation rights under the MAXXAM 2002 Omnibus Employee Incentive Plan, as amended (and related grant agreements), the MAXXAM 1994 Omnibus Employee Incentive Plan (and related grant agreements), and the MAXXAM Amended and Restated Non-Employee Director Stock Plan (and related grant agreements); (ii) restricted stock under the Restricted Stock Agreement, dated December 13, 1999, between the Company and Charles E. Hurwitz, as amended; and (iii) phantom stock in an account under the Deferred Fee Agreement, dated September 1, 1994, between the Company and Ezra G. Levin, as amended. These stock options, stock appreciation rights, shares of restricted stock and phantom shares held by or in accounts for the benefit of directors, officers and other affiliates or employees of the Company will be affected by the Reverse Stock Split in the same manner as the outstanding shares of common stock in all material respects.

On July 31, 2008, the Company and J. Kent Friedman entered into a Separation, Release and Confidentiality Agreement (the “Separation Agreement”). Under the Separation Agreement, Mr. Friedman terminated his employment with the Company effective as of July 31, 2008, but continued to serve on the Company’s Board of Directors and began receiving compensation as a non-employee director. The Separation Agreement also provided for Mr. Friedman to serve as the Company’s outside General Counsel through the law firm he joined following termination of his employment. All of Mr. Friedman’s unvested options and stock appreciation rights (“NQSOs/SARs”) were cancelled effective as of his resignation. While his vested NQSOs/SARs would normally have expired three months following his resignation, the Section 162(m) Compensation Committee approved a provision in the Separation Agreement that extended this period to December 1, 2009 for 17,500 NQSOs/SARs and to December 31, 2009 for 46,887 NQSOs/SARs. Mr. Friedman would also earn a specified cash payment under certain circumstances if prior to December 31, 2009, (i) the Texas Legislature allows video lottery terminals (or a reasonable facsimile thereof) to be utilized at Texas horse and dog tracks, and (ii) if required, such legislation is approved by Texas voters.
In 2008, the Company elected to divest of its investments in several limited partnerships. This was due to anticipated difficulties in obtaining information that could have been required for disclosure in the Company’s 2008 Form 10-K. The Company had difficulty in divesting of one of its limited partnership investments due to restrictions in the partnership agreement. In August 2008, the Company tentatively agreed to sell its ownership interests in this partnership to Charles E. Hurwitz, for the net asset value of the partnership interests as of August 31, 2008 (as determined by the general partner of the limited partnership). Following approval of the transaction by the Company’s Audit Committee, and extensive efforts with the general partner to complete the transaction, the sale closed on October 3, 2008, with the Company receiving an aggregate of $3.6 million from two companies controlled by Mr. Hurwitz.
On December 12, 2008, Mr. Levin and the Company entered into an agreement relating to treatment of director fees previously deferred by Mr. Levin under his Deferred Fee Agreement. Among other things, the agreement provided (i) for payment in January 2009 of the $456,949 of accrued deferred fees in his interest-bearing account; (ii) for payment of the deferred fees in the phantom share account on the 15th day following the earlier of February 10, 2014 or a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets; and (iii) in the event the Company should cease to be a public reporting company or make a payment to stockholders pursuant to a going private transaction, for conversion of deferred fees in the phantom share account to a cash amount credited to the interest-bearing account based on the amount paid to stockholders of the Company in connection with the event.
Company Plans
The controlling stockholder group is not aware of any arrangements that may result in a change in control of the Company. Other than as described in this Proxy Statement, the controlling stockholder group currently has no plans, proposals or negotiations that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (iii) any material change in the present dividend rate or policy, indebtedness or capitalization of the Company; (iv) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (v) any material change to any agreement between the Company and any of its executive officers (except as described above); or (vi) any other material change in the Company’s corporate structure or business. There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We would disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION
Summary Historical Financial Information
The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for the years ended December 31, 2008 and 2007 and from our unaudited consolidated interim financial statements as of and for the six months ended June 30, 2009 and June 30, 2008. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and results of operations of the Company, have been included. Results of operations for the six months ended June 30, 2009 may not be indicative of results to be realized for the entire year, and historical results of operations may not be indicative of results of operations in the future. The summary historical financial information should be read in conjunction with the consolidated financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. All amounts are in millions except per share amounts.

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
Net sales	$34.3	$45.0	$83.6	$95.9
Loss from continuing operations	$(10.2)	$(12.2)	$(13.3)	$(27.9)
Net loss	$(22.7)	$(26.6)	$(92.4)	$(46.9)
Loss per common share — Basic and diluted:	$(4.98)	$(5.50)	$(19.67)	$(8.9)
Current assets	$47.3	$72.7	$75.0	$127.7
Total assets	$370.3	$469.8	$400.3	$518.9
Current liabilities	$26.9	$35.1	$31.5	$32.6
Long-term debt, excluding current maturities	$203.6	$208.1	$205.7	$211.2
Total liabilities	$778.6	$776.1	$787.3	$780.1
Stockholder’s deficit	$(408.3)	$(306.3)	$(387.0)	$(261.2)
Ratio of debt to capitalization	51.4%	69.9%	54.7%	82.9%
Ratio of earnings to fixed charges	(120.7)%	(201.2)%	(92.9)%	(108.0)%
Weighted average common shares outstanding — Basic and diluted	4.6	4.8	4.7	5.3
Cash dividends declared per common share	$—	$—	$—	$—
Book value per share — outstanding common share	$(89.5)	$(63.3)	$(82.4)	$(49.7)
Book value per share — preferred stock converted*	$(78.1)	$(55.6)	$(72.1)	$(44.1)

*	Assumes the conversion of all 668,119 of shares of Class A Preferred Stock.
Pro Forma Consolidated Financial Statements (Unaudited)
The following unaudited pro forma consolidated balance sheet as of June 30, 2009 and unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2008 and for the six months ended June 30, 2009, show the pro forma effect of the Reverse Stock Split. The historical amounts as of and for the six months ended June 30, 2009 were derived from the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The historical amounts for the fiscal year ended December 31, 2008 were derived from the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
The pro forma information below gives effect to the Reverse Stock Split based on the estimated cash payments to be made to stockholders as a result of the Reverse Stock Split, the estimated expenses of the transaction, and the projected cost savings to be realized as a result of the Reverse Stock Split. The Reverse Stock Split assumes that 152,387 shares of common stock are repurchased at a price of $10.77 per share and that 2,119 shares of preferred stock are repurchased at a price of $11.52 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Reverse Stock Split had occurred at June 30, 2009, while the pro forma consolidated statements of operations are computed as if the Reverse Stock Split had occurred at the beginning of the periods.
The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Reverse Stock Split occurred as of the dates presented, or of the Company’s financial position or results of operations in the future. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference into this Proxy Statement.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2009
(In millions of dollars)

		Pro forma
	Historical	Adjustments		As Adjusted
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18.4	$(1.9	) (1) (2)	$16.5
Other current assets	28.9	—		28.9

Total current assets	47.3	(1.9)		45.4
Property, plant and equipment, net of accumulated depreciation of $113.6	209.0			209.0
Real estate inventory	60.5			60.5
Deferred income taxes	42.0			42.0
Other long-term assets and investments	11.5	—		11.5

	$370.3	$(1.9)		$368.4

Liabilities and Stockholders’ Deficit
Total current liabilities	$26.9	$—		$26.9
Long-term debt, less current maturities	203.6			203.6
Other noncurrent liabilities	63.9	—		63.9
Losses in excess of investment in Debtors	484.2			484.2

Total liabilities	778.6	—		778.6

Commitments and contingencies
Stockholders’ deficit:
Preferred Stock	0.3	—		0.3
Common Stock	5.0			5.0
Additional paid in capital	225.3			225.3
Accumulated deficit	(458.0)	(0.2	) (2)	(458.2)
Accumulated other comprehensive loss	(13.1)			(13.1)
Treasury stock, at cost	(167.8)	(1.7	) (1)	(169.5)

Total stockholders’ deficit	(408.3)	(1.9)		(410.2)
	$370.3	$(1.9)		$368.4

(See Notes to Unaudited Pro Forma Financial Statements)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2009
(In millions of dollars, except per share information)

		Pro forma
	Historical	Adjustments (2)	As Adjusted
	(Unaudited)
Sales	$34.3	$	$34.3

Cost of sales and operations	25.8		25.8
Selling, general and administrative expenses	14.2	0.2	14.4
Depreciation, depletion and amortization	5.0		5.0
Proceeds on involuntary conversion and net insurance recoveries	(4.5)		(4.5)
Settlement of Wilson actions	4.0		4.0

	44.5	0.2	44.7

Operating loss	(10.2)	(0.2)	(10.4)

Investment, interest and other income (expense), net	(4.2)		(4.2)
Interest expense	(8.2)		(8.2)

Loss before income taxes	(22.6)	(0.2)	(22.8)

Provision for income taxes	(0.1)		(0.1)

Net loss	$(22.7)	$(0.2)	$(22.9)

Basic and diluted net loss per common and common equivalent share	$(4.98)	$—	$(1,299.00)

Weighted average shares outstanding — Basic and diluted	4,559,637		17,629 (3)
(See Notes to Unaudited Pro Forma Financial Statements)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008
(In millions of dollars, except per share information)

		Pro forma
	Historical	Adjustments (4)		As Adjusted
	(Unaudited)
Sales	$83.6	$		$83.6

Cost of sales and operations	62.6			62.6
Selling, general and administrative expenses	38.5		(0.8)	37.7
Depreciation, depletion and amortization	11.4			11.4
Proceeds on involuntary conversion and net insurance recoveries	(5.6)			(5.6)
Gain on settlement of Sanctions Motion	(10.0)			(10.0)

	96.9		(0.8)	96.1

Operating loss	(13.3)		0.8	(12.5)

Investment, interest and other income (expense), net	(4.9)			(4.9)
Interest expense	(16.8)			(16.8)

Loss before income taxes	(35.0)		0.8	(34.2)

Provision for income taxes	(57.4)			(57.4)

Net loss	$(92.4)		$0.8	$(91.6)

Basic and diluted net loss per common and common equivalent share	$(19.67)	$		$(5,037.67)

Weighted average shares outstanding — Basic and diluted	4,698,134			18,183 (3)
(See Notes to Unaudited Pro Forma Financial Statements)
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements:
(1)	Includes or represents the repurchase of fractional shares resulting from the Reverse Stock Split.

(2)	Includes or represents the estimated cost savings of $0.5 million that would have been achieved during the six months ended June 30, 2009 if the Reverse Stock Split had been implemented at the beginning of the period, offset by the estimated costs to be incurred in completing the Reverse Stock Split of $0.7 million.

(3)	Represents the effect of the Reverse Stock Split on weighted average shares

(4)	Represents the expected incremental public company reporting costs of $1.5 million for the year ended December 31, 2008 that would have been eliminated if the Reverse Stock Split had been implemented at the beginning of the period, offset by the estimated costs to be incurred in completing the Reverse Stock Split of $0.7 million.
AVAILABLE INFORMATION
The Reverse Stock Split is considered a “going-private” transaction as defined by Rule 13e-3 under the Exchange Act because it is intended to terminate the registration of the Company’s common stock and suspend the Company’s filing and reporting obligations under the Exchange Act. In connection with the Reverse Stock Split, the Company has filed a Schedule 13E-3 with the SEC which contains additional information about the Company. Copies of the

Schedule 13E-3 are available on the SEC’s website at www.sec.gov. In addition, copies of the Schedule 13E-3 may be copied at the public reference facilities maintained by the SEC.
The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed through the SEC’s website at www.sec.gov. We have not made any provision in connection with the Reverse Stock Split and the information contained in this Proxy Statement to grant unaffiliated stockholders access to our corporate records.
We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this Proxy Statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
In our filings with the SEC, information is sometimes incorporated by reference. That is the case with this Proxy Statement. This means we are referring you to information that we have filed separately with the SEC. The information incorporated by reference (see below) should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.
Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009, includes financial statements and schedules. Our most recent quarterly report on Form 10-Q for the six month period ended June 30, 2009, filed on August 11, 2009, also includes financial statements and schedules.
This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about MAXXAM and its financial condition.
•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended.

•	Our annual Proxy Statement on Schedule 14A filed April 29, 2009.

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009.

•	Our Current Reports on Form 8-K filed on August 24, 2009 and September 2, 2009.
We also incorporate by reference any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Meeting.
We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these materials by written request addressed to MAXXAM Inc., 1330 Post Oak Boulevard, Suite 2000, Houston, Texas 77056-3058, Attention: Corporate Secretary. These documents are also included in our SEC’s filings, which you can access electronically at the SEC’s website located at www.sec.gov.

EXHIBIT A
[LETTERHEAD OF WOODROCK & CO.]
August 24, 2009
The Board of Directors
MAXXAM Inc.
1330 Post Oak Boulevard, Suite 2000
Houston, Texas 77056-3058
Gentlemen:
You have engaged WoodRock & Co. (“WoodRock” or “WRC”) to serve as financial advisor to the Board of Directors of MAXXAM Inc. (the “Company”) with regard to a proposed transaction (the “Transaction”) implementing a 1-for-250 reverse stock split of the outstanding common stock and the outstanding preferred stock of the Company. Simultaneously, and as part of this reverse stock split, the Company will repurchase resulting fractional shares for cash at per share prices determined by the Company’s Board of Directors for the common stock and for the preferred stock (“Cash Out Prices”). The anticipated result of the Transaction is to reduce the number of outstanding holders of common stock to less than 300, thereby permitting the Company to terminate the listing and SEC registered status of its common stock and reduce its annual reporting and compliance costs. You have engaged WoodRock, as financial advisor, to advise the Company’s Board of Directors as to ranges of financial fairness for the Cash Out Prices and to issue this written opinion (“Fairness Opinion”) as to the fairness to the Company’s shareholders of the financial terms of the Transaction, specifically addressing the fairness of the Cash Out Prices determined by the Board of Directors.
On August 19, 2009, WoodRock presented its financial advice and conclusions to the Company’s Board of Directors as to the proposed Transaction, including its advice as to ranges of financial fairness for the Cash Out Prices, as more fully described below. On August 24, 2009, the Board of Directors advised WoodRock that it had determined to proceed with the Transaction using a Cash Out Price of $10.77 per share of common stock and $11.52 per share of preferred stock. On August 24, 2009, WoodRock delivered this Fairness Opinion to the Board of Directors. This Fairness Opinion sets forth our opinion that, based upon and subject to the factors and assumptions set forth herein, as of the date of this Fairness Opinion, the Cash Out Prices to be paid in the Transaction are fair, from a financial point of view, to the Company’s common and preferred stockholders (collectively, “stockholders”), including both stockholders whose shares will all be repurchased and stockholders who will retain stock positions in the Company after the Transaction.
This Fairness Opinion of WoodRock addresses only the fairness, from a financial point of view, of the Cash Out Prices to be paid in the Transaction to the Company’s stockholders. WoodRock was not requested to opine as to, and this Fairness Opinion does not address:
o	The underlying business decisions of the Board of Directors, the Company or its stockholders, or any other party to proceed with or effect the Transaction;

o	The fairness of any portion or aspect of the Transaction not expressly addressed in this Fairness Opinion;

o	The fairness of any portion or aspect of the Transaction to holders of any class of securities, creditors or other constituencies of the Company, or any other party, other than as set forth in this Fairness Opinion;

o	The relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

o	The tax or legal consequences of the proposed Transaction to either the Company, its stockholders, or any other party;

o	Except for the relative treatment of common stock and preferred stock in the Transaction, the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s stockholders vis-à-vis any other class or group of the Company’s or such other party’s stockholders;

o	How any stockholder should act or vote, as the case may be, with respect to the Transaction;

o	The terms or fairness of any future transactions; or

o	The solvency, creditworthiness, or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, or similar matters.
Furthermore, no opinion, counsel, or interpretation is intended with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.
In connection with this Fairness Opinion, WoodRock made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, WoodRock has:
1.	Reviewed a draft of the Proxy Statement describing the Transaction (the “Proxy Statement”);

2.	Reviewed and analyzed certain publicly available financial and other data, including the Company’s Annual Reports on Forms 10-K for the five fiscal years ended December 31, 2008 and the Company’s Quarterly Reports on Form 10-Q for the three months ended June 30, 2009, and certain other relevant historical operating data relating to the Company made available to WoodRock from published sources and from the internal records of the Company;

3.	Reviewed internal forecasts and other information (including with respect to potential gain and loss contingencies) provided by, and conducted discussions with, members of the senior management of the Company with respect to the business prospects, contingencies and financial outlook of the Company;

4.	Reviewed various third-party appraisals of certain of the Company’s assets;

5.	Reviewed current and historical market prices and trading activity of the Company’s common stock;

6.	Compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded;

7.	Reviewed the financial terms, to the extent publicly available, of selected precedent transactions which WoodRock deemed generally comparable to the Transaction; and

8.	Conducted such other financial studies, analyses, and investigations and considered such other information as WoodRock deemed appropriate.
In rendering this Fairness Opinion, WoodRock has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and financial, legal, tax, operating and other information (including, without limitation, the financial statements and related notes thereto of the Company) furnished or otherwise made available to, discussed with or reviewed by WoodRock in connection with this matter, and did not assume responsibility for such information. WoodRock did not assume any responsibility to perform, and did not perform, an independent evaluation, physical inspection, or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. Additionally, WoodRock did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company is or may be a party or is or may be subject; of contingent gains that the Company might realize; or of any governmental investigation or any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. WoodRock also assumed that the Transaction will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft Proxy Statement reviewed by WoodRock, without waiver, modification, or amendment of any material term, condition, or agreement and without any regulatory restrictions, conditions, amendments, or modifications; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Transaction.
With respect to data and discussions relating to the business prospects and financial outlook of the Company, WoodRock assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such financial analyses and forecasts. WoodRock further relied on the assurances of members of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.
This Fairness Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to WoodRock as of, the date of this Fairness Opinion. WoodRock did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw this Fairness Opinion, or otherwise to comment on or consider events occurring after the date of this Fairness Opinion.
Summary of Financial Analyses Performed by WoodRock. WoodRock performed the valuation analyses discussed below and reflected in this Fairness Opinion without regard to the actual Cash Out Prices, which were subsequently determined by the Board of Directors. Ultimately, the Board of Directors determined the Cash Out Prices, which are within the ranges of fair values determined by WoodRock.
In arriving at its Fairness Opinion, in addition to reviewing the matters listed above, WoodRock used the following approaches to evaluate the fairness, from a financial point of view, of the Cash Out Prices:
o	A historical trading price approach;

o	A selected comparable public companies approach;

o	A precedent transactions approach;

o	A discounted cash flow approach;

o	A current stock price plus allocation of the cost savings of the Transaction approach; and

o	A disposition / liquidation analysis approach.
Based on the listed analytical methods (described in greater detail below), WoodRock concluded that a Cash Out Price per share of common stock in the range of $8.65 to $11.44 would be fair from a financial point of view. The outstanding preferred shares carry a $0.75 liquidation preference and a $0.05 per share dividend preference along with conversion and voting rights. WoodRock has been advised by the Company that, historically, exchanges have customarily been made on the basis of 9 shares of preferred stock for 10 shares of common stock (though shares of the outstanding preferred stock are convertible into shares of common stock on a one-for-one basis). These factors and differences between the common and preferred stock were taken into consideration in WoodRock’s analysis, and WoodRock concluded that a Cash Out Price per share of preferred stock in the range of $9.40 to $12.19 would be fair from a financial point of view. Based upon its review, WoodRock is of the opinion that the Cash Out Prices of $10.77 per common share and $11.52 per preferred share determined by the Board of Directors represent fair prices from a financial point of view to the Company’s stockholders, including stockholders all of whose shares will be cashed out in the Transaction as well as stockholders who will remain stockholders after the Transaction.
Historical Trading Price Approach. Because the Company’s common stock is publicly traded, WoodRock considered the per share value ascribed to it by the public markets, with consideration given to the low trading volume. Accordingly, WoodRock analyzed the Company’s historical stock prices, trading volume, and level of institutional ownership. On August 18, 2009, the Company’s Common Stock closed at a price of $8.90 per share. Over the past six months, the Company’s stock has traded in ranges that have declined significantly, including a trailing six month 95% probability range of $3.80 to $13.50. In performing its fundamental valuation, WoodRock considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in the Proxy Statement.

Comparable Public Companies Approach. This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as revenues or earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable publicly traded companies. Neither WoodRock nor Company management were able to identify any public companies that are engaged in the same range of businesses as the Company. Thus a peer group of benchmark companies was selected for each of the Company’s primary businesses: real estate development and horse racing. WoodRock noted the Company’s financial condition and historical financial results generally show continued operating losses, negative cash flow from operations, and significant liabilities. As a result, WRC focused on the comparable group’s enterprise values relative to revenues. Mean revenue multiples were identified for each segment and then weighted to reflect the Company’s historical and anticipated revenue to establish a range of estimated values for the Company.
The resulting implied values, implied equity values, and implied equity values per share are calculated based on the mean enterprise values/revenues of the comparable group plus and minus 5% to generate a range of implied values as shown in the following table:

	Low	Average	High
LTM Revenue Multiple	3.12 x	3.29 x	3.45 x

Enterprise Value ($ millions)	$223.83	$235.61	$247.39

Implied Stock Price	$8.98	$11.23	$13.49

This approach did not yield highly relevant comparable data because, due to the Company’s significant operating losses, the only multiple comparisons that could be generated were based on revenues, which do not reflect the associated profitability of the comparable companies or recognize the significant losses incurred by the Company.
Precedent Transactions Approach. WoodRock reviewed recent comparable transactions effected by means of a reverse stock split and analyzed the premiums paid in these transactions relative to the closing prices of the underlying common stock prior to the announcement of the transactions. The mean premiums observed for the one, 30, 60, 90, and 120-day periods were as follows:

Comparable Transaction Premium Analysis
Company	Offer Price Per Share vs. Average Trading Price from:
	Annoucement	Last 30 Days	Last 60 Days	Last 90 Days	Last 120 Days	Last 12 Months
Edd Helms Group, Inc.	14.3%	14.3%	14.3%	14.3%	14.3%	-1.4%
Forgent Networks, Inc. (Asure Software)	71.4%	77.4%	78.5%	36.7%	36.7%	-26.6%
Gouverneur Bancorp, Inc.	19.0%	16.9%	17.0%	13.1%	13.1%	1.9%
Grill Concepts, Inc.	100.0%	79.1%	63.1%	19.5%	0.5%	-46.1%
Katy Industries, Inc.	135.3%	41.1%	47.1%	52.4%	59.9%	40.5%
Capital Properties, Inc.	8.2%	12.9%	15.2%	22.8%	22.8%	12.7%

Mean	58.0%	40.3%	39.2%	26.5%	24.5%	-3.2%
Standard Deviation	48%	28%	25%	14%	19%	28%

Over the time period during which the comparable transactions took place, the equity markets fell dramatically with the NASDAQ Composite falling 35.6% from 2,401 to 1,571. Accordingly, WoodRock focused on premiums paid over the average closing price as measured across the longest reported trading range (120 days) in order to reduce the influence of this market volatility on the measure of the premium.
Specifically, WoodRock reviewed reverse stock split transactions involving the following companies:

Edd Helms Group, Inc.	Grill Concepts, Inc.
Forgent Networks, Inc.	Katy Industries, Inc.
Gouverneur Bancorp Inc.	Capital Properties, Inc.
Discounted Cash Flow Approach. WoodRock considered using a discounted cash flow analysis to estimate a value for the Company in which WRC would calculate the present value of the projected future cash flows of the Company using the Company management’s projections for the fiscal years 2009 through 2013. Management currently projects that the Company will generate negative cash flow from operations for the foreseeable future. As a result, WoodRock determined that the discounted cash flow approach would not be an appropriate methodology to use in determining the fairness of the Cash Out Prices to be paid in the Transaction.
Allocation of Cost Savings Associated with the Transaction. WoodRock also reviewed the present value of the anticipated savings resulting from the Transaction. Based upon management’s expected cost savings and after estimating a potential range in the event that actual cost savings outcomes could vary by $232,500 (15%) per year, WRC established a range of premiums applicable to the current share price if a pro rata allocation of the savings were to be used as the basis for establishing the Cash Out Prices. This analysis indicates a range of prices above which there would not be a per-share economic justification for the Transaction.

	Low	Average	High
Estimated Additional Value/Premium Per Share	$1.26	$1.90	$2.54
Common Stock Price As of Close on August 17, 2009	$8.90	$8.90	$8.90

Implied Stock Price	$10.16	$10.80	$11.44

Disposition / Liquidation Analysis Approach. WoodRock derived an implied equity reference range for the Company by performing a disposition and liquidation analysis based on management’s and external third-party estimates of value. The analysis was based on an assessment of the estimated values of balance sheet assets net of liabilities of the Company under both an orderly disposition and more rapid liquidation scenario to establish a range of potential disposition / liquidation values for the Company. The analysis assumed no federal tax impact. Based on this analysis, the implied high and low equity values for the Company were in a range of $26.16 million to $54.37 million. When the implied equity values were divided by the common shares outstanding of 5,227,756 (assuming conversion of all preferred stock into common stock on a one-for-one basis), this analysis resulted in the following implied per share equity range for the Company:

(In millions of U.S.$, except per share data)	Low	Average	High

Estimated Asset Disposition Value	$123.75	$138.59	$153.44

Transaction Costs	$6.19	$6.93	$7.67
Total Claims by Creditors	$90.90	$90.90	$90.90
Total Claims by Preferred Stock Owners	$0.50	$0.50	$0.50

Total Remaining for Shareholder Distribution	$26.16	$40.26	$54.37

Implied Stock Price	$5.00	$7.70	$10.40

Miscellaneous Considerations. No single company or transaction used in the above analyses, as a comparison, is identical to the Company or the Transaction, and an evaluation of the results of the foregoing analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of WoodRock’s providing an opinion as to the fairness, from a financial point of view, of the Cash Out Prices to be paid in the Transaction and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold (including any future purchases or sales of Company securities), which are inherently subject to uncertainty.
The preparation of any fairness opinion is a complex process that involves the application of subjective business judgments in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical approaches were used by WoodRock, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular approaches. The overall conclusions of WoodRock were based on all the analyses and factors described above, taken as a whole, and also based on WoodRock’s experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. WoodRock therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying this Fairness Opinion.
In connection with its analyses, WoodRock made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Analyses and estimates based upon forecasts of future results, including various contingencies called to our attention, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, neither the Company nor WoodRock nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, WoodRock has not been engaged to consider, and has expressed no opinion as to the effect of any possible changes in the assumptions or subsequent transactions as of the date of the Proxy Statement from those described to WoodRock in connection with the delivery of this Fairness Opinion.
Special Considerations on Fairness to Continuing Stockholders. WoodRock noted that implementation of the Transaction will require the Company to use a portion of its cash reserves to pay the Cash Out Prices, and also to pay other Transaction costs estimated at $500,000. Based on expected annual cost savings of approximately $1,550,000 resulting from the Transaction, WoodRock believes the Transaction to be an appropriate use, from a financial point of view, of the Company’s cash and a beneficial long-term result for the Company and its stockholders who will retain stock positions after the Transaction. WoodRock notes that the Transaction will most likely result in the Company’s stock trading at an individual post-split price per share that is significantly higher than the current price range as a result of the 1-for-250 reverse stock split. In addition, some continuing stockholders will have positions that are less than the traditional 100 share round lot. Because the Company’s shares will trade via electronic markets, WoodRock does not anticipate that trading in this new price range will meaningfully impair liquidity for continuing stockholders; furthermore any potential for liquidity impairment would not outweigh the net benefits of the Transaction to the Company and the continuing stockholders.
Conclusion. Based on its experience as an investment bank and subject to the various assumptions and limitations set forth in this Fairness Opinion, WoodRock is of the opinion that, as of the date of this Fairness Opinion, the Cash Out Prices to be paid to holders of common stock and preferred stock in the Transaction are fair, from a financial point of view, both to the stockholders all of whose shares will be repurchased and to the stockholders who will retain stock positions after the Transaction.
Engagement of WoodRock. The Board of Directors selected WoodRock to render its Fairness Opinion based on the experience of WoodRock in mergers, acquisitions, going private transactions, and in securities valuation generally. WoodRock is a nationally recognized investment banking firm that is continuously engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring, and private placements of debt and equity securities.
WoodRock has received a fee of $75,000 in connection with delivering this Fairness Opinion. WoodRock has not received any other fees for financial advisory or investment banking services from the Company or its affiliates. While there are no existing plans or arrangements in this regard, WoodRock reserves the right to provide other services to the Company in the future, for which it may receive a fee. No portion of the fee paid to WoodRock in connection with delivering this Fairness Opinion is contingent on the completion of the proposed Transaction or the conclusions set forth in its Fairness Opinion. In addition, and regardless of whether the proposed Transaction is completed, WoodRock is entitled to reimbursement from the Company of its reasonable and necessary out-of-pocket expenses incurred in connection with its services, including its reasonable and necessary attorneys’ fees and related expenses, as well as indemnification against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.
Sincerely,
WOODROCK & CO.
/s/ John P. Dennis, III
John P. Dennis, III
Principal, Managing Director
/s/ G. Clyde Buck
G. Clyde Buck
Managing Director

EXHIBIT B
PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF MAXXAM INC.
TO EFFECT REVERSE STOCK SPLIT
          MAXXAM Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:
          FIRST: That the name of the Corporation is MAXXAM Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s office on August 25, 2009.
          SECOND: Pursuant to the General Corporation Law of the State of Delaware, upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each share of the Corporation’s Common Stock and Preferred Stock issued immediately prior to the Effective Time (including each share of treasury stock) shall automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below, be reclassified as and reduced to 1/250th of a share of Common Stock or Preferred Stock, as applicable (the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall be $125.00 per share. The par value of the Corporation’s Preferred Stock following the Reverse Stock Split shall be $125.00 per share. No certificates representing fractional shares of Common Stock or Preferred Stock will be issued in connection with the Reverse Stock Split. Each holder of Common Stock at the Effective Time who would otherwise be entitled to receive a fractional share of Common Stock shall, in lieu thereof and upon the surrender of the holder’s Old Certificates (as defined below), be entitled to receive a cash payment (without interest) from the Corporation’s transfer agent equal to the fractional share multiplied by $10.77. Each holder of Preferred Stock at the Effective Time who would otherwise be entitled to receive a fractional share of Preferred Stock shall, in lieu thereof and upon the surrender of the holder’s Old Certificates (as defined below), be entitled to receive a cash payment (without interest) from the Corporation’s transfer agent equal to the fractional share multiplied by $11.52. Each certificate that immediately prior to the Effective Time represented shares of Common Stock or Preferred Stock (“Old Certificates”) shall thereafter represent the number of shares of Common Stock or Preferred Stock, as applicable, into which the shares of Common Stock or Preferred Stock represented by the Old Certificate shall have been reclassified and reduced.
          THIRD: That the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 62,000 (sixty-two thousand) shares, consisting of:
     (a) 10,000 (ten thousand) shares of the par value of $125 per share, which shall be designated Preferred Stock; and
     (b) 52,000 (fifty-two thousand) shares of the par value of $125 per share, which shall be designated Common Stock.”
          FOURTH: That the first paragraph of Section (C)(6) of Article Fourth and the numbered paragraph 1 thereunder are hereby amended and restated in their entirety as follows:
     “6. Pursuant to the authority expressly granted to and vested in the Board of Directors of the corporation by the provisions of its Certificate of Incorporation, as amended, the Board of Directors of the corporation hereby creates a class of Preferred Stock of the corporation to consist of 6,000 shares of Preferred Stock, $125 par value per share, which the corporation now has authority to issue, and the Board of Directors of the corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such class of Preferred Stock (in addition to the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the corporation which are applicable to Preferred Stock of all classes and series) as follows:

B-1

     1. Designation and Number. The distinctive designation of the class shall be Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock (hereinafter, “Class A Preferred Stock”); the number of shares of Class A Preferred Stock which the corporation is authorized to issue shall be 6,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the corporation.”
          FIFTH: That all references to “$0.05” in Sections (C)(6)(3)(a) and (c) of Article Fourth be amended and replaced in their entirety with “$12.50.”
          SIXTH: That all references to “$.75” in Section (C)(6)(4)(a) of Article Fourth be amended and replaced in their entirety with “$187.50.”
          SEVENTH: That Section (C)(7)(1) of Article Fourth is hereby amended by replacing all references to “90,000” with “360.”
          EIGHTH: That Section (C)(7)(2)(a) of Article Fourth is hereby amended by replacing “$1.00” with “$250.”
          NINTH: That Section (C)(7)(2)(b) of Article Fourth is hereby amended by replacing “Common Stock, par value $.50 per share” with “Common Stock, par value $125 per share.”
          TENTH: That Section (C)(7)(6)(A) of Article Fourth is hereby amended by replacing all references to “$75.00” with “$18,750.”
          ELEVENTH: That Section (C)(7)(6)(B) of Article Fourth is hereby amended by replacing “Preferred Stock (including the Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share (the “Class A Preferred Stock”)” with “Preferred Stock (including the Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock, par value $125 (the “Class A Preferred Stock”)).”
          TWELFTH: That Section B of Article Fourteenth is hereby amended by replacing all references to “Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, par value $.50 per share” with “Class A $12.50 Non-Cumulative Participating Convertible Preferred Stock, par value $125 per share.”
          This Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate”) has been duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation has duly adopted resolutions setting forth the amendments proposed by this Certificate, has declared the advisability of this Certificate and has called a special meeting of the stockholders entitled to vote in respect hereof for the consideration of this Certificate in accordance with Section 222 of the DGCL. A majority of the voting power of the outstanding stock entitled to vote on the amendments contemplated by this Certificate has approved this Certificate.
          IN WITNESS WHEREOF, this Certificate has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of [            ], 2009.

MAXXAM INC.
By:
[Name & Title]

B-2

[PRELIMINARY COPY] REVOCABLE PROXY SPECIAL MEETING OF STOCKHOLDERS MAXXAM INC. 1330 POST OAK BOULEVARD, SUITE 2000 HOUSTON, TEXAS 77056-3058 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Bernard L. Birkel, M. Emily Madison, and Valencia A. McNeil, and each of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of MAXXAM Inc. (“MAXXAM” or the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) of the Company to be held at Four Oaks Place, [___], located at 1330 Post Oak Boulevard, Houston, Texas, on October [XX], 2009 at 4:30 p.m. local time, and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE INDICATED AMENDMENTS TO MAXXAM’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE DESIGNATED PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF MAXXAM INC. October [XX], 2009 Common Stock This Proxy may be revoked at any time before it is voted by: (i) filing with the Company’s Corporate Secretary at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company’s Corporate Secretary at or before the Meeting; or (iii) voting at the Meeting in person, either directly or by means of a duly appointed proxy (attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect. The below signed person acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Special Meeting and a Proxy Statement. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Special Meeting, Proxy Statement and Proxy Card are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10654 Please date, sign and mail your proxy card in the envelope provided as soon as possible.
? Please detach along perforated line and mail in the envelope provided.?
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. THE APPROVAL OF EACH OF THE PROPOSALS IS CONDITIONED ON APPROVAL OF EACH OF THE OTHER PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X
MAXXAM INC. FOR AGAINST ABSTAIN 1. The amendment of MAXXAM’s Certificate of Incorporation ? ? ? to effect a 1-for-250 reverse stock split of MAXXAM’s Common Stock. 2. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class A Preferred Stock. 3. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class B Preferred Stock. 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies previously given by the undersigned.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and ? indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[PRELIMINARY COPY] REVOCABLE PROXY SPECIAL MEETING OF STOCKHOLDERS MAXXAM INC. 1330 POST OAK BOULEVARD, SUITE 2000 HOUSTON, TEXAS 77056-3058 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Bernard L. Birkel, M. Emily Madison, and Valencia A. McNeil, and each of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Class A Preferred Stock of MAXXAM Inc. (“MAXXAM” or the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) of the Company to be held at Four Oaks Place, [], located at 1330 Post Oak Boulevard, Houston, Texas, on October [XX], 2009 at 4:30 p.m. local time, and at any and all adjournments and postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE INDICATED AMENDMENTS TO MAXXAM’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE DESIGNATED PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. (Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF MAXXAM INC. October [XX], 2009 Class A Preferred Stock This Proxy may be revoked at any time before it is voted by: (i) filing with the Company’s Corporate Secretary at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company’s Corporate Secretary at or before the Meeting; or (iii) voting at the Meeting in person, either directly or by means of a duly appointed proxy (attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect. The below signed person acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Special Meeting and a Proxy Statement. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Special Meeting, Proxy Statement and Proxy Card are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10654 Please date, sign and mail your proxy card in the envelope provided as soon as possible. ? Please detach along perforated line and mail in the envelope provided.? THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. THE APPROVAL OF EACH OF THE PROPOSALS IS CONDITIONED ON APPROVAL OF EACH OF THE OTHER PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X MAXXAM INC. FOR AGAINST ABSTAIN 1. The amendment of MAXXAM’s Certificate of Incorporation ? ? ? to effect a 1-for-250 reverse stock split of MAXXAM’s Common Stock. 2. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class A Preferred Stock. 3. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class B Preferred Stock. 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies previously given by the undersigned. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ? Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[PRELIMINARY COPY] MAXXAM SAVINGS PLAN MAXXAM INC. TO ALL PARTICIPANTS: A proxy statement setting forth the business to be transacted at the Special Meeting of Stockholders of MAXXAM Inc. to be held on October [xx], 2009 is enclosed. As a participant in the MAXXAM Savings Plan (the “Plan”), you can give the Trustee confidential instructions as to how you wish to vote the Common Stock of MAXXAM Inc. credited or contingently credited to your account. Through use of this Voting Instruction Form, you are entitled to one vote for each full share of such Common Stock credited to your account as of September 8, 2009. For your information, such shares cannot be voted at the meeting by individual employees because the shares are registered on our stock records in the Trustee’s name. Please exercise your voting rights by indicating your instructions, dating, signing, detaching and sending the Voting Instruction Form to the Trustee under the Plan, using the enclosed envelope. In order that the Trustee may carry out your instructions, it must receive this information by October [X], 2009. If no instructions are received by that date, the Trustee will not vote your stock. Those of you who own MAXXAM Inc. Common Stock outside of the Plan will, of course, receive separate proxies for those shares, which may be returned in the usual manner. Very truly yours, MAXXAM INC. Shawn M. Hurwitz, Chairman MAXXAM Inc. Savings Plan Investment Committee M. Emily Madison, Chairman MAXXAM Inc. Savings Plan Administrative Committee MAXXAM INC. Confidential Voting Instructions These confidential voting instructions are to Fidelity Management Trust Company, as Trustee for the MAXXAM Savings Plan (the “Plan”), and are solicited on behalf of the Board of Directors for the Special Meeting of Stockholders of MAXXAM Inc. to be held on October [XX], 2009. The undersigned, as a participant of the Plan, hereby directs the Trustee to vote (in person or by proxy) the number of shares of MAXXAM Inc. Common Stock credited to the undersigned’s account under the Plan at the Special Meeting of Stockholders indicated above, and at any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the meeting. (Continued and signature required on reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF MAXXAM INC. October [xx], 2009 Confidential Voting Instructions The below signed person acknowledges receipt from the Company, prior to the execution of these Confidential Voting Instructions, of a Notice of Special Meeting and a Proxy Statement. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Special Meeting, Proxy Statement and Proxy Card are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=10654 Please date, sign and mail your proxy card in the envelope provided as soon as possible. ? Please detach along perforated line and mail in the envelope provided.? THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. THE APPROVAL OF EACH OF THE PROPOSALS IS CONDITIONED ON APPROVAL OF EACH OF THE OTHER PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X MAXXAM INC. FOR AGAINST ABSTAIN 1. The amendment of MAXXAM’s Certificate of Incorporation ? ? ? to effect a 1-for-250 reverse stock split of MAXXAM’s Common Stock. 2. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class A Preferred Stock. 3. The amendment of MAXXAM’s Restated Certificate of ? ? ? Incorporation to effect a 1-for-250 reverse stock split of MAXXAM’s Class B Preferred Stock. 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies previously given by the undersigned. Your vote is confidential. The Trustee is directed to vote as specified hereon. If no directions are given, or if this form is not signed and returned, your shares will not be voted. You cannot vote your shares in person at the Special Meeting; the Trustee is the only one who can vote your shares. ALTHOUGH THE TRUSTEE TAKES NO STAND, MAXXAM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE INDICATED AMENDMENTS TO MAXXAM’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT. To change your address, please check the box at right and indicate your new address in the space above. ? Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this form.